UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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Cognizant Technology Solutions Corporation

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

cognizant
intuition engineered

Proxy Statement 2024

Proxy statement guide

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Frequently requested information

Board refreshment process	12
Committees of the Board	31
Director attendance	17
Director biographies	19
Director diversity	17
Director independence	18
Director qualifications	15
Director stock ownership guidelines	41
Diversity and inclusion	36
Human capital management	35
Risk oversight	31
Shareholder engagement	34

CEO compensation assessment	57
CEO pay ratio	82
Clawback policies	66
Compensation consultant	47
Compensation mix	49
Death benefits	78
Executive stock ownership guidelines	66
Peer group	47
Perquisites	66
Prohibitions on hedging, short sales, margin accounts and pledging	66
Retirement, death and disability policy	79
Severance benefits	67
Summary compensation table	70

Auditor fees	89
Auditor review and engagement	88
Proxy access	14

Why are we sending you these materials?

These materials are being made available to you (beginning on April      , 2024) in connection with Cognizant’s solicitation of proxies for our 2024 annual meeting of shareholders to be held via live webcast on June 4, 2024.

What do we need from you?

Please read these materials and submit your vote and proxy using the Internet, by telephone or, if you received your materials by mail, you can also complete and return your proxy by mail.

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Stephen J. Rohleder Chair of the Board of Directors April , 2024

To our shareholders

2023 was a year of transition and transformation at Cognizant. In January 2023, the Board of Directors named Ravi Kumar S as the company’s next CEO. Ravi quickly embedded himself with Cognizant’s associates, clients, partners and shareholders while tapping into the company’s entrepreneurial spirit and longstanding history of client centricity. He set out to recultivate a growth mindset within the company and identified three areas of strategic focus: accelerating growth to build and sustain momentum, becoming an employer of choice in our industry and simplifying operations to improve efficiency. The Board has worked closely with the entire leadership team to support the company’s strategy and has been pleased with the company’s early progress under Ravi’s leadership in positioning Cognizant for the significant market opportunities ahead.

We finished the year by welcoming Jatin Dalal to the company as its next CFO, succeeding Jan Siegmund who announced his plans in late summer to retire. Jatin joined Cognizant with over 20 years of technology services experience and a proven track record of financial and operational success in a complex and ever evolving industry. We are confident that Jatin’s experience will help reinforce the company’s efforts to improve revenue growth in the years to come.

Strengthening fundamentals

In a challenging and uncertain industry demand environment, the company achieved full year 2023 revenue of $19.4 billion (which was down slightly from the prior year), outperformed its operating margins targets, increased bookings 9% year-over-year and increased the mix of its total contract value (TCV) of deals valued at $50 million or more from approximately 20% of total bookings in 2022 to approximately 30% in 2023 while bookings for deals with TCV above $100 million increased 42% year-over-year.

While we have a lot of work ahead, we also have much to be proud of across all three operational priorities. Regarding accelerating growth, the company has continued to invest in platform-centric approaches to further differentiate Cognizant in select industries. We also introduced platforms and tools to help speed clients’ adoption of Generative AI (GenAI) and put us in a stronger position to capture the GenAI opportunity. Additionally, the company focused on large deal capabilities in 2023 by reorienting its teams to large deal demand generation and execution across all service lines. Second, regarding becoming an employer of choice, the company’s employee engagement scores improved in 2023 while voluntary attrition declined throughout the year to levels that are now in-line with industry performance. We were also pleased to see a corresponding improvement in Cognizant’s annual client net promoter score, which hit a historic high in 2023. This improvement underscores the interdependence of the employee and client experience and gives us confidence that the work we are doing today is having an impact and will help strengthen the business in the long run. And third, with respect to simplifying operations, the company further streamlined its operations, consolidated workspace, and reduced layers in the organization. These efforts, along with its cost management program, allowed the company to achieve a 2023 adjusted operating margin that exceeded our expectations from earlier in the year.

Board refreshment and shareholder engagement

The Board strives to optimize its balance of skills, knowledge, experiences and tenures to provide Cognizant with effective directors who can help navigate the company’s, and the market’s, changing business needs. In early 2023, Cognizant appointed three new independent directors who brought a wealth of knowledge and cross-industry experience to the Board. In January 2024, Nella Domenici resigned from the Board to pursue a nomination for the U.S. Senate for the State of New Mexico. The Governance Committee is evaluating potential candidates with a focus on women and is optimistic that we will be able to complete the search and appoint a new director before the end of the year. Despite the smaller size of our Board, which we expect to be temporary, we continue to have a diverse Board that is actively engaged with our employees and stakeholders.  Between November 2023 and February 2024, Sandra S. Wijnberg, Leo S. Mackay Jr. and I met with top shareholders representing approximately 35% of the company’s shares.  We discussed, and received their feedback on, topics including our strategic positioning, large deal execution, GenAI, and human capital.

Sustainability and diversity

The Board maintains oversight of Cognizant’s environmental, social and governance (ESG or sustainability) strategy, initiatives and policies. We are focused on topics such as Cognizant’s corporate social responsibility programs, employee wellbeing, diversity and inclusion efforts and the journey to become a lower-carbon business.

One area of progress in 2023 that I want to highlight is Cognizant’s ongoing efforts to foster a diverse and inclusive workforce, which we believe strengthens the company’s ability to understand and meet clients’ needs while reflecting the diversity of its clients and communities. In late 2023, Cognizant introduced Shakti, an initiative designed to unify our women-centric programs to further advance careers and boost women leadership in technology. Management also increased the percentage of women in leadership roles despite being in an economic environment in which the workforce was contracting for much of the year.

The Board invites you to attend the 2024 annual meeting of shareholders and thanks you for your continued support.

Sincerely,

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About Cognizant

Cognizant is one of the world’s leading professional services companies, with operations in major metro areas across nearly 50 countries around the world
Our purpose Why we exist We engineer modern businesses to improve everyday life	Our vision What we aspire to achieve To become the preeminent technology services partner to the Global 2000 C-Suite
Our values How we work

Start with a point of view	Seek data, build knowledge	Always strive, never settle	Work as one	Create conditions for everyone to thrive	Do the right thing, the right way

Our strategic priorities

How we measure our success

Accelerate growth	Become employer of choice	Simplify our operations

Build and sustain momentum to recapture our place as a market leader in growth	Attract, develop and retain top talent with an employee value proposition that aligns with our ambitions	Improve the efficiency of our business with a streamlined operating model that frees resources to fund further growth

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2023 Company snapshot

*	Revenues are attributed to geographic regions based upon client location, which is the client’s billing address.

Our financial results

1.	Adjusted diluted earnings per share, adjusted operating margin and free cash flow are not measurements of financial performance prepared in accordance with GAAP. See “Forward-looking statements and non-GAAP financial measures” on page 98 for more information and reconciliations to the most directly comparable GAAP financial measures.

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Meeting notice and voting roadmap

April      , 2024

John Kim Corporate Secretary	You are invited to participate in Cognizant’s 2024 annual meeting. If you were a shareholder at the close of business on April 8, 2024, you are entitled to vote at the annual meeting. The agenda for the meeting and the Board’s recommendation with respect to each agenda item are set out below. Even if you plan to attend, we encourage you to submit your vote as soon as possible through one of the methods below.

Logistics

The 2024 annual meeting will be a virtual meeting of shareholders conducted via a live webcast. We designed the format of the virtual annual meeting to ensure that our shareholders who attend the virtual annual meeting will be afforded comparable rights and opportunities to participate as they would at an in-person meeting. During the virtual annual meeting, you may ask questions and will be able to vote your shares electronically. To participate in the virtual annual meeting and access the list of shareholders, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. If your shares are held in street name and your voting instruction form or Notice of Internet Availability indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the annual meeting with the 16-digit access code indicated on that voting instruction form or Notice of Internet Availability. Otherwise, shareholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the annual meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the annual meeting.

A complete list of shareholders will also be available for examination by any shareholder during the ten days prior to the annual meeting for a purpose germane to the meeting by sending an e-mail to our corporate secretary at the e-mail address set out on page 103 stating the purpose of the request and providing proof of ownership of our common stock.

Date	Tuesday, June 4, 2024
Time	Online check-in begins: 9:15 a.m. Meeting begins: 9:30 a.m. (all times U.S. Eastern Time)
Place	Via live webcast – please visit www.virtualshareholdermeeting.com/CTSH2024
Voting
Who can vote	Shareholders as of our record date, April 8, 2024, are eligible to vote
Internet	www.proxyvote.com
Telephone	+1-800-690-6903 (this phone number will work internationally but is only toll-free for callers within the U.S. and Canada).
Mail	Sign, date and return the proxy card

Voting matters and Board recommendations
Proposal 1	Election of 12 directors	For See page 17
Proposal 2	Advisory vote to approve executive compensation (say-on-pay)	For See page 44
Proposal 3	Adoption of the company’s Amended and Restated Certificate of Incorporation	For See page 86
Proposal 4	Ratification of appointment of independent registered public accounting firm	For See page 88
Proposal 5	Shareholder proposal, if properly presented at the meeting	Against See page 90

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Proposal 1: Election of 12 directors

Elect the following 12 directors to serve until the 2025 annual meeting of shareholders

See page 17 for additional information regarding this proposal.

	Leadership roles / Committees	Key qualifications
Zein Abdalla, 65 Former President of PepsiCo Independent director since 2015	• Chair, Governance and Sustainability Committee • Compensation and Human Capital Committee	• Operations management • International business development • Public company leadership • Public company governance
Vinita Bali, 68 Former CEO and Managing Director of Britannia Industries and Former VP, The Coca-Cola Company Independent director since 2020	• Compensation and Human Capital Committee • Governance and Sustainability Committee	• Operations management • International business development • Public company leadership • Public company governance
Eric Branderiz, 59 Former EVP and CFO of Enphase Energy Independent director since 2023	• Audit Committee • Compensation and Human Capital Committee	• Technology and consulting services • Operations management • International business development • Public company governance • Finance, accounting and risk management
Archana Deskus, 58 EVP and Chief Technology Officer of PayPal Independent director since 2020	• Audit Committee • Compensation and Human Capital Committee • Finance and Strategy Committee	• Technology and consulting services • Security • Regulated industries • Operations management • International business development • Public company governance
John M. Dineen, 61 Former President and CEO of GE Healthcare Independent director since 2017	• Chair, Finance and Strategy Committee • Audit Committee	• Regulated industries • Operations management • International business development • Public company leadership • Public company governance
Ravi Kumar S, 52 CEO of Cognizant Director since 2023		• Technology and consulting services • Talent management • Operations management • International business development • Public company leadership • Public company governance
Leo S. Mackay, Jr., 62 SVP, Ethics and Enterprise Assurance of Lockheed Martin Independent director since 2012	• Chair, Compensation and Human Capital Committee • Audit Committee • Governance and Sustainability Committee	• Technology and consulting services • Security • Regulated industries • Operations management • Public company governance • Finance, accounting and risk management
Michael Patsalos-Fox, 71 Former Chairman, the Americas of McKinsey & Company and Former CEO of Stroz Friedberg Independent director since 2012	• Compensation and Human Capital Committee • Finance and Strategy Committee	• Technology and consulting services • Talent management • Security • International business development

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	Leadership roles / Committees	Key qualifications
Stephen J. Rohleder, 66 Former Group Chief Executive, North America and Chief Operating Officer of Accenture plc Independent director since 2022	• Chair of the Board of Directors • Audit Committee • Finance and Strategy Committee • Governance and Sustainability Committee	• Technology and consulting services • Talent management • Regulated industries • Operations management • International business development • Public company leadership • Public company governance
Bram Schot, 62 Former Chairman and CEO of Audi AG Independent director since 2023	• Finance and Strategy Committee • Governance and Sustainability Committee	• Operations management • International business development • Public company leadership
Joseph M. Velli, 66 Former Senior EVP of The Bank of New York Independent director since 2017	• Audit Committee • Compensation and Human Capital Committee	• Technology and consulting services • Regulated industries • Operations management • International business development • Public company leadership • Public company governance
Sandra S. Wijnberg, 67 Former CFO of Marsh & McLennan Companies and Former CAO of Aquiline Holdings Independent director since 2019	• Chair, Audit Committee • Finance and Strategy Committee	• Technology and consulting services • Talent management • Regulated industries • International business development • Public company governance • Finance, accounting and risk management

Board recommendation: Vote FOR each director nominee.

•	We have built an independent Board with broad and diverse experience and sound judgment that is committed to representing the long-term interests of our shareholders.

See our Board qualifications on pages 15-16 and our director nominees’ biographies starting on page 19.

Qualified	Our Board’s key qualifications
67% 33% 25% 50% 83% 92% 58% 83% 25%

Technology and Consulting Services
Talent Management

Security

Regulated Industries

Operations Management

International Business Development

Public Company Leadership

Public Company Governance

Finance, Accounting and Risk Management

Diverse	Our Board’s demographics (see also our Board diversity matrix on page 17)
	58% 50% 42% 25%	born outside the United States worked overseas racially/ethnically diverse female
Independent	92% directors are independent with five of such directors appointed since January 2020
Engaged	97% weighted average attendance of directors at 2023 Board and committee meetings
Tenure	Average: 5 years
	33% 33% 33%	0-2 years 3-6 years 7-10+ years
Age	Average: 63 years old
	25% 75%	50-60 years old > 60 years old
Except with respect to attendance at 2023 Board and committee meetings, information above is for our 2024 director nominees and excludes Nella Domenici, who resigned from the Board in order to pursue a nomination for U.S. Senate for the State of New Mexico in January 2024, at which time the size of the Board was decreased to 12.

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Proposal 2:  Advisory vote to approve executive compensation (say-on-pay)

Approve, on an advisory (non-binding) basis, the compensation of the company’s named executive officers.

Board recommendation: Vote FOR the approval, on an advisory (non-binding) basis, of our executive compensation.

•	Our compensation program ensures that incentives are aligned with our corporate strategies and business objectives.
•	61% of our current CEO’s 2023 target direct compensation and 50% of our non-CEO NEOs’ 2023 target direct compensation was performance-based.

See “Compensation discussion and analysis (CD&A)” on page 45.

Performance- driven and aligned with strategic priorities and shareholder interests	Cash	2023 Target direct compensation
• Base salary provides a stable source of cash income at competitive levels • Annual cash incentive (ACI) motivates and rewards achievement of short-term company financial objectives
Equity

•  Performance stock units (PSUs) incentivize shareholder return and reward achievement of long-term company financial objectives and performance of our common stock

•  Restricted stock units (RSUs) reward continued service and long-term performance of our common stock

Ambitious but attainable targets

Our performance-based compensation utilizes performance goals that are designed to be ambitious but attainable. In 2023, ACI was paid at 30.3% of target (for corporate leaders; a portion of the business unit leaders’ results are derived from their business unit performance). Our 2021-2023 PSUs paid at approximately 91.4% of target.

In making its decisions regarding executive compensation for 2023, the Compensation Committee considered the significant level of shareholder support our executive compensation program received from shareholders in 2023 (92% support), 2022 (90% support) and prior years.

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Proposal 3:  Adoption of the company’s Amended and Restated Certificate of Incorporation

Adopt the company’s Amended and Restated Certificate of Incorporation.

Board recommendation: Vote FOR the adoption of the company’s Amended and Restated Certificate of Incorporation. If approved, the Amended and Restated Certificate of Incorporation would:

•	Limit the liability of certain officers of the company as permitted by Delaware law;
•	Remove or revise obsolete provisions relating to the classification of our Board that are inapplicable because the declassification of our Board was completed in 2016, and include other technical and administrative updates; and
•	Restate the Certificate of Incorporation to reflect the foregoing amendments.

See “Adoption of the company’s Amended and Restated Certificate of Incorporation” on page 86

Proposal 4:  Ratification of appointment of independent registered public accounting firm

Ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the year ending December 31, 2024.

Board recommendation: Vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.

•	The Audit Committee is directly involved in the annual review and engagement of PwC to ensure continuing audit independence.
•	The continued retention of PwC is in the best interests of the company and its shareholders.

See “Audit matters” on page 88

Proposal 5:  Shareholder proposal

Vote on one shareholder proposal, if it is properly presented at the meeting.

Board recommendation: Vote AGAINST this proposal.

See page 90

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Corporate governance

Governance Highlights

Board composition and accountability
Board leadership	• Separate Board Chair and CEO positions since 2003; Mr. Rohleder has served as independent Chairman of the Board since January 2023
Board refreshment

•

Since 2020, the Board has elected six new independent directors – Ms. Bali and Ms. Deskus in 2020, Mr. Rohleder in 2022 and Mr. Branderiz, Ms. Domenici and Mr. Schot in 2023. Ms. Domenici subsequently resigned from the Board in January 2024 to run for the U.S. Senate for the State of New Mexico, at which time the size of the Board was decreased to 12.

Board diversity	• Of our 12 director nominees, 3 are female, 5 are racially or ethnically diverse and 7 were born outside the United States
Board evaluations	• Annual Board and committee evaluations to increase Board effectiveness and inform future Board refreshment efforts
Director independence	• The Board has determined that all director nominees, other than the CEO, are independent
Annual elections	• All of our directors are elected annually
Director overboarding policy and director time commitments

•

A director who serves as the named executive officer of the company or any other public company is not permitted to serve on the board of more than one other public company in addition to our Board

•

All other directors are generally not permitted to serve on the boards of more than three other public companies in addition to our Board

•

Board members are expected to ensure that their existing and future commitments do not interfere with their service on Cognizant’s Board. The Governance Committee annually reviews outside director time commitments to evaluate and confirm that all director nominees have demonstrated that they have committed and expect to commit appropriate time to serve effectively on the Board and its committees

Change in job responsibilities	• A director who experiences a material change in job responsibilities (other than retirement) is required to offer to resign
Board committees	• Each of our four committees consists solely of independent directors; each standing committee operates under a written charter, which is reviewed annually, that has been approved by the Board
Committee refreshment

•

The Governance Committee and the Board periodically, and at least annually, evaluate, among other things, the committee assignments of directors and adjust committee membership as needed in order to effectively allocate the mix of skills and experiences on each committee

Risk oversight	• The Board works through its committees and senior management to exercise oversight of the enterprise risk management process

Shareholder rights
Proxy access

•

One or more shareholders holding at least 3% of our common stock for at least 3 years may submit director nominees for inclusion in the company’s proxy statement for up to 25% of the Board or 2 directors, whichever is greater

Right to call special meeting

•

Shareholders holding a “net long position” of at least 10% of our outstanding shares of common stock for one year have the right to call a special meeting of shareholders, subject to applicable limitations and procedural limitations

Majority voting standard	• Each of our directors is elected by a majority of the votes cast in uncontested elections
Single voting class	• The only class of stock entitled to be voted at the annual meeting is our common stock
Shareholder engagement

•

We prioritize regular engagement with our shareholders regarding matters of governance, strategy, management engagement with the Board, talent, the progress of and addressing business goals through ESG and other governance topics; in late 2023 and early 2024, Mr. Rohleder, as Board Chair, Mr. Mackay, as Chair of the Compensation and Human Capital Committee, and Ms. Wijnberg, as the Chair of the Audit Committee, participated in these meetings

No poison pill	• We do not have a poison pill or similar shareholder rights plan
Cash severance policy

•

Our Senior Executive Cash Severance Policy provides that the company will not enter into any new employment agreement or severance or separation arrangement or agreement with any company senior executive, or establish any new severance plan or policy covering any company senior executive, in each case, that provides for cash severance benefits exceeding 2.99 times the sum of the senior executive’s base salary plus target bonus for the year of termination, without seeking shareholder approval or ratification

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Board composition and refreshment

Annual shareholder vote to elect directors

Majority voting standard

All directors are elected annually and subject to a majority voting standard. Our by-laws provide that the voting standard for the election of directors in uncontested elections is a majority of votes cast. Any director who does not receive a majority of the votes cast for his or her election must tender an irrevocable resignation that will become effective upon acceptance by the Board. The Governance and Sustainability Committee (the “Governance Committee”) will recommend to the Board whether to accept the director’s resignation within 90 days following the certification of the shareholder vote. The Board will promptly disclose whether it has accepted or rejected the director’s resignation, and the reasons for its decision, in a Current Report on Form 8-K. The Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Assess Board composition and refreshment

Our Board periodically reviews its composition and seeks to recruit additional members who will enhance the skills and characteristics of the Board as a whole to support the company’s business and strategy and the long-term interests of our shareholders. By following this process and looking at a variety of attributes and criteria, the Board seeks to identify director candidates who can bring a broad range of perspectives and experiences, effectively contribute to the Board and complement our existing directors.

Among other things, the Board considers:

Director diversity, including as to gender, race, age, national origin and cultural background.

•	Our Board has committed to include women and persons with ethnically or racially diverse backgrounds in each pool of candidates from which we select new director nominees (known as the “Rooney Rule”); for example, our Board membership has increased from one woman in 2019 to four women in 2023 and, following Ms. Domenici’s resignation, three women nominees for election at this meeting. See page 17.
•	With the recent departure of Nella Domenici from our Board in order to run for the U.S. Senate for the State of New Mexico and corresponding decrease in the size of our Board, the Board is currently reviewing possible candidates for an additional director and remains committed to maintaining Board gender diversity. See page 18.
•	The Board evaluates the effectiveness of its director diversity efforts through its annual self-evaluation process and on an ongoing basis through its director candidate search processes.
Attention and focus by each director in light of other obligations. Our corporate governance guidelines provide that directors are:
•	Required to offer to resign from the Board following a material change in job responsibilities (other than retirement).
•	Limited to service on no more than three other public company boards in addition to the company’s Board (one if the director is a public company named executive officer).

Relevant skills and experience for a Fortune 200 public company, a global professional services and technology company and the company’s strategy. See pages 15 to 16

Balance of tenures between knowledge of the company and fresh perspectives and insights.

Director independence and avoiding conflicts of interest.

•	Our Board considers other positions a director or a director candidate has held or holds (including other board memberships) and any potential conflicts of interest to ensure the continued independence of the Board and its committees.
•	There are no family relationships among any of our directors, executive officers and key employees.
•	Our Board determines independence in accordance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”).

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Board refreshment

The Board annually reviews each director’s continuation on the Board and seeks out new director candidates as needed to ensure that the backgrounds, qualifications and diversity of the directors as a group satisfy the company’s needs as a large, publicly traded company and in light of its strategy (see pages 12 to 16).

Identify, evaluate and appoint director candidates

Search process and recommendations

Governance Committee search

The Governance Committee develops criteria for any search process, including any specific desired skills, experiences, characteristics or qualifications. The committee typically engages an independent director search firm and has committed to following the Rooney Rule in creating the pool of candidates from which we select new director nominees. This means that our Board has committed to include women and persons with ethnically or racially diverse backgrounds in each pool of candidates from which we select new director nominees. A subset of directors may be tasked by the committee with leading a search process.

Internal recommendations

Independent directors, management and others may recommend potential candidates to the Governance Committee.

Shareholder recommendations

Shareholders may recommend candidates to the Governance Committee by sending to the company’s Corporate Secretary:

•	The name(s) of the proposed director candidates
•	Appropriate biographical information and background materials
•	A statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 3% of the company’s common stock for at least three years

Appointment of directors

The Board may appoint directors at any time during the year. Typically, such appointments follow a search process or recommendation as set out above and a recommendation from the Governance Committee to the Board. The process for shareholder-recommended candidates is substantially the same.

Governance Committee recommendation process

•	Discuss, assess and interview candidates
•	Evaluate candidates based on desired skills and characteristics
•	Recommend nominees to the Board

Board nomination and appointment process

•	Interview, discuss and assess candidates recommended by the Governance Committee
•	Analyze independence
•	Appoint directors to the Board

Chair and committee appointments

Typically, at its first quarterly meeting following the annual meeting of shareholders, the Board reviews the committee assignments of directors and appoints (or reappoints) directors to committees as the Board continues to strive towards optimizing its balance of director skills and tenures as part of its ongoing refreshment program. It also reviews the committee and Board Chair appointments and makes appointments (or reappointments) to such positions. The Board also monitors director workload and Board and committee requirements throughout the year and will make committee and Chair changes as needed. See page 33 for additional information regarding recent committee changes and appointments.

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Annual Board self-evaluation

The Board and each of its committees annually undertakes a self-evaluation process to help ensure continued effectiveness. This process is overseen by the Governance Committee, and may vary each year in order to balance the benefits of different approaches. For 2023, the Board self-evaluation process was conducted via an online survey of our directors to gather input on the effectiveness of the Board and committee compositions and structure, relevance and timeliness of Board and committee meeting topics and the communication and reporting processes between management and the Board. The survey results were then reported to the Board, which reviewed and discussed them, and provided related feedback to members of management.

Annual Board nomination of directors for annual meeting

Prior to the Board making its annual recommendation to shareholders for the election of directors, the Governance Committee reviews the composition of the Board based on the desired overall skills and characteristics of the Board as a whole to support the company’s business and strategy and the long-term interests of our shareholders. The Governance Committee also reviews directors’ time commitments to evaluate and confirm that all director nominees have demonstrated that they have committed and expect to commit appropriate time to serve effectively on the Board and its committees. See page 18 for additional information on director time commitments. The Governance Committee then makes a recommendation to the Board, which reviews such recommendation, analyzes the independence of the director nominees and makes its recommendation to shareholders. See pages 17 to 30 for the Board’s 2024 director nominees for the annual meeting.

Proxy access - shareholder nominations of directors for annual meeting

Shareholder-submitted director nominees who satisfy the requirements in the company’s by-laws are included in the company’s proxy statement. See “Director Nominees Via Proxy Access” on page 93.

3% for 3 years One or more shareholders holding at least 3% of the company’s common stock for at least 3 years may submit director nominees for inclusion in the company’s proxy statement.

25% of the Board Shareholder-submitted nominees may be submitted via proxy access for up to 25% of the Board or 2 directors, whichever is greater.

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Board qualifications

The following descriptions highlight the key skills and experiences our Board has identified as desirable in light of our company characteristics and strategic priorities (see page 4), as well as the director nominees with the most significant levels of experience in such areas. In many instances, other directors not appearing in a particular category may also have a significant level of experience in the area, as may be evident from their biographies, but were not included due to this presentation’s focus on only those directors with the most significant levels of experience in the respective areas.

Technology and consulting services

Qualification: extensive experience in senior leadership roles at companies in the technology and consulting fields

Relevance to our business and strategy: we are a global professional services organization focused on accelerating our growth in providing technology and consulting services to many of the world’s leading companies

Branderiz Velli	Deskus Wijnberg	Kumar	Mackay	Patsalos-Fox	Rohleder

Talent management

Qualification: a deep understanding of the dynamics of a people-based business obtained from experience as a senior leader in a large professional services organization

Relevance to our business and strategy: we view our people as our most important asset and seek to become an employer of choice  among global professional services organizations

Kumar	Patsalos-Fox	Rohleder	Wijnberg

Security

Qualification: expertise in information security

Relevance to our business and strategy: we are focused on our risk management strategy and our business is critically dependent on our ability to maintain the confidentiality of sensitive business and personal data of our clients and our clients’ customers, in addition to our own such data

Deskus	Mackay	Patsalos-Fox

Regulated industries

Qualification: particular knowledge of certain regulated industries such as financial services and healthcare

Relevance to our business and strategy: our company is highly dependent on customers concentrated in certain regulated industries where clients face unique challenges and where we benefit from industry expertise in Board oversight of the company’s strategy and regulatory compliance

Deskus	Dineen	Mackay	Rohleder	Velli	Wijnberg

Operations management

Qualification: experience serving as a CEO, chief operating officer or similar position with operational oversight of a large organization

Relevance to our business and strategy: we are in pursuit of continued growth and increased profitability, which is aided by valuable administrative and operational insights at the Board level

Abdalla Mackay	Bali Rohleder	Branderiz Schot	Deskus Velli	Dineen	Kumar

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International business development

Qualification: experience overseeing corporate strategy and development or managing large non-U.S. organizations

Relevance to our business and strategy: as we continue to focus on growing our business, including through acquisitions and geographic expansion, we value insight into the challenges and risks, as well as the means of successfully overcoming such challenges and risks, with respect to acquiring and integrating other companies and undertaking continued international expansion of our business

Abdalla Patsalos-Fox	Bali Rohleder	Branderiz Schot	Deskus Velli	Dineen Wijnberg	Kumar

Public company leadership

Qualification: service in a CEO, president or senior executive business role directing strategy and management at a large, publicly traded company or significant business unit of such a company

Relevance to our business and strategy: we are a large, global organization focused on simplifying our operations and accelerating our growth and value practical experience and understanding as well as experience addressing the challenges of large-scale operations and experience identifying and developing leadership qualities for the management team that takes on such challenges

Abdalla Velli	Bali	Dineen	Kumar	Rohleder	Schot

Public company governance

Qualification: current or recent service on the boards of other U.S.-listed public companies

Relevance to our business and strategy: we are a U.S.-listed public company and it is important for us to maintain good corporate governance practices and have insight into U.S. public company board practices, including with respect to Board management, relations between the Board and senior management, Board refreshment, management succession planning, risk management and executive compensation

Abdalla Mackay	Bali Rohleder	Branderiz Velli	Deskus Wijnberg	Dineen	Kumar

Finance, accounting and risk management

Qualification: financial accounting and reporting, regulatory compliance and risk management experience derived from serving in roles such as CFO, Chief Accounting Officer, Controller, head of internal audit or chief risk officer of a large, global, publicly traded company or as an audit partner at a public accounting firm

Relevance to our business and strategy: we are a large, publicly traded company with a global footprint and complex financial, accounting and risk management needs, and we are focused on maintaining appropriate finance, accounting and risk management practices

Branderiz	Mackay	Wijnberg

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Proposal 1:  Election of 12 directors

The Board unanimously recommends a vote FOR all the director nominees listed.

What are you voting on?

At the annual meeting, 12 directors are to be elected to hold office until the 2025 annual meeting and until their successors have been duly elected and qualified. All nominees are current directors and all nominees were elected by shareholders at the 2023 annual meeting.

In the event any of the nominees should become unable to serve or for good cause will not serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board, or the Board may elect to reduce its size. The Board has no reason to believe that the nominees named herein will be unable to serve if elected. Each of the nominees has consented to being named in this proxy statement and to serve if elected.

Director nominees

Presented on the following pages are the 12 director nominees recommended by the Board for election at the 2024 annual meeting.

Director attendance

There were 15 meetings of the Board in 2023. Each director in 2023 attended at least 75% of the aggregate of (i) all meetings of the Board held during the period in which he or she served as a director and (ii) the total number of meetings held by the committees on which he or she served during the period, if applicable. All committee meeting numbers and attendance percentages include attendance at any applicable sub-committee meetings.

Weighted average attendance of directors at 2023 meetings

98%	94%		100%		96%		96%
Board of Directors	A	Audit Committee	C	Compensation and Human Capital Committee	F	Finance and Strategy Committee	G	Governance and Sustainability Committee

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of shareholders. For the 2023 annual meeting, which was virtual, Mr. Kumar acted as Chair and all of the other 12 then-current non-employee directors attended virtually.

Board diversity matrix (as of April      , 2024)

As part of our commitment to diversity, we prioritize diversity on our Board of Directors.

Total Number of Directors: 12
Part 1: Gender Identity*	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	9	—	—
Part 2: Demographic Background*	Female	Male	Non-Binary	Did Not Disclose Demographic Background
African American or Black	—	1	—	—
Alaskan Native or American Indian	—	—	—	—
Asian (including South Asian)	2	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
Two or More Races or Ethnicities	—	1*	—	—
Did Not Disclose Demographic Background	—	—	—	—
LGBTQ+	—	—	—	—
Military Veterans	—	1	—	—
* Information was voluntarily provided by directors and reflects self-identified attributes. The director who self-identified as two or more races or ethnicities did not disclose the specific races or ethnicities

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Key governance practices

Shareholder rights and engagement	Board of Directors

Annual director elections / no classified Board	Majority of independent directors (11 of 12 director nominees)
Proxy access	Separate independent Board Chair and CEO positions since 2003
Shareholder right to call a special meeting (10% threshold)	Annual Board and committee self-assessments
Annual vote to ratify executive compensation	Majority voting in director elections
Annual vote to ratify selection of independent registered public accounting firm	A director who experiences a material change in job responsibilities (other than retirement) is required to offer to resign
No poison pill	Regular executive sessions of independent directors
Each share of company common stock is entitled to one vote on matters put to a shareholder vote	Directors limited to service on no more than three other public company boards (one other board if the director is a public company NEO)

Board member independence

Other than Mr. Kumar as our CEO, each of our director nominees has been determined by the Board to be an “independent director” under the rules of Nasdaq, which require that, in the opinion of the Board, such person not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Board determined that each of Maureen Breakiron-Evans and Nella Domenici was an “independent director” while they served on the Board through their retirement on June 6, 2023 and resignation on January 17, 2024, respectively.

Commitment to Board gender diversity

On January 17, 2024, Nella Domenici resigned from the Board in order to run for the U.S. Senate for the State of New Mexico. With her departure, the size of the Board was decreased to 12 directors and the Board’s ratio of women directors decreased from 31% to 25%. The Governance Committee is currently evaluating potential candidates for an additional Board position with a focus on women candidates.  We believe strongly that greater diversity of the Board improves the effectiveness of the Board for the benefit of the company and its shareholders. As such, the Governance Committee remains committed to Board diversity and is actively seeking highly qualified individuals from a variety of backgrounds. We consider gender diversity a high priority  and we are actively engaged in identifying candidates with the appropriate skills and experience. We expect that we will be able to complete the search and appoint a new director before the end of the year.

Director time commitments

Serving on the Board requires significant time and attention. Directors must spend the time needed and meet as often as necessary to properly discharge their responsibilities.  Each Board member is expected to ensure that his or her existing or future commitments do not interfere with such service. Our Corporate Governance Guidelines establish limits on our directors serving on public company boards:

•

A director who serves as a named executive officer of the company or any other public company is not permitted to serve on the board of more than one other public company in addition to the company’s Board

•

All other directors are not permitted to serve on the boards of more than three other public companies in addition to the company’s Board

The Board may grant exceptions on a case-by-case basis, taking into consideration whether doing so will not impair the director’s ability to effectively serve on the Board. Directors are expected to advise the Chair of the Board prior to accepting an invitation to serve on another public or private board.

The Governance Committee annually reviews outside director time commitments, including compliance with the requirements set forth above, the nature of and time involved in service on other boards and any other existing or anticipated outside directorship and leadership commitments. Based on its review, the Governance Committee has confirmed that all director nominees are in compliance, having demonstrated that they have committed and expect to commit appropriate time to serve effectively on the Board and its committees.

Director tenure considerations

The Governance Committee annually reviews each director’s continuation on the Board and considers a variety of factors in conducting its annual review, including the mix of capabilities on the Board, the need to ensure appropriate refreshment and change on the Board, the diversity of the Board in terms of backgrounds, expertise, capabilities and leadership, the degree of engagement and effectiveness of Board members and confirmation of interest in continuing to serve as a director.

The Board believes that the director nominees for 2024 have the right balance of skill sets, experiences and fresh perspectives to guide our management team in executing our long-term strategy for the benefit of our shareholders. Our nominees bring extensive and diverse business, financial, operating, regulatory and technology backgrounds from a variety of industries to our Board.

We also have a good balance of tenures on our Board, with a mix of both newer directors and more long-standing directors who have in-depth and historical knowledge of our company. Since 2020, we have brought six new independent directors onto our Board.

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Zein Abdalla Former President of PepsiCo Director Since 2015 Age 65 Independent	Committees	Birthplace Sudan	Education Imperial College, London University – B.S.

Mr. Abdalla brings to Cognizant’s Board of Directors decades of experience having led and shaped large-scale operations across the world as President and a manager of key divisions of PepsiCo.

Period	Relevant experience	Key Qualifications
1995-2014

PepsiCo, Inc. (PEP), a multinational food, snack and beverage company

President (2012 – 2014)

CEO, PepsiCo Europe (2009 – 2012)

President, PepsiCo Europe (2006 – 2009)

Various senior executive positions (1995 – 2006)

Public company leadership and experience leading and shaping large scale operations across the world from his global President role and decades of executive experience at a leading Fortune 50, Nasdaq-listed global company.

2012-2022	Past director positions The TJX Companies, Inc. (TJX), a retailer of apparel and home fashions
Since: 2017 2017 2016 2016

Select board and other positions

Mastercard Foundation – board member and chair (since 2020)

Kuwait Food Company K.S.C.P. – board member

Imperial College Business School Advisory Board – member

Mars, Incorporated – board advisor

Committees
A	Audit Committee	C	Compensation and Human Capital Committee	F	Finance and Strategy Committee	G	Governance and Sustainability Committee	Committee Chair	+	Audit Committee financial expert
Key qualifications :
Technology and consulting services	Talent management	Security	Regulated industries	Operations management	International business development	Public company leadership	Public company governance	Finance, accounting and risk management

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Vinita Bali Former CEO and Managing Director of Britannia Industries and Former VP, The Coca-Cola Company Director Since 2020 Age 68 Independent	Committees	Birthplace India	Education University of Delhi, India – B.A. Jamnalal Bajaj Institute of Management Studies in India – M.B.A.

Ms. Bali brings experience to the Cognizant Board of Directors gained through leading large multinationals in CEO and senior marketing and sales roles around the globe, having worked for over three decades with companies like Britannia Industries, The Coca-Cola Company and Cadbury Schweppes plc.

Period	Relevant experience	Key qualifications
2005-2014

Britannia Industries, an international food products company based in India and listed on the National Stock Exchange and Bombay Stock Exchange in India

Chief Executive Officer and Managing Director

Public company CEO experience directing and shaping strategy for an international food products company.

2003-2005	The Zyman Group, a marketing and communications strategy firm Managing Principal and Head of Business Strategy Practice, USA
1994-2003

The Coca-Cola Company (KO), a multinational beverage company

Officer, Vice President and Head, Corporate Strategy (2001 – 2003)

President, Andean Division (1999 – 2000)

Vice President, Marketing for Latin America (1997 – 1998)

Worldwide Marketing Director (1994 – 1997)

Executive-level business, operational and marketing leadership roles, based in the United States and Chile, for key divisions around the globe for a then Fortune 100, NYSE listed company.

1980-1994

Cadbury Schweppes plc, a multinational confectionery company

Senior marketing roles across a number of geographies, including South Africa, Nigeria, India and the U.K.

Senior business, operational and marketing leadership roles across a number of geographies for a leading multinational confectionery company.

Since: 2024 2021 2017

Current public company boards

Bajaj Auto Ltd. (BAJAJ-AUTO), a multinational automotive manufacturing company listed on the National Stock Exchange (“NSE”) in India

SATS Ltd. (S58), a leading provider of food solutions and gateway services and listed on the Singapore Stock Exchange

Syngene International Ltd., a research and manufacturing company listed on the NSE and Bombay Stock Exchange (“BSE”) in India

2014-2024 2018-2021 2014-2020

Past director positions

CRISIL Ltd., a global analytical company providing ratings, research and risk and policy advisory services listed on the NSE and BSE

Bunge Ltd. (BG), an agribusiness and food company

Smith & Nephew Plc (SNN), a global portfolio medical technology business

Committees
A	Audit Committee	C	Compensation and Human Capital Committee	F	Finance and Strategy Committee	G	Governance and Sustainability Committee	Committee Chair	+	Audit Committee financial expert
Key qualifications :
Technology and consulting services	Talent management	Security	Regulated industries	Operations management	International business development	Public company leadership	Public company governance	Finance, accounting and risk management

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Eric Branderiz Former Executive Vice President and Chief Financial Officer of Enphase Energy Director Since 2023 Age 59 Independent	Committees	Birthplace Argentina	Education University of Alberta – BCom	Certifications CPA in California

Mr. Branderiz brings to Cognizant’s Board of Directors experience in finance, accounting, M&A execution, risk management, ESG and corporate governance across various energy, semiconductor and technology sectors, including Enphase Energy and Tesla.

Period	Relevant experience	Key qualifications
2018-2022

Enphase Energy, Inc. (ENPH), a renewable energy and semiconductor technology company

Executive Vice President and Chief Financial Officer

Insight into the particular financial and operational challenges of a global business gained through his role as CFO of a public company.

2016-2018	Tesla, Inc. (TSLA), an automotive, software, semiconductor and renewable energy company Chief Accounting Officer and Corporate Controller
2010-2016

SunPower Corporation (SPWR), a solar energy system design and manufacturing company

Various senior roles, including Senior Vice President, Corporate Controller and Chief Accounting Officer and Senior Vice President, Head of Global Residential and Light Commercial Operations and Finance

2009-2010

Knowledge Learning Corporation (now KinderCare Learning Centers, LLC), an operator of child care and early childhood education facilities

Vice President, Corporate Controller, Corporate Treasurer, and Head of Subsidy Business Operations

2007-2009

Spansion, Inc. (Now Infineon Technologies, AG), a semiconductor manufacturer of flash memory, microcontrollers, mixed-signal and analog products, and system-on-chip solutions

Senior Vice President, Corporate Controller, Head of Sales & Marketing Finance, Tax and Treasury

2002-2005	Advanced Micro Devices, Inc. (AMD), a multinational semiconductor company Americas Controller
1996-2002	Ernst & Young LLP, a multinational professional services partnership Auditor
Since 2023	Current public company boards Fortive Corporation (FTV), a provider of essential technologies for connected workflow solutions across a range of end-markets
Since 2023 Since 2022	Select other director positions UNIVERS, a leading net zero technology provider AESC, a leading battery technology company

Committees
A	Audit Committee	C	Compensation and Human Capital Committee	F	Finance and Strategy Committee	G	Governance and Sustainability Committee	Committee Chair	+	Audit Committee financial expert
Key qualifications :
Technology and consulting services	Talent management	Security	Regulated industries	Operations management	International business development	Public company leadership	Public company governance	Finance, accounting and risk management

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Archana Deskus Chief Technology Officer of PayPal Director Since 2020 Age 58 Independent	Committees	Birthplace India	Education Boston University – B.S. Rensselaer Polytechnic Institute – M.B.A.

Ms. Deskus brings CTO and CIO experience to Cognizant’s Board of Directors, setting and leading the technology strategy for large global corporations, including PayPal, Intel, Hewlett Packard, Baker Hughes, Ingersoll Rand, Timex and North America HVAC.

Period	Relevant experience	Key qualifications
2022 to present

PayPal Holdings, Inc. (PYPL), a digital payments company

Executive Vice President, Chief Technology Officer (2023 – Present)

Executive Vice President, Chief Information Officer (2022 – 2023)

Extensive experience as a senior leader, setting and leading technology and information security strategy for a number of large, global technology companies across a diverse set of industries.

2020-2022	Intel Corporation (INTC), a technology company Senior Vice President, Chief Information Officer
2017-2020	Hewlett Packard Enterprise Company (HPE), an information technology company Senior Vice President, Chief Information Officer
2013-2017	Baker Hughes Incorporated, an oilfield services company acquired by General Electric in 2017 Vice President, Chief Information Officer
2011-2012	Ingersoll Rand Inc. (IR), an industrial manufacturing company Vice President, Chief Information Officer
2006-2011	Timex Group USA, Inc., a watch manufacturing company Vice President, Chief Information Officer
1987-2006

United Technologies Corporation, a provider of high technology products and services, and various affiliated entities

Vice President, Chief Information Officer of Carrier Corporation, a heating, air conditioning and refrigeration solutions company (2003 – 2006)

Various other positions (1987 – 2003)

Since 2019

Current public company boards

East West Bancorp, Inc. (EWBC), the holding company for East West Bank, the largest independent bank in Southern California; also on the board of subsidiary East West Bank (since 2019)

2018-2020 2016-2017 2014-2017

Select past positions

Data Science Institute of the University of Houston – advisory board member

IBM Global Technology Services – customer advisory board member

Junior Achievement of Southeast Texas – board member

Since 2022	Select other director positions DataStax, a real-time data for artificial intelligence company

Committees
A	Audit Committee	C	Compensation and Human Capital Committee	F	Finance and Strategy Committee	G	Governance and Sustainability Committee	Committee Chair	+	Audit Committee financial expert
Key qualifications :
Technology and consulting services	Talent management	Security	Regulated industries	Operations management	International business development	Public company leadership	Public company governance	Finance, accounting and risk management

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John M. Dineen Former President and CEO of GE Healthcare Director Since 2017 Age 61 Independent	Committees	Birthplace USA	Education University of Vermont – B.S.

Mr. Dineen brings to Cognizant’s Board of Directors experience from having managed several key business divisions of General Electric and in the healthcare industry from having served as President and CEO of GE Healthcare.

Period	Relevant experience	Key qualifications
2015-2022	Clayton, Dubilier & Rice LLC, an investment firm Operating Advisor (Healthcare sector)
1986-2014

General Electric Company (GE), a global digital industrial company

President and Chief Executive Officer, GE Healthcare (2008 – 2014)

Chief Executive Officer, GE Transportation (2005 – 2008)

Broad-based leadership, operations management, regulated industry and international business experience gained during his 28 years in leadership roles managing several key business divisions of GE, a then Fortune 20 business. Most recently he was president and CEO of London-based GE Healthcare, a leading provider of medical imaging, diagnostics and other health information technology and then $18 billion annual revenue enterprise with 50,000 employees around the world. He also served in several international management roles in Asia and Europe.

Since 2023	Current public company boards Lam Research Corporation (LRCX), a supplier of wafer-fabrication equipment and related services to the semiconductor industry
2018-2023 2015-2019

Select past director positions

Syneos Health, Inc. (SYNH), a biopharmaceutical solutions organization

Merrimack Pharmaceuticals, Inc. (MACK), a pharmaceutical company specializing in the development of drugs for the treatment of cancer

Committees
A	Audit Committee	C	Compensation and Human Capital Committee	F	Finance and Strategy Committee	G	Governance and Sustainability Committee	Committee Chair	+	Audit Committee financial expert
Key qualifications :
Technology and consulting services	Talent management	Security	Regulated industries	Operations management	International business development	Public company leadership	Public company governance	Finance, accounting and risk management

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Ravi Kumar S CEO of Cognizant Director Since 2023 Age 52	Birthplace India	Education Shivaji University – B.E. Xavier Institute of Management, India – M.B.A.

Ravi Kumar Singisetti (also referred to as Ravi Kumar S or Ravi Kumar) was appointed Chief Executive Officer of Cognizant in January 2023. In his role as CEO, Mr. Kumar sets the strategic direction of the company, promotes Cognizant’s client-first culture, and focuses on ensuring sustainable growth and driving long-term shareholder value.

He is a highly accomplished services industry executive with experience across digital transformation, traditional technology and engineering services, data and analytics, cloud and infrastructure, and consulting.

Period	Relevant experience	Key qualifications
2023 to present	Cognizant Chief Executive Officer Senior leadership, technology, consulting, talent management, operations management and international experience as CEO of Cognizant since January 2023
2002-2022

Infosys Limited (INFY), a global managing consulting, technology services and outsourcing company

President (2016 – 2022)

Various other positions (2002 – 2016)

Highly accomplished services industry executive with experience across digital transformation, traditional technology and engineering services, data and analytics, cloud and infrastructure, and consulting gained through progressively more senior executive leadership roles at Infosys, where, as President, he led the global services organization across all industry segments.

2002	Sapient (Now Publicis Sapient), a digital consulting company Director
2001-2002	Oracle Corporation (ORCL), a multinational computer technology company Business manager
2000-2001	Cambridge Technology Partners, a multinational professional services company that specializes in business and IT consulting AVP
1996-2000	PricewaterhouseCoopers, an international professional services brand of firms Senior consultant
Since: 2022	Current public company boards TransUnion (TRU), a global information and insights company
2021-2023	Past director positions Digimarc Corporation (DMRC), company that provides digital watermarking solutions
Since: 2024 2021 2020	Select other positions US-India Strategic Partnership Forum - Board member U.S. Chamber of Commerce – Board member New York Academy of Sciences – Board of Governors

Committees
A	Audit Committee	C	Compensation and Human Capital Committee	F	Finance and Strategy Committee	G	Governance and Sustainability Committee	Committee Chair	+	Audit Committee financial expert
Key qualifications :
Technology and consulting services	Talent management	Security	Regulated industries	Operations management	International business development	Public company leadership	Public company governance	Finance, accounting and risk management

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Leo S. Mackay, Jr. SVP, Ethics and Enterprise Assurance of Lockheed Martin Director Since 2012 Age 62 Independent	Committees	Birthplace USA	Education United States Naval Academy – B.S. Harvard University – M.P.P. Harvard University – Ph.D.

Dr. Mackay brings expertise in auditing and compliance, security, government contracting, and federal government senior policymaking to Cognizant’s Board of Directors through his positions at Lockheed Martin and in the Bush administration.

Period	Relevant experience	Key qualifications
2007 to present

Lockheed Martin Corporation (LMT), a Fortune 100 global security and aerospace company

Senior Vice President, Ethics and Enterprise Assurance (since 2018)

Senior Vice President, Internal Audit, Ethics and Sustainability (2016 – 2018)

Vice President, Ethics and Sustainability (2011 – 2016)

Vice President, Corporate Business Development and various other positions (2007 – 2011)

Extensive expertise in security, government contracting, auditing and compliance from his senior executive roles at one of the world’s largest and most well-known security and aerospace companies.

2005-2007	Integrated Coast Guard Systems LLC, a joint venture between Lockheed Martin and Northrop Grumman Corporation (NOC) President Operations management experience from his senior leadership roles.
2003-2005

ACS State Healthcare LLC (now part of Conduent), an IT/BPO services company in the healthcare space

Chief Operations Officer

Technology consulting and operations management experience specific to the healthcare industry from his role as COO.

2001-2003

United States Department of Veterans Affairs

Deputy Secretary and Chief Operating Officer

Operations management experience from having served as Deputy Secretary and COO of the U.S. Department of Veterans Affairs.

1997-2001	Bell Helicopter, a helicopter and tiltrotor craft manufacturer
Since 2020	Current public company boards Ameren Corporation (AEE), a public utility holding company
Since 2018	Select other positions Lockheed Martin Ventures, the venture capital arm of Lockheed Martin – investment committee member
2016-2023	Select past director positions USAA Federal Savings Bank, a federal savings bank

Committees
A	Audit Committee	C	Compensation and Human Capital Committee	F	Finance and Strategy Committee	G	Governance and Sustainability Committee	Committee Chair	+	Audit Committee financial expert
Key qualifications :
Technology and consulting services	Talent management	Security	Regulated industries	Operations management	International business development	Public company leadership	Public company governance	Finance, accounting and risk management

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Michael Patsalos-Fox Former Chairman, the Americas of McKinsey & Company and Former CEO of Stroz Friedberg Director Since 2012 Age 71 Independent	Committees	Birthplace Cyprus	Education University of Sydney – B.S. International Institute for Management Development, Lausanne, Switzerland – M.B.A.

Mr. Patsalos-Fox brings decades of experience counseling clients in the technology and consulting space to Cognizant’s Board of Directors, gained from his 32-year tenure in senior roles with McKinsey & Company and his role as CEO for Vidyo, as well as expertise in the cybersecurity space from his experience as CEO of Stroz Friedberg.

Mr. Patsalos-Fox served as Chair of Cognizant’s Board of Directors from September 2018 until January 2023.

Period	Relevant experience	Key qualifications
2017-2019	Vidyo, a cloud-based video conferencing services company Chairman and Chief Executive Officer
2013-2017	Stroz Friedberg, a global investigation and cybersecurity firm Chief Executive Officer Expertise and insight in the cybersecurity space from his experience as CEO.
1981-2013

McKinsey & Company, a global management consulting company

Senior Partner (1992 – 2013)

Board of Directors (1998 – 2010)

Chairman, the Americas (2003 – 2009)

Member of the Operating Committee (2003 – 2012)

Managing Partner of the New York (2001 – 2003) and New Jersey (1996 – 2001) offices, North American Corporate Finance and Strategy practice and European Telecoms practice

Decades of experience counseling clients in the technology and consulting space gained from his 32-year tenure with McKinsey & Company, where he also served in various senior leadership roles. Among other things, he brings talent management experience from leading a global professional services business and extensive experience developing a technology consulting business from leading the firm’s new business growth opportunities around data, analytics and software.

Since 2020	Select other director positions MIO Partners, Inc., an investment subsidiary of McKinsey & Company, Chairman of the board

Committees
A	Audit Committee	C	Compensation and Human Capital Committee	F	Finance and Strategy Committee	G	Governance and Sustainability Committee	Committee Chair	+	Audit Committee financial expert
Key qualifications :
Technology and consulting services	Talent management	Security	Regulated industries	Operations management	International business development	Public company leadership	Public company governance	Finance, accounting and risk management

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Stephen “Steve” J. Rohleder Chair of the Board of Directors Former Group Chief Executive, North America and Chief Operating Officer of Accenture plc Director Since 2022 Age 66 Independent	Committees	Birthplace USA	Education University of Texas, Austin – B.B.A.

Mr. Rohleder brings decades of experience overseeing operations, developing strategy, counseling clients and developing teams in the technology space to Cognizant’s Board of Directors, gained from his 35-year tenure in senior roles with Accenture and his roles as a board member and later CEO of GTY Technology Holdings.

Period	Relevant experience	Key qualifications
2015 to present	SGR Equity Investments, a private equity and venture capital company Principal Owner Oversight and direction of personal and family investments in private equity and venture capital opportunities.
2019-2020

GTY Technology Holdings Inc. (GTYH), a software as a service company that offers a cloud-based suite of solutions for the public sector in North America

Chairman, CEO and President

Public company CEO experience directing and shaping strategy for a North America technology company following several years of service as a member of the Board of Directors.

1981-2015

Accenture plc (formerly Anderson Consulting) (ACN), a global managing consulting, technology services and outsourcing company

Group Chief Executive, North America (2014 – 2015)

Group Chief Executive, Health & Public Service (2009 – 2014)

Global Chief Operating Officer (2004 – 2009)

Various other roles (1981 – 2004)

Extensive experience counseling clients in the technology and consulting space gained from his 35-year tenure with Accenture, a leading NYSE-listed global management consulting, technology services and outsourcing company. Gained senior leadership, technology, consulting, talent management, operations management, strategy, international business development and health and public service experience through progressively more senior leadership roles and experiences. While COO, he was responsible for leading Accenture’s strategic direction and overall operational performance and for all global operations in approximately 50 countries and 175 cities.

Since: 2016	Select other positions KungFu.AI, a professional services firm focusing on AI solutions for businesses – strategic advisor
2018-2020 2017-2020 2016-2020 2015-2019

Select past director and other positions

University of Texas Health Advisory Committee – member

Apogee, Inc., the largest provider of on-campus residential networks and video solutions in higher education – advisory board member

GTY Technology Holdings Inc. (GTYH), a software as a service company – director

Kony, Inc., a cloud-based enterprise mobility solutions company and mobile application development platform provider – advisory board member

Committees
A	Audit Committee	C	Compensation and Human Capital Committee	F	Finance and Strategy Committee	G	Governance and Sustainability Committee	Committee Chair	+	Audit Committee financial expert
Key qualifications :
Technology and consulting services	Talent management	Security	Regulated industries	Operations management	International business development	Public company leadership	Public company governance	Finance, accounting and risk management

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Abraham “Bram” Schot Former Chairman and CEO of Audi AG Director Since 2023 Age 62 Independent	Committees	Birthplace Netherlands	Education University of Bradford, England – Masters in Business Administration

Mr. Schot brings international strategic, leadership and transformational expertise to Cognizant’s Board of Directors from more than three decades of experience in the automotive industry, including management positions at DaimlerChrysler, Mercedes-Benz, Volkswagen Group and Audi.

Period	Relevant experience	Key qualifications
2011-2020

Volkswagen AG, a global manufacturer of automotive and commercial vehicles

Chairman & CEO of the Board of Management (Audi AG) (2018 – 2020)

Leadership experience for a significant business unit of a public company leading and shaping large scale operations across the world for a leading automotive manufacturer. Responsible for the transition of the established business model to improve sustainability and continue the push for electrification.

Member of the Board of Management (Volkswagen Group) (2018 – 2020)

Member of the Board of Management (Audi AG) (2017 – 2018)

Member of the Board of Management and Executive Vice President of Volkswagen Commercial Vehicles group (2011 – 2016)

Responsible for global marketing, sales and services for new business model vehicles.

2006-2011

Daimler AG/Mercedes-Benz Italia, Italian arm of Mercedes-Benz Group, a global automotive company

President and CEO

Executive level business and operational role, focusing on innovation, cost-optimization, and organizational effectiveness within the broader international company.

1998-2006

DaimlerChrysler Nederland and Mercedes-Benz Nederland, Netherlands arm of the Mercedes-Benz Group

President and CEO (2003 – 2006)

Various leadership roles, including previous responsibility as Marketing Director and for heading the Corporate Strategy and Planning department (1998 – 2003)

Since: 2023 2022 2020	Current public company boards Compagnie Financière Richemont SA (Richemont), a luxury goods holding company Signify NV, a multinational lighting company Shell plc (SHEL), a global energy company
Since: 2022 2022 2022 2021 2021 2021 2020

Select other positions

ADS-Tec Holding – senior advisor

Laureus Foundation – senior advisor

Next Mobility Labs GmbH – partner and senior advisor

SDA Bocconi School of Management in Milan, Italy – Associate Professor of Practice in Corporate Strategy

The Carlyle Group – senior advisor

Global Cleantec Management B.V. – senior advisor

TomTom, N.V. – senior advisor

Committees
A	Audit Committee	C	Compensation and Human Capital Committee	F	Finance and Strategy Committee	G	Governance and Sustainability Committee	Committee Chair	+	Audit Committee financial expert
Key qualifications :
Technology and consulting services	Talent management	Security	Regulated industries	Operations management	International business development	Public company leadership	Public company governance	Finance, accounting and risk management

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Joseph M. Velli Former Senior EVP of The Bank of New York Director Since 2017 Age 66 Independent	Committees	Birthplace USA	Education William Paterson University – B.A. Fairleigh Dickinson University – M.B.A.

Mr. Velli brings experience to Cognizant’s Board of Directors in creating, building and leading global large-scale technology, processing and software platform businesses as a Senior EVP for The Bank of New York and as CEO of ConvergEx Group.

Period	Relevant experience	Key qualifications
2016 to present	Lovell Minnick Partners, LLC, a private equity firm Advisory Council Member
2006-2014

ConvergEx Group, LLC, a provider of software platforms and technology-enabled brokerage services

Board Director (2014)

Chairman and CEO (2006 – 2013)

Significant experience in creating, building and leading large-scale technology, processing and software platform businesses for a broker-dealer in the financial services industry.

1984-2006

The Bank of New York (now BNY Mellon) (BK), a financial services institution

Senior Executive Vice President and member of the Senior Policy Committee; various leadership roles, including CEO of BNY Securities, Head of Investor Services and Head of Consumer Banking (1998 – 2006)

Executive Vice President (1992 – 1998)

Other leadership positions, including Head of Issue Services (1984 – 1992)

Senior executive leadership, technology, regulated industries and operations management experience from over two decades in senior business roles at a leading global financial institution. Among other things, he was involved in creating, building and leading large-scale technology, processing and software platform businesses and leading several key business lines, including global issuer services, global liquidity services, pension and 401(k) services, consumer and retail banking, correspondence clearing and securities services. His leadership positions also provided company turnaround and mergers and acquisitions experience.

Since: 2020 2014 2007

Current public company boards

AssetMark Financial Holdings, Inc. (AMK), a provider of financial, investment and consulting services

Computershare Limited, a global provider of corporate trust, stock transfer, employee share plan and mortgage servicing services listed on the Australian Securities Exchange

Paychex, Inc. (PAYX), a provider of payroll, human resource and benefits outsourcing services

2010-2014	Select past director positions E*Trade Financial Corporation

Committees
A	Audit Committee	C	Compensation and Human Capital Committee	F	Finance and Strategy Committee	G	Governance and Sustainability Committee	Committee Chair	+	Audit Committee financial expert
Key qualifications :
Technology and consulting services	Talent management	Security	Regulated industries	Operations management	International business development	Public company leadership	Public company governance	Finance, accounting and risk management

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Sandra S. Wijnberg Former CFO of Marsh & McLennan Companies Director Since 2019 Age 67 Independent	Committees	Birthplace USA	Education University of California, Los Angeles – B.A. University of Southern California, Marshall School of Business – M.B.A.

Ms. Wijnberg brings to Cognizant’s Board of Directors expertise in managing a large global professional services business from her role as CFO of Marsh & McLennan Companies, as well as a private equity perspective from her position as Partner and CAO of Aquiline Holdings.

Period	Relevant experience	Key qualifications
2007-2019

Aquiline Holdings, LLC, a registered investment advisory firm

Executive Advisor (2015 – 2019)

Partner, Chief Administrative Officer (2007 – 2014)

Private equity insights and expertise in the investment management sector and with registered investment company regulations from having served in executive and advisory capacities for an investment advisory firm.

2000-2006

Marsh & McLennan Companies, Inc. (MMC), a global professional services company

Senior Vice President and Chief Financial Officer

Extensive technology and consulting services, talent management, regulated industries, international business development and finance, accounting and risk management experience from her position as CFO of Marsh & McLennan, a then $11 billion annual revenue enterprise with 55,000 employees around the world providing risk and insurance services, risk consulting and technology and other consulting and investment management services.

1997-1999

Yum! Brands, Inc. (YUM), a global operator and franchisor of quick service restaurants

Senior Vice President, Treasurer and ultimately interim Chief Financial Officer

International business development and finance, accounting and risk management experience from her senior finance roles, including as interim CFO, at a large, global enterprise.

1994-1997

PepsiCo, Inc. (PEP)

Chief Financial Officer, KFC Corporation (1996 – 1997)

Vice President and Assistant Treasurer (1994 – 1996)

International business development and finance, accounting and risk management experience from senior finance roles, including as CFO of a significant subsidiary, at a leading Fortune 50, Nasdaq-listed global company.

Since: 2021 2016 2016

Current public company boards

Hippo Holdings, Inc. (HIPO), a homeowners’ insurance company

T. Rowe Price Group, Inc. (TROW), a global asset management firm

Automatic Data Processing, Inc. (ADP), a provider of human resources management software and services

2014-2016 2003-2016

Select past director and other positions

Office of the Quartet, U.S. Department of State Deputy Head of Mission, Jerusalem recruited to advance the Quartet’s Palestinian economic development mandate

Tyco International plc (now Johnson Controls International plc) – director

Committees
A	Audit Committee	C	Compensation and Human Capital Committee	F	Finance and Strategy Committee	G	Governance and Sustainability Committee	Committee Chair	+	Audit Committee financial expert
Key qualifications :
Technology and consulting services	Talent management	Security	Regulated industries	Operations management	International business development	Public company leadership	Public company governance	Finance, accounting and risk management

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Committees of the Board

Board

The Board exercises its oversight responsibilities both directly and through its committees. The same oversight structure is utilized with respect to the company’s enterprise risk management (“ERM”) program. The Board believes that its role in the oversight of the company, including its business, strategy and risks, is facilitated by our current Board leadership structure, with a strong independent Chair, as well as our committee structure, as it allows our four standing Board committees to play an active role in the oversight of the actions of management, including with respect to identifying risks and implementing effective risk management policies and controls.

Meetings in 2023: 15

Weighted average 2023 attendance of directors: 98%

Recent key focus areas

•	Strategic priorities
•	Leadership transitions
•	Artificial intelligence and re-skilling employees
•	IT and security modernization
•	Evolving employee expectations

Audit Committee
Meetings in 2023: 11 Weighted average 2023 attendance of directors: 94%

Key responsibilities and areas of risk oversight

•

Financial statements and publicly reported financial information

•

Internal controls over financial reporting

•

Company’s independent registered public accounting firm, including appointment, qualifications, independence and performance

•

Internal audit

•

Ethics and compliance

•

Enterprise risk management program

•

Security (including cybersecurity) and data privacy risks

•

Tax planning and strategy

•

Third party risks

•

Business continuity management

Recent activities and key focus areas

•

Reviewing and approving the 2023 financial statements and disclosure enhancements

•

Reviewing and selecting the independent auditor for the year ending December 31, 2024

•

Overseeing the internal audit department’s annual audit plan and budget

•

Overseeing the company’s continued IT and security modernization agenda

•

Overseeing material litigation and potential litigation

•

Overseeing compliance with legal and regulatory requirements, as well as the company’s code of ethics

7 members
Wijnberg	Branderiz	Deskus	Dineen
Mackay, Jr.	Rohleder	Velli

Audit Committee financial experts and financial literacy

Mr. Branderiz and Ms. Wijnberg are “audit committee financial experts” (per SEC rules), and all members of the committee can “read and understand fundamental financial statements” (per Nasdaq rules).

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Finance and Strategy Committee (“Finance Committee”)
Meetings in 2023: 7 Weighted average 2023 attendance of directors: 96%

Key responsibilities and areas of risk oversight

•

Assisting the Board with respect to corporate plans, strategies and objectives, including innovation strategies related to emerging technologies (including genAI), market and industry trends and allocation of funds for major expenditures

•

Capital structure and allocation

•

Dividend policies and stock repurchase programs

•

Enterprise resource planning and management

•

Growth and scalability of corporate processes and systems

•

Assisting the Board with respect to mergers and acquisitions strategy and execution

•

Capacity and effectiveness of service delivery operations, including the impact of emerging technologies such as genAI

•

Investor relations

•

Treasury matters, including hedging strategies

Recent activities and key focus areas

•

Overseeing the capital structure and allocation program, with approximately $1.6 billion in share repurchases and dividends in 2023 (see page 5)

•

Overseeing the deployment or potential deployment of capital for acquisitions aligned with our strategic priorities (see page 4)

•

Real estate strategy, including overseeing management’s plan for reducing annual real estate operating costs by rationalizing the company’s global real estate footprint

•

Overseeing the company’s responsible AI practices that are key to driving benefits and mitigating risks

6 members
Dineen	Deskus	Patsalos-Fox	Rohleder
Schot	Wijnberg

Compensation and Human Capital Committee (“Compensation Committee”)
Meetings in 2023: 7 Weighted average 2023 attendance of directors: 100%

Key responsibilities and areas of risk oversight

•

Evaluation and compensation of the CEO and other executive officers

•

Director compensation recommendations to the Board

•

Performance-based compensation arrangements

•

Equity-based compensation plans

•

Employment and severance agreements and other arrangements with executive officers

•

General talent engagement

•

Diversity and inclusion

•

Assessment of shareholder “say-on-pay” and “say-on-pay” frequency votes

•

Stock ownership guidelines

•

Clawback policies

Recent activities and key focus areas

•

Undertaking a detailed review of our talent engagement and diversity and inclusion efforts (see page 36), including continued oversight of the company’s efforts to empower and promote women leaders

•

Developing revised metrics and other design features for the 2024 ACI and 2024-2026 PSUs as described on page 54

•

Monitoring management’s efforts to reduce and mitigate previously experienced high levels of attrition in our organization

7 members
Mackay, Jr.	Abdalla	Bali	Branderiz
Deskus	Patsalos-Fox	Velli

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Governance and Sustainability Committee
Meetings in 2023: 5 Weighted average 2023 attendance of directors: 96%

Key responsibilities and areas of risk oversight

•

Nominations to the Board and Board committees, including evaluation of any shareholder nominees

•

Director independence recommendations to the Board

•

Annual Board self-evaluation process

•

Macro environment and geo-political risks, including immigration law changes and physical climate risk

•

Legal and regulatory risks, including intellectual property

•

Reviewing corporate governance structure and practices, including the company’s corporate governance guidelines

•

Public affairs and public policy initiatives

•

ESG (“Sustainability”) strategy, initiatives and policies including in the areas of climate change, environmental protection and sustainability, employee health and safety and corporate social responsibility programs

•

Director time commitments

Recent activities and key focus areas

•

Overseeing the Board’s 2023 self-evaluation process (see page 14)

•

Reviewing the company’s exposure to potential changes in immigration laws and regulations

•

Reviewing and approving the 2023 political spend disclosures and 2024 U.S. political contributions budget (only committee members who are U.S. citizens)

•

Overseeing the company’s enhancement of its Sustainability program and material Sustainability-related public disclosures

•

Overseeing the company’s roadmap and efforts towards reducing greenhouse gas emissions (see page 37) and mitigating physical climate risk

5 members
Abdalla	Bali	Mackay, Jr.	Rohleder
Schot

Management

Management is responsible for the day-to-day management of the company, including its business, strategy execution and risk management. As part of the committee oversight and risk management responsibilities under the committee charters, management provides regular updates to the Board and relevant committees.

Committee charters and composition changes

Each of the Board’s four standing committees — the Audit Committee, Finance Committee, Compensation Committee and Governance Committee —operates under a charter that has been approved by the Board and is available on the company’s website. See “Helpful Resources” on page 103.

As discussed in the proxy statement relating to our 2023 annual meeting of shareholders, filed with the SEC on April 21, 2023, the Board undertook an evaluation of, and effectuated certain changes to, the composition of its committees in March 2023. In addition, following his appointment to the Board in April, Mr. Schot was appointed to the Finance Committee in May 2023.

In December 2023, the Board made changes to the composition of its committees as follows: (1) moved Mr. Abdalla from the Finance Committee onto the Compensation Committee, (2) appointed Ms. Deskus to the Finance Committee and (3) appointed Mr. Schot to the Governance Committee. The Board is expected to re-assess committee composition after the appointment of any new directors, including appointment of any candidate identified as part of the process described on page 18.

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Board engagement activities

Shareholder engagement

Our Board values the input of our shareholders. It receives quarterly or more frequent updates on shareholder communications and is directly involved in responding to communications where appropriate. It also undertakes a formal governance-focused engagement process where select directors meet directly with a number of our large shareholders to solicit the input of shareholders on a proactive basis. We consider the valuable feedback and perspectives of our shareholders, which helps inform our decisions and our strategy, when appropriate. In late 2023 and early 2024, the topics in our formal engagement discussions with our large shareholders mostly focused on the company’s progress since Mr. Kumar was appointed as the new CEO in early 2023, large deal execution, generative AI, talent retention, succession planning, executive compensation, diversity and inclusion and other governance topics.

Winter 2023-2024 formal engagement

Attendance
Steve Rohleder B Chair	Leo S. Mackay, Jr. C Chair	Sandra Wijnberg A Chair
Mr. Rohleder (our Board Chair), Mr. Mackay (our Compensation Committee Chair) and Ms. Wijnberg (our Audit Committee Chair) participated in the engagement process and meetings with shareholders, supported by representatives from the company’s legal and investor relations functions.

Shareholder proposals at annual meeting

The Board reviews and takes positions with respect to any shareholder proposals submitted for consideration at the annual meeting. The Board also evaluates the voting results from the annual meeting, including with respect to shareholder proposals.

2023 Proposal – fair elections

For the 2023 annual meeting, we received a proposal requesting that the Board amend the by-laws to require shareholder approval for any advance notice by-law amendments that: (1) require the nomination of candidates more than 90 days before the company’s annual meeting, (2)  impose new disclosure requirements for director nominees, including disclosures related to past and future plans, or (3) require nominating shareholders to disclose limited partners or business associates, except to the extent such investors own more than 5% of the company’s shares. In light of the voting results below, the Board did not take any action regarding this proposal.

20.4% FOR	79.6% AGAINST

2023 Proposal – shareholder ratification of termination pay

For the 2023 annual meeting, we also received a proposal requesting that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus. In light of the voting results below, and the fact the Board had already adopted a cash severance policy in March 2023 that caps the amount of any cash severance benefits to executive officers at 2.99 times annual salary and bonus (see page 67), the Board did not take any further action regarding this proposal.

8.7% FOR	91.3% AGAINST

2024 Proposal, if properly presented at the meeting

For the 2024 annual meeting, we received one shareholder proposal. See page 90 for the proposal and the Board’s statement of opposition explaining why it has recommended that shareholders vote against the proposal.

RECOMMEND VOTE AGAINST

Employee engagement and global delivery operations review

Travel to India

Typically, our Board travels to India, where more than 70% of our employees and the core of our global delivery operations are located, every other year. Over the course of a week, directors meet with employees in a variety of forums, tour a number of our global delivery centers and engage in a review of our operations in India. Following a delay due to COVID-19, the Board’s most recent visit to India was in February and March 2023.

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1-on-1 meetings

At our quarterly Board meetings, our directors typically engage in 1-on-1 meetings with members of management and high-performing employees. When possible, these meetings are held in-person rather than virtually.

Keeping up-to-date with trends and legal developments

NACD membership

The company maintains a subscription for Board members to the National Association of Corporate Directors (“NACD”), a recognized authority focused on advancing board leadership and establishing leading boardroom practices. Our Board members attend programs sponsored by the NACD as well as events and summits sponsored by various universities, accounting firms, law firms and other governance firms, and speak on various topics at these events.

Updates from advisors

Our Board members periodically meet with advisors to discuss corporate governance and executive compensation developments, accounting standards changes and various legal and other topics from internal and external counsel, our independent registered public accounting firm and third-party advisors.

Sustainable outcomes

We recognize that our business operates within a larger context, including communities and the physical world, necessitating a broad view of how our business affects people’s lives economically, environmentally and socially and how social and environmental considerations impact our business. We strive to embed Sustainability considerations into our thinking, decisions and actions.

Supporting our people

Talent development

As a professional services company, our continued success depends on our ability to attract, develop and retain top talent. The Board is actively involved in overseeing our talent management and development, including the company’s diversity and inclusion efforts, as an integral part of its oversight of our business and strategy. Our focus on talent management and development stretches from the Board level to our more than 345,000 associates through programs overseen by management and reported on to the Board and its committees that are designed to identify, train and grow future leaders.

Board	Management
Executive officers
• Compensation Committee oversees the evaluation process. • Board oversees CEO and senior executive succession planning.	• CEO and Chief People Officer, as appropriate, participate in and assist the Compensation Committee and the Board in executive officer evaluations.
Senior leadership

•

The Board oversees management’s strategies for and progress in building a robust and diverse leadership pipeline, including hiring, development and movement of senior talent.

•

The Board periodically reviews the pipeline of potential internal successors to the members of the Executive Committee.

•

Executive Committee (consisting of our CEO and his direct reports) meets monthly, reviews VP+ leadership and oversees global leadership development strategies and approach for managing senior talent.

•

Fast-track development for high-performing and high-potential leadership talent through personalized assessments, executive coaching and executive education programs.

Leadership pipeline and professionals

•

Compensation Committee oversees the company’s general talent engagement (including retention, development and training) and diversity and inclusion programs and policies.

•

Board oversees the company’s management development.

•

Board has also had a recent focus on the employee attrition prevalent in industry, its impact on the company, and efforts to mitigate it.

•

Executive Committee includes talent management and development as an agenda item at periodic meetings, including deep dives on senior leadership talent, voluntary and involuntary attrition, areas of talent for investment, performance management and meritocracy, diversity and inclusion and driving high performing teams.

•

Annual global talent review of our leadership pipeline, plus a diverse set of leadership development opportunities, with targeted investments for our director level and above leaders.

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Leadership and technical training

From campus hire training to providing capability assurance programs for professional practitioners, our learning ecosystem fuels growth for associates at all levels. We look to empower our associates with the expertise needed to excel beyond their current roles. For example, we offer our associates continuous sustainability learning to help ensure that they are equipped to successfully develop their careers as opportunities emerge in the transition to lower carbon emissions. Our approach to talent development has been recognized by leading learning and development organizations.

Employee wellbeing

We are committed to fostering a culture of wellbeing, enabling care for our associates and their families through multiple stages of life. Cognizant’s inclusive wellbeing program, designed to increase access and awareness, includes: flexible work arrangements, financial wellbeing resources, mental health and resilience offerings including counseling, mindfulness and relationship support, health benefits supporting both preventative and critical care, and life-work balance services. Associate engagement in wellbeing is encouraged through manager training, wellbeing champions and executive sponsorship.

Diversity and inclusion (D&I)

At Cognizant, we are working every day to create conditions for our employees to thrive. We are continually improving our efforts over the long term to provide a diverse and inclusive workforce, which strengthens our ability to innovate, understand, and better meet our clients’ needs and aspirations, while reflecting the diversity of our clients and communities. We have D&I training and other programs in every geography where our employees are located, fostering inclusivity throughout our organization and culture.

We are focused on elevating the experience of work for women. In December 2023, we launched Shakti, a unified framework of women-centric programs and policies to accelerate careers and boost women leadership in technology. Through Shakti, the company plans to reframe current programs and policies and bring all women-centric initiatives under one umbrella for greater impact, including the women’s global leadership development program, Propel, which is designed to help shape and mobilize the careers of women in leadership roles across our organization. By the end of 2023, more than 1,600 women leaders from around the world had completed the Propel program. Shakti also includes RISE, a leadership development program for mid-level women associates in India, Returnship, a 12-week paid program focused on upskilling to return to work after a career break, and Be Gritty, a program that trains campus hires to develop a growth mindset.

Global affinity groups that are sponsored by Cognizant’s executive committee members and open to all associates welcome, nurture and provide safe spaces in which our employees can share their unique interests and aspirations.

•	Black, Latinx and Indigenous Group supports programming and initiatives that promote career development, mentoring, recruitment, retention and community building.
•	Embrace (LGBTQ+) provides a positive, supportive environment for lesbian, gay, bisexual, transgender, queer and other (“LGBTQ+”) colleagues to be their authentic selves at work and creates a strong community among LGBTQ+ associates and allies, including connecting with our clients’ LGBTQ+ networks to strengthen our client relationships.
•	Pan-Asian Group fosters a safe environment for open dialogue, provides resources to the community for career growth and leadership development and celebrates Pan-Asian heritage.
•	Race Equality Network empowers, assists, represents and improves the experience of Cognizant’s minority associates in Europe, the Middle East, Africa and Latin America.
•	Unite (Persons with Disabilities & Caregivers) brings together persons with disabilities and elevates the dialogue amongst the disabled and caregivers.
•	Veterans Network is committed to hiring and helping to prepare transitioning service members, veterans and military spouses for new jobs by, among other things, participating in national and local partnerships, job fairs, career conferences and sponsorships, and providing an internal network for military employees and veterans.
•	Women Empowered is committed to developing more women leaders at all levels of the company, providing career growth and leadership development opportunities, and building a community of women across all industries in business and technology.
•	Working Parent Group provides a place to share experiences, resources, and voice support for all types of families.

Additional highlights of our D&I efforts include:

•	A Global D&I organization embedded within our HR function to drive accountability through our people processes and systems.
•	Global D&I training and programs, including allyship, psychological safety, and inclusive mindset training for leaders.
•	Thoughtful hiring policies, practices and initiatives:

•	a diverse candidate pipeline initiative aimed at building a more diverse interview slate at the Vice President level and above.
•	our Returnship Program, a 3-month paid, immersive training and on-boarding experience for experienced professionals who have taken an extended career break.

•	Executive committee compensation includes a metric focused on gender diversity globally and developing and retaining talent. In addition, every leader at the level of director and above has a goal, relative to their business area, for improving female representation in mid- and senior-level roles.
•	In 2023, Cognizant earned a number of accolades for our efforts to create an inclusive workplace. This included Newsweek’s America’s Greatest Workplaces for Diversity 2023, a perfect score on the Human Rights Campaign Foundation’s 2023 Corporate Equality Index in the U.S., a gold award from the India Workplace Equality Index, Inclusion & Diversity team of the year from World 50, and recognition as a “Best Place to Work for the LGBTQ+ Equality” by HRC Equidad MX in Mexico and HRC Equidade BR in Mexico, all foremost benchmarking surveys related to LGBTQ+ workplace equality.

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Running a business with sustainable value

Board and management oversight

Running a business in accordance with our stated ethics and company values starts with our Board and management setting a cultural “tone at the top”. Our Board takes an active role in the oversight of our social and sustainability initiatives, ethics and compliance and risk management and how all these elements interact to impact our business. Our management promotes and monitors implementation of such initiatives and provides regular progress reports to the Board.

Environmental impact and sustainable business

Our Governance Committee is responsible for overseeing our Sustainability program. We have continued to pursue platforms to enhance our Sustainability program to, among other things, set a greenhouse gas emissions reduction goal and provide more relevant Sustainability disclosures to our shareholders. In 2023, we published our annual Sustainability report incorporating what we consider the most applicable elements of key third-party Sustainability reporting frameworks, including the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board standards (SASB) and Task Force on Climate-related Financial Disclosures (TCFD) recommendations. We outlined the company’s approach to integrating Sustainability considerations into our business strategy while navigating an ever-changing world, including addressing our investment in and perspective on associate wellbeing and emissions reducing actions as well as physical climate risk. Learn more about our Sustainability platform at https://www.cognizant.com/us/en/about-cognizant/esg; information which appears on the website is not part of, and is not incorporated by reference into, this proxy statement.

In 2021, the company announced a net zero emissions reduction goal and laid out a roadmap that calls for reducing absolute emissions by 50 percent from the company’s global operations and supply chain by 2030, and by 90 percent by 2040 with plans to offset any remaining, unavoidable emissions, in both the 2030 and 2040 goals, by using credibly certified carbon offsets. We continue to make progress on our 2030 and 2040 GHG emissions targets.

We believe third-party validation is a hallmark for the legitimacy of a company’s focus on an emissions reduction goal. Cognizant is currently utilizing the Science Based Targets Initiative (SBTi) as the outside reviewer of our goal and our near-term and long-term targets have both been validated by SBTi.

Ethics and compliance

Our commitment to clients, associates, investors and communities is to act with integrity at all times. This guides everything we do — the way we serve our clients and the work we do to help them build better businesses. We believe it is critical to maintain the highest ethical standards.

Our code of ethics applies to all of our directors, officers and employees and is available on our website. See “Helpful resources” on page 103. We post on our website all disclosures that are required by law or Nasdaq rules concerning any amendments to, or waivers from, any provision of our code of ethics. In order to foster a culture of ethics and compliance, we conduct annual trainings for associates on regulatory compliance topics such as global data privacy, anti-bribery and the prevention of discrimination and harassment. We also make a compliance hotline available to our employees. The hotline is serviced by a third-party provider that is available by phone or online 24 hours a day, 7 days a week to help ensure any compliance concerns can be reported and addressed in a timely and appropriate manner.

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Investing in our communities through strategic philanthropy

At Cognizant, we care deeply about unlocking human potential and living out our purpose to improve everyday life. We know that our success depends on delivering value to all our stakeholders. We contribute to the progress and prosperity of communities across the globe through our corporate foundations, philanthropic initiatives and associate volunteering efforts. We believe providing our associates with volunteer opportunities and encouraging volunteerism is an important part of our company’s culture as well as the value proposition of working at Cognizant, demonstrably helping to retain our talent. Building on our longstanding investments in corporate social responsibility, Cognizant supports initiatives to advance economic mobility, educational opportunity, diversity and inclusion, and health and well-being in communities around the world. Learn more about our work to support communities around the globe at https://www.cognizant.com/impact; information which appears on the website is not part of, and is not incorporated by reference into, this proxy statement.

1 Million individuals ...that Cognizant aims to empower with technology skills through the Synapse Initiative

Global impact and corporate philanthropy

In 2023, the company provided more than $7.5 million in grants and gifts to more than 125 organizations around the world to improve economic mobility and community resilience through strategic programmatic giving, local community support and disaster relief.

In late 2023, Cognizant launched the Synapse Initiative aimed at empowering more than one million individuals with cutting-edge technology skills—like generative artificial intelligence (AI)—for the digital age. Together with governments, academic institutions, businesses, and other strategic partners, Cognizant’s program will leverage evolving AI technology and the company’s premier tech services to up-prepare individuals for the future workforce. Cognizant also intends to build a consortium of partners for training and jobs which then will employ individuals who are upskilled through the Synapse program.

2 Focus Areas …for support of projects in India to improve education and skilling, as well as access to quality healthcare

India

The Cognizant Foundation India (the “Foundation”) helps Cognizant to channel its Corporate Social Responsibility contributions in India. At the Foundation, we are building an ecosystem at the intersection of inclusion, technology, and collaboration. The Foundation’s initiatives are along the two program themes of (a) Future4All – creating a better tomorrow through education and skilling, and (b) Health4All – enhancing accessibility to quality healthcare with a focus on promoting inclusion for persons with disabilities, holistic child development and gender equality.

In 2023, the Foundation supported 101 projects under the above two program themes in partnership with 40 not-for-profit organizations with some scholarship programs implemented by the Foundation directly.

Future4All – Creating a better tomorrow through education and skilling. The Foundation, under its Excellence4All program, supports equitable access to higher education; under its Tech4All program, provides skilling for employability and vocational education; and under its STEAM4All program, promotes digital, science, technology, engineering, arts, math and inclusive education. Key programs in education support access to higher education for underprivileged youth and the visually impaired through scholarships and provide meaningful ways of inclusion for people with disabilities through appropriate learning materials, vocational and technical education training.

Health4All – enhancing accessibility to quality healthcare. The Foundation, under its Sight4All program, supports preventing avoidable blindness, under its Care4All program, works to promote women and child health and under its Support4All program, supports mental health and early intervention for children with special needs. Key programs in healthcare work to make timely and quality health care accessible and affordable to underserved communities in India. They have a special focus on promoting health and wellbeing among children and women and supporting people with disabilities.

Cognizant Outreach and employee engagement

At the heart of Cognizant’s volunteering program (which we call Outreach) lies our commitment to creating a positive and lasting influence that supports both business and society. Our volunteering focuses on two core themes: increasing inclusion in technology and using technology for good to increase community impact.

Digital expertise is vital across a growing spectrum of jobs. While companies have spent heavily on digital skilling, a technology talent gap remains in many communities and geographies – impacting our talent pipeline. At the same time, many of the non-governmental organizations designed to address the issues of underserved communities lack access to digital services and technical skills. Skilling and upskilling are key to both addressing our business needs and increasing prosperity in underserved communities where Cognizant and our clients do business. We believe Cognizant has an opportunity to lead in this space – especially in partnership with clients, which is why we launched our Synapse Initiative in 2023.

Our diverse associate community is working together to help transform the companies that are leading the world and driving impact. When we’re not developing industry-leading digital solutions for clients, our associates are participating in Outreach, and mentorship and philanthropy efforts that also help to support historically disadvantaged groups through technological training and other resources. At the same time, we strive to help lift communities through access to education and skilled work while helping to address the widening talent gap of qualified professionals with digital skills. These programs also deliver business benefits: between 2019 and 2023, the average annual attrition rate of our full-time employees who engaged in Outreach activities was lower than the average annual attrition rate of non-Outreach engaged full-time employees; our outreach and philanthropy initiatives have also provided additional candidate pools for certain hiring initiatives. During 2023, approximately 50,500 Cognizant volunteers devoted 162,000 hours to volunteering, supporting a variety of efforts including technical skills development, education, health and wellness, and entrepreneurship.

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Share ownership

Common stock and total stock-based holdings table

The following table sets forth the Cognizant stock-based holdings of our directors, named executive officers for fiscal 2023 (“NEOs”), and directors and executive officers as a group. Information is as of April 8, 2024, except for Mr. Humphries, Mr. Siegmund and Ms. Schmitt, for whom the information is based on the most recent information available to the company (including, for Mr. Humphries and Mr. Siegmund, shares that vested following the date each ceased to be designated as an executive officer of the company and, for Mr. Siegmund, shares sold after the date he ceased to be designated as an executive officer of the company for which the company received documentation of such sale). The table also sets forth the stock-based holdings of beneficial owners of more than 5% of our common stock as of December 31, 2023. Furthermore, the table includes shares of our current directors and executive officers as a group and, as such, this group does not include Mr. Humphries’, Mr. Siegmund’s and Ms. Schmitt’s shares as they were no longer executive officers of the company after January 12, 2023, December 3, 2023 and May 5, 2023, respectively. Unless otherwise indicated, the address for the individuals below is our address.

Each of our directors and NEOs owns less than 1% of the total outstanding shares of our common stock. The current directors and executive officers as a group do not own more than 1% of the total outstanding shares.

Directors	Common Stock				Unvested Awards	Deferred RSUs and DSUs	Total
	Direct Holdings	Awards Vesting	Options	Indirect Holdings
Zein Abdalla	15,575	3,566	—	—	—	—	19,141
Vinita Bali	10,590	3,566	—	—	—	—	14,156
Eric Branderiz	—	—	—	45	—	4,525	4,570
Archana Deskus	10,602	3,566	—	—	—	—	14,168
John M. Dineen	1,827	—	—	—	—	23,140	24,967
Leo S. Mackay, Jr.	26,671	3,566	—	—	—	4,541	34,778
Michael Patsalos-Fox	54,695	3,566	—	10,000	—	5,622	73,883
Steve Rohleder	—	—	—	—	—	15,995	15,995
Bram Schot	2,826	3,566	—	—	—	—	6,392
Joseph M. Velli	19,801	3,566	—	—	—	—	23,367
Sandra S. Wijnberg	—	—	—	—	—	20,686	20,686
Total	142,587	24,962	—	10,045	—	74,509	252,103

Named Executive Officers	Common Stock				Unvested Awards	Deferred RSUs and DSUs	Total
	Direct Holdings	Awards Vesting	Options	Indirect Holdings
Ravi Kumar S	48,137	11,085	—	—	350,690	—	409,912
Jatin Dalal	5,479	8,985	—	—	119,363	—	133,827
Surya Gummadi	25,834	6,810	—	—	89,619	—	122,263
John Kim	35,655	6,133	—	—	94,715	—	136,503
Ganesh Ayyar	75,194	3,100	—	—	54,528	—	132,822
Former Executives
Brian Humphries	322,286	—	—	—	—	—	322,286
Jan Siegmund	18,527	—	—	—	—	—	18,527
Becky Schmitt	34,238	—	—	—	—	—	34,238
Total	565,350	36,113	—	—	708,915	—	1,310,378

	Common Stock
Current Directors and Executive Officers	Stock	Awards Vesting	Options	Indirect Holdings	Unvested Awards	Deferred RSUs and DSUs	Total
As a group (18 people)	373,243	65,019	—	10,845	775,085	74,509	1,298,701

Common Stock. These columns show beneficial ownership of our common stock as calculated under SEC rules. Except to the extent noted below, each person included in the table has sole voting and investment power over the shares reported. None of the shares is pledged as security by the named person, although standard brokerage accounts may include non-negotiable provisions regarding set-offs or similar rights.

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The Awards Vesting column includes shares underlying RSUs that will vest within 60 days of April 8, 2024 (except, in the case of directors, for such RSUs with respect to which the settlement has been deferred). This also includes additional deferred RSUs (which may include fractional units, which have been rounded down to the nearest whole share) granted to non-employee directors in lieu of cash dividend equivalents beginning in the fourth quarter of 2023.

The Options column includes shares that may be acquired under stock options that were exercisable as of or within 60 days of April 8, 2024.

The Indirect Holdings column includes shares of common stock over which there is shared voting and investment power by each of Mr. Branderiz and Mr. Patsalos-Fox through family trusts or other accounts. For Mr. Humphries, Mr. Siegmund and Ms. Schmitt, their stock holdings exclude any PSUs and RSUs that were forfeited upon their departure from the company.

The Unvested Awards column shows non-voting interests that are not convertible into shares of Cognizant common stock within 60 days of April 8, 2024, including, as appropriate, PSUs and RSUs.

The Deferred RSUs and DSUs column includes RSUs with respect to which settlement has been deferred. For Mr. Rohleder and Ms. Wijnberg, this also includes deferred stock units representing shares received in lieu of their respective cash Board and committee retainers (“DSUs”). See pages 41 to 43 for additional details.  This also includes additional deferred RSUs and DSUs (which may include fractional units, which have been rounded down to the nearest whole share) granted to non-employee directors in lieu of cash dividend equivalents beginning in the fourth quarter of 2023.

Current Directors and Executive Officers as a Group. This table includes shares of our current directors and executive officers as of the date of this proxy statement. In addition to holdings for executive officers who are not NEOs similar to the types of holdings described above, this includes 800 shares of common stock over which there is shared voting and investment power by Robert Telesmanic, our Senior Vice President, Controller and Chief Accounting Officer, through family trusts or other accounts.

5% Beneficial Owners

This table shows shares beneficially owned by BlackRock, Inc. and affiliated entities, 50 Hudson Yards, New York, NY 10001 and The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, as follows:

5% Beneficial Owners	Common Stock	% Outstanding	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
BlackRock, Inc.	55,692,900	11.2%	51,309,433	—	55,692,900	—
The Vanguard Group	51,111,498	10.3%	—	633,302	48,981,564	2,129,934

The information in this table is based solely on a Schedule 13G/A filed by BlackRock with the SEC on February 2, 2024 and a Schedule 13G/A filed by Vanguard with the SEC on January 10, 2024.

Delinquent Section 16(a) reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers and any holders of more than 10% of our voting stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock or other equity securities. Based on a review of those forms provided to us and any written representations, we believe that during the year ended December 31, 2023, our directors, executive officers and holders of more than 10% of our voting stock filed the required reports on a timely basis under Section 16(a).

Related person transactions

Under the Audit Committee’s charter, the committee is responsible for reviewing and approving all transactions between the company and any related person that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Related persons include our nominees, directors and executive officers, certain of our shareholders and immediate family members of the foregoing. The company’s legal staff is responsible for monitoring and obtaining information from our directors and executive officers with respect to potential related person transactions, and for then determining, based on the facts and circumstances, whether the related person has a direct or indirect material interest in any transaction with us. Each year, to help our legal staff identify related person transactions, we require each of our directors, director nominees and executive officers to complete a disclosure questionnaire identifying any transactions with the company in which the director or officer or their family members have an interest. In addition, our code of ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to, in the case of employees, notify our chief compliance officer, or, in the case of directors and executive officers, notify our chief legal officer. There have been no transactions that require disclosure with any related person since January 1, 2023.

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Director compensation

Discussion and analysis

We use cash and stock-based compensation to attract and retain qualified individuals to serve on the Board. We set compensation for our non-employee directors taking into account the time commitment and experience level expected of our directors. A director who is an employee of the company receives no cash or stock-based compensation for serving as a director.

2023 Non-employee director compensation structure

Annual Cash Retainer for serving on the Board		$100,000
Additional Annual Cash Retainers
For serving as Chair of the Board		$150,000
For serving as a Member or Chair of a Board Committee	Committee Member	Committee Chair
Audit Committee	$20,000	$35,000
Finance and Strategy Committee	$15,000	$20,000
Compensation and Human Capital Committee	$15,000	$25,000
Governance and Sustainability Committee	$10,000	$20,000
Annual RSU Award	Board Member	Board Chair
	$220,000	$270,000

The annual RSU award is made on or as soon as practicable following the date of the annual meeting of shareholders with a grant date fair value as set out above. 100% of the RSUs vest on the one-year anniversary of the date of the award.
Retirement Upon a director’s retirement while in good standing, the Board’s intent is to accelerate the vesting of such director’s outstanding equity awards.

Advance Payment and Partial Year Service

For new members of the Board or of a committee or a new Chair of the Board or a committee, compensation in the initial year of service is prorated based on the length of service during the 12-month period following the company’s most recent annual meeting. All cash retainers are paid in advance on an annual basis following the annual meeting or other triggering event.

Stock Elections in lieu of Cash Retainers Non-employee directors may elect to have all or a portion of their cash retainers paid in fully vested common stock in lieu of cash.

Payment Deferral Elections

Cash retainers, annual RSU awards and common stock received in lieu of cash retainers may be eligible for payment deferral elections in accordance with applicable tax laws and, for annual RSU awards, the applicable Incentive Award Plan.

Director compensation vs. peer group

For purposes of establishing 2023 non-employee director compensation, the Compensation Committee engaged Pay Governance, LLC (“Pay Governance”), an independent executive compensation advisory firm, to review all elements of director compensation, benchmark such compensation in relation to other comparable companies with which we compete for board talent and provide recommendations to ensure that our director compensation program remains competitive. Pay Governance benchmarked our director compensation against the same group of technology-related firms used by Pay Governance in preparing its recommendations to the Compensation Committee for executive officers for 2023. See “Peer group review” on page 47.

The Compensation Committee considered the benchmarking data and recommendations of Pay Governance in recommending to the Board the cash and stock-based compensation of non-employee directors that became effective following the 2023 annual meeting. Based on the 2023 analysis, the Board approved an increase to the annual RSU award for the members of the Board from $210,000 to $220,000 and for the Board Chair from $260,000 to $270,000.

Director stock ownership guidelines

Under our stock ownership guidelines, each non-employee director is required over time to hold a number of shares (including shares underlying deferred stock units and restricted stock units) with a value, measured as of the time a director joins the Board, equal to five times the annual cash retainer received by non-employee directors at the time they joined the Board (i.e., $500,000 in shares of common stock for non-employee directors who joined the Board after June 7, 2022). Compliance with the guidelines is required within five years of a director joining the Board. As of April 8, 2024, all of our directors who joined the Board prior to January 1, 2023 had satisfied the requirement under our stock ownership guidelines and the remaining directors are on track to do so within the required time period.	5x annual cash retainer

No hedging, short sales, margin accounts or pledging

All directors are subject to the same company insider trading policies that apply to employees and provide for:

No hedging or speculation with respect to Cognizant securities
No short sales of Cognizant securities
No margin accounts with Cognizant securities
No pledging of Cognizant securities

See “Hedging, short sale, margin account and pledging prohibitions” on page 66 for additional information on these restrictions.

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2023 director compensation developments

Dividend equivalent make-whole agreements with Mr. Rohleder and Ms. Wijnberg

•	In 2021, the Board amended its non-employee director compensation guidelines to allow non-employee directors to elect to receive DSUs in lieu of cash retainers. At the time, such DSUs were not eligible to receive dividend equivalents. By comparison, non-employee directors who elect to defer their annual RSU awards do receive dividend equivalents on such deferred RSUs. The Board reconciled the discrepancy in how DSUs and deferred RSUs are treated in May 2023 so that DSUs would also receive dividend equivalents going forward, but did not retroactively apply dividend equivalents to DSUs that had already been issued.
•	At the time the DSU dividend equivalent discrepancy was reconciled, Mr. Rohleder and Ms. Wijnberg were the only two directors who had received DSUs. Because the difference in treatment between DSUs and deferred RSUs was not intended, the Board authorized entry into dividend equivalent make-whole agreements with each of Mr. Rohleder and Ms. Wijnberg to provide them with credit for dividend equivalents on previously issued DSUs from the date of grant until the awards are ultimately settled. As of the date the company entered into the make-whole agreements with Mr. Rohleder and Ms. Wijnberg, they received credit in the amount of approximately $2,001 and $1,680, respectively for their previously issued DSUs, which are reflected as an additional cash award in the Director compensation table on page 43 and, going forward, each of Mr. Rohleder and Ms. Wijnberg will be entitled to receive future dividend equivalents on these DSU awards (i.e., they will accrue earnings on the awards equal to dividends paid on shares of our common stock).

Reinvestment of dividend equivalents

•	Historically, dividend equivalents due to non-employee directors were credited in the form of cash.
•	Cognizant’s equity plans give the Board discretion to designate that dividend equivalents be credited in the form of cash or additional RSUs or DSUs, as applicable, resulting in “dividend reinvestment” with the additional units vesting and settling in tandem with the underlying award. Such additional RSUs or DSUs will themselves accrue future dividend equivalents.
•	In September 2023, the Board determined that all dividend equivalent rights on outstanding and any future RSUs (including DSUs and RSUs with deferred and non-deferred settlement) granted to current and future non-employee directors that relate to ordinary cash dividends with a record date on or after September 7, 2023 will be credited in the form of additional RSUs that are subject to vesting and settlement upon the same terms as the RSUs to which they relate.

Deferral of restricted stock units

In late 2022, non-employee directors were provided an option to elect to defer settlement of RSUs that were granted in 2023. The following table sets forth for 2023 the two deferral options available and the directors that elected such deferral options.

RSUs Deferred Until Earliest to Occur of			Directors Electing Option
	Company Change in Control or Director’s Death or Permanent Disability	Director Leaves the Board
Option 1	Immediate settlement	100% settles on next July 1st	Rohleder, Wijnberg
Option 2	Immediate settlement	1/3rd settles on each of next three July 1sts	Branderiz, Dineen

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Director compensation table

The following table sets forth certain information regarding the compensation of each of our non-employee directors who served during 2023. The table also sets forth the aggregate number of RSUs and the aggregate number of stock options held by each such non-employee director on December 31, 2023. Maureen Breakiron-Evans did not stand for re-election at our 2023 annual meeting of shareholder and, accordingly, did not receive any compensation in 2023.

Name	2023 Director Compensation			Director Stock and Option Awards Outstanding
	Fees Earned or Paid in Cash	Stock Awards	Total	Aggregate Number of Stock Awards	Aggregate Number of Stock Options
Zein Abdalla	$135,000	$219,957	$354,957	3,552.58	—
Vinita Bali	$125,000	$219,957	$344,957	3,552.58	—
Eric Branderiz	$173,329	$281,514	$454,843	4,508.50	—
Maureen Breakiron-Evans (retired June 6, 2023)	—	—	—	18,353.00	—
Archana Deskus	$142,459	$219,957	$362,416	3,552.58	—
John M. Dineen	$140,000	$219,957	$359,957	23,052.60	—
Nella Domenici	$160,753	$281,514	$442,267	4,508.50	—
Leo S. Mackay, Jr.	$155,000	$219,957	$374,957	8,077.15	—
Michael Patsalos-Fox	$130,000	$219,957	$349,957	9,153.56	—
Steve Rohleder	$359,987	$290,058	$650,045	15,934.39	—
Bram Schot	$138,959	$257,884	$396,843	4,173.12	—
Joseph M. Velli	$135,000	$219,957	$354,957	3,552.58	—
Sandra S. Wijnberg	$151,680	$219,957	$371,637	20,607.56	—

Fees Earned or Paid in Cash. Mr. Rohleder and Ms. Wijnberg elected to receive DSUs in lieu of their 2023 Board and committee cash fees, resulting in grants of 4,745 and 2,412 DSUs, respectively, with a grant date fair value of $62.17 per share on June 6, 2023. The value of such shares is included in this column. For Mr. Rohleder, this also includes additional DSUs in lieu of pro rata cash fees for his service (i) as the Chair of the Board from the date of his appointment to the 2023 annual meeting of shareholders, resulting in a grant of 927 DSUs with a grant date fair value of $65.10 per share on January 12, 2023, and (ii) on the Governance Committee from the date of his appointment to the 2023 annual meeting, resulting in a grant of 41 DSUs with a grant date fair value of $62.61 per share on March 6, 2023. Mr. Schot elected to receive his annual cash retainer in the form of fully vested shares of common stock in lieu of cash, resulting in a grant of 1,849 shares with a grant date fair value of $62.17 per share on June 6, 2023. In addition, he received additional vested RSUs in lieu of pro rata cash fees for his service on (i) the Board from the date of his appointment to the 2023 annual meeting of shareholders, resulting in a grant of 294 RSUs with a grant date fair value of $61.37 per share on April 3, 2023, (ii) the Finance Committee from the date of his appointment to the 2023 annual meeting, resulting in a grant of 14 RSUs with a grant date fair value of $62.76 per share on May 17, 2023, and (iii) the Governance Committee, resulting in a grant of 70 RSUs with a grant date fair value of $70.33 per share on December 8, 2023. The number of shares reported herein for Mr. Schot do not reflect the withholding of shares for the payment of taxes. For Mr. Rohleder and Ms. Wijnberg, this also includes $2,001 and $1,680, respectively, that each received in May 2023 as credit for dividend equivalents they did not previously receive on their outstanding DSUs (see page 42 for additional information on these dividend equivalent payments).

The Stock Awards column represents the aggregate grant date fair value of RSUs granted in the 2023 fiscal year under the company’s 2017 Incentive Award Plan for awards issued prior to June 6, 2023 and the company’s 2023 Incentive Award Plan (the “2023 Plan”) for all remaining awards, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. All directors listed except Ms. Breakiron-Evans, who did not receive any compensation for 2023 due to her retirement, and Mr. Rohleder, received an award of 3,538 RSUs with a grant date fair value of $62.17 per share on June 6, 2023. As Board Chair, Mr. Rohleder received an award of 4,342 RSUs with a grant date fair value of $62.17 per share on June 6, 2023. Mr. Rohleder also received 309 RSUs awarded at the time of his appointment to the Chair of the Board with a grant date fair value of $65.10 per share on January 12, 2023. In addition, each of Mr. Branderiz and Ms. Domenici received an award of 952 RSUs at the time of their appointment to the Board with a grant date fair value of $64.66 on February 21, 2023. Mr. Schot also received an award of 618 RSUs at the time of his appointment to the Board with a grant date fair value of $61.37 on April 3, 2023. The reported dollar amounts do not take into account any estimated forfeitures related to continued service vesting requirements. For information regarding assumptions underlying the valuation of equity awards, see Note 17 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (“2023 Annual Report”).

The Aggregate Number of Stock Awards column includes the RSUs granted in 2023 which remained unvested as of December 31, 2023, including those with respect to which the settlement has been deferred for some directors, as set forth in “Deferral of restricted stock units” above. The column also includes deferred RSUs granted in prior years held by Mr. Dineen (19,420), Mr. Mackay (4,506), Mr. Patsalos-Fox (5,578), Mr. Rohleder (11,218) and Ms. Wijnberg (16,985) to be settled following the director’s termination of service on the Board in accordance with the previously elected deferral option. In addition, this column also includes the RSUs or DSUs received in lieu of dividend equivalents held by Mr. Abdalla (14.58), Ms. Bali (14.58), Mr. Branderiz (18.50), Ms. Deskus (14.58), Mr. Dineen (94.60), Ms. Domenici (18.50), Mr. Mackay (33.15), Mr. Patsalos-Fox (37.56), Mr. Rohleder (65.39), Mr. Schot (17.12), Mr. Velli (14.58) and Ms. Wijnberg (84.56) (see page 42 for additional information).

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Compensation (Say-on-pay)

Proposal 2: Advisory vote to approve executive compensation (say-on-pay)

The Board unanimously recommends a vote FOR the approval, on an advisory (non-binding) basis, of our executive compensation.

What are you voting on?

As required by Section 14A of the Exchange Act, we are asking shareholders to vote on an advisory basis to approve the compensation paid to our named executive officers, as described in this proxy statement. We currently hold annual say-on-pay votes and expect that our next say-on-pay vote after the 2024 annual meeting will occur at the 2025 annual meeting.

Resolution shareholders are being asked to approve

Resolved, that the shareholders of Cognizant Technology Solutions Corporation approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the company’s definitive proxy statement for the 2024 annual meeting of shareholders.

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that our shareholders have the opportunity to cast an advisory vote on executive compensation, commonly referred to as a “say-on-pay” vote, at least once every three years. In accordance with the results of the advisory vote at the 2023 annual meeting on the frequency of the say-on-pay vote, the say-on-pay vote is held every year. The vote solicited by Proposal 2 is advisory, and therefore is not binding on the company, the Board or the Compensation Committee. The outcome of the vote will not require the company, the Board or the Compensation Committee to take any actions, and will not be construed as overruling any decision by the company or the Board. However, the Board, including the Compensation Committee, values the opinions of our shareholders and will carefully consider the outcome of the Say-on-Pay vote and shareholder engagement program when making future compensation decisions.

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Compensation discussion and analysis (CD&A)

This compensation discussion and analysis section describes the general objectives, principles and philosophy of the company’s executive compensation program, focused primarily on the compensation of our named executive officers for fiscal 2023 (the “NEOs”).

2023 NEOs

For 2023, our NEOs include our current CEO, Mr. Kumar, our former CEO (who was succeeded by Mr. Kumar on January 12, 2023), our current CFO, Mr. Dalal, our former CFO (who was succeeded by Mr. Dalal on December 4, 2023), each of our three other most highly compensated executive officers who were serving as executive officers at the end of the 2023 fiscal year, and Ms. Schmitt, who would have been one of the three most highly compensated executive officers for 2023 had her employment with the company not terminated.

Ravi Kumar Current CEO	Brian Humphries Former CEO[1]	Jatin Dalal Current CFO	Jan Siegmund Former CFO[2]	Surya Gummadi EVP & President, Americas	John Kim EVP, Chief Legal Officer, Chief Administrative Officer and Corporate Secretary	Ganesh Ayyar EVP & President, Intuitive Operations and Automation and Industry Solutions	Becky Schmitt Former Chief People Officer[3]

1	Mr. Humphries ceased to serve as CEO effective January 12, 2023. He served as a special advisor to, and an employee of, the company until March 15, 2023.
2	Mr. Siegmund ceased to serve as CFO effective December 4, 2023. He served as a special advisor to, and an employee of, the company until March 31, 2024.
3	Ms. Schmitt ceased to be an employee of the company effective May 5, 2023.

Key compensation program features

What we do		What we don’t do
Pay for performance, with high percentages of performance-based and long-term equity compensation	See page 49	No dividends or dividend equivalents paid until equity awards have vested
Use appropriate peer groups and market data when establishing compensation	See page 47	No repricing of underwater stock options
Retain an independent external compensation consultant (Pay Governance)	See page 47	No hedging, speculation, short sales, margin accounts or pledging of Cognizant securities
Set significant stock ownership requirements for executives	See page 66	No tax “gross ups” on severance or other change in control benefits
Maintain strong clawback policies that provide for recoupment of time-based and performance-based incentive compensation, including in the event of executive misconduct	See page 66
Utilize “double trigger” change in control provisions in plans that only provide benefits upon qualified terminations in connection with a change in control	See page 78

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Compensation program objectives

The Compensation Committee designed the 2023 executive compensation program with the objectives and key features to meet those objectives as set out below.

The Compensation Committee believes that the design of the compensation program, including having the appropriate mix of compensation elements and performance metrics and targets, has a significant impact on driving company performance.

1

Alignment with corporate strategies
Ensure compensation program incentives are aligned with our corporate strategies and business objectives

Our strategic priorities:

•	Accelerate growth
•	Become the employer of choice
•	Simplify operations

We set performance metrics for our performance-based compensation program that align with our strategic priorities and that we believe are aspirational but achievable. In 2023, the performance metrics included revenue growth (measured through revenue adjusted for currency fluctuations), profitability (measured through adjusted operating margin and adjusted diluted earnings per share (“EPS”)) and total shareholder return relative to a peer group of companies (“relative TSR”) (revenue, adjusted operating margin and adjusted EPS are further adjusted for acquisitions, as applicable; see pages 49 to 54).

2

Short and long-term performance objectives
Tie a substantial portion of compensation to both short and long-term performance objectives that enhance shareholder value

2023 ACI

This applies to the CEO, CFO and other corporate executives. Executives overseeing business units have a portion of their metrics related to the performance of their specific business unit or integrated practice.

2023-2025 PSUs

A substantial percentage of our NEO compensation is performance-based. The annual cash incentive (“ACI”) measures performance over a one-year period and rewards are tied to short-term company financial objectives. Performance stock units (“PSUs”) measure multi-year performance and reward the achievement of long-term company financial objectives, including relative TSR (see pages 49 and 50).

3

Long-term continued employment

Provide an incentive for long-term continued employment with our company

A substantial percentage of our NEOs’ target direct compensation consists of long-term equity: (i) restricted stock units (“RSUs”), which vest quarterly over a 3-year period, to reward continued service and long-term performance of our common stock, and (ii) PSUs that have a 3-year performance period with vesting shortly thereafter (see pages 49 and 50). Actual compensation received by the NEOs may be higher or lower than target amounts due to the performance criteria in the PSUs.

4

Balanced mix

Create an appropriate balance between current and long-term compensation and between performance and non-performance-based compensation

Our NEOs’ target direct compensation includes current compensation in the form of cash, divided between base salary and ACI, and long-term compensation in the form of equity, divided between PSUs and RSUs. Both current and long-term compensation are mixed between fixed (base salary) and at-risk (ACI, RSUs and PSUs) compensation (see pages 49 and 50).

5

Competitive

Provide competitive compensation packages in order to attract, retain and motivate top executive talent

To ensure our compensation remains competitive, the Compensation Committee engaged Pay Governance as its independent consultant in 2023 and prior years to review and benchmark the compensation we provide relative to our peer group and other market data. Our 2023 peer group was comprised of 18 technology, software and professional service companies selected based on industry, comparable business operations and scale (see page 47).

6

No unnecessary risk-taking
Ensure that compensation arrangements do not encourage unnecessary risk-taking

We set stock ownership guidelines to help mitigate potential compensation risk and further align the interests of our NEOs with those of shareholders (see page 66).

We also create a balance between performance and non-performance-based compensation and set performance targets that we believe are aspirational but achievable (see pages 49 to 54).

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Compensation setting process

Compensation consultant

For 2023, the Compensation Committee engaged Pay Governance to review all elements of our executive compensation, benchmark such compensation against the compensation packages of other comparable companies with which we compete for executive talent, and provide recommendations to ensure that our executive compensation program continues to enable us to attract and retain qualified executives through competitive compensation packages that incentivize the attainment of our short and long-term strategic objectives. Pay Governance also provides information to the Compensation Committee related to the compensation for new executives, including Mr. Kumar’s compensation when he was appointed in early 2023 and Mr. Dalal’s compensation as CFO when he was appointed in late 2023. Pay Governance reports directly to the Compensation Committee, regularly participates in committee meetings and advises the Compensation Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards. Pay Governance does not provide services to the company (directly or indirectly through affiliates) other than those provided to the Compensation Committee. In 2023, the Compensation Committee undertook its annual assessment of the independence of Pay Governance and concluded that no conflict of interest exists that would prevent Pay Governance from providing independent advice regarding executive and director compensation matters.

Peer group review

On an annual basis, the Compensation Committee, with assistance from Pay Governance, reviews and determines the company’s peer group that will be used, together with other market data, for market comparisons and benchmarking of the compensation of executive officers in the next fiscal year. The 2023 target direct compensation and other compensation of our NEOs was set with reference to a peer group determined by the Compensation Committee in late 2022. This peer group was comprised of 18 technology, software and professional services companies selected based on industry, comparable business operations and scale, including with respect to revenue, market capitalization and headcount. The 2023 peer group as compared to the peer group for 2022 included the addition of Hewlett Packard Enterprises and Adobe and excluded Bread Financial (formerly Alliance Data), which was removed based on its low market capitalization. Data in the chart below was reviewed by the Compensation Committee in late 2022 for 2023 compensation decisions.

*	Trailing 12-months (as of last quarterly filing prior to September 2022)
**	As of July 31, 2022
***	As of the end of the last completed fiscal year ended on or prior to July 31, 2022

Compensation design and target compensation levels for next year

The Compensation Committee annually evaluates the executive compensation program with the goal of setting compensation at levels it believes are competitive with those of other companies that compete with us for executive talent. The Compensation Committee continues to strive to improve the executive compensation program and will seek on an annual basis from Pay Governance benchmark compensation data and/or review management’s recommendations for year-over-year compensation adjustments, including a review for general market competitiveness and competitiveness with the company’s peer group.

The 2023 executive compensation program followed the same compensation structure as the 2022 executive compensation program.

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Annual compensation evaluation and finalization of compensation

The Compensation Committee utilizes target direct compensation as the principal manner in which it reviews, evaluates and makes decisions with respect to executive compensation. Target direct compensation is the annual compensation that would be delivered to an NEO in a theoretical, steady-state environment where the same annual compensation was granted in multiple years and the company’s performance was at target across all such years. The Compensation Committee believes this approach is most appropriate for its decision-making, including evaluation against the compensation practices of comparable companies with which we compete for talent, as it is designed to capture the annual compensation an NEO would be expected to earn, assuming company performance at target, based on the decisions of the Compensation Committee made at the beginning of the performance period.

The Compensation Committee reviews the target direct compensation of our NEOs on an annual basis and makes periodic adjustments based on individual performance and contributions, market trends and competitive environment for talent, peer group data, internal pay equity, the scope, responsibility and business impact of the individual’s position, the individual’s potential for increased responsibility and promotion over the award term, and the value of equity compensation that the individual has previously been awarded. No specific weight is assigned to any of the above criteria relative to the others, but rather the Compensation Committee uses its judgment in combination with market and other data. The Compensation Committee evaluates the total mix of cash versus equity-based compensation, short-term versus long-term compensation and performance-based versus fixed compensation with reference to market practices and compensation program objectives.

Target direct compensation excludes additional awards that may be made from time to time for individual achievement. It also excludes new hire awards upon joining the company, such as sign-on bonuses or one-time equity grants, that are not intended to be recurring, that are designed to compensate a new hire for compensation being lost as a result of leaving a prior employer or additional costs of joining the company, or are needed as additional incentive for a new hire to join the company. Equity vesting acceleration upon retirement similarly is not included in target direct compensation. See pages 55 to 64 for additional details on target direct compensation and any excluded awards.

Our CEO, aided by our Chief People Officer (“CPO”), among others, provides statistical data and makes recommendations to the Compensation Committee to assist it in determining compensation levels for other executive officers. The CEO and CPO recuse themselves from any matters dealing with their own compensation. In addition, our CEO provides the Compensation Committee and other non-employee directors with a review of the performance of other executive officers. While the Compensation Committee utilizes this information and values management’s observations with regard to compensation, it makes the ultimate decisions regarding executive compensation.

The Compensation Committee finalizes the executive compensation program design and NEO compensation early in the year. For 2023, NEO target direct compensation included base salary, an ACI opportunity, and 2023-2025 PSUs and RSUs. Because the Board had already terminated Mr. Humphries from his role as CEO in January 2023 before annual target direct compensation amounts were established, the Compensation Committee did not set a 2023 target direct compensation amount for Mr. Humphries, and he did not receive a 2023 ACI award or new awards of RSUs or PSUs. As such, discussions of the Committee’s compensation-setting process in early 2023 through early 2024 generally do not apply to Mr. Humphries.

Determination of achievement of prior year performance for performance-based awards

The Compensation Committee determines the prior year performance. In February 2024, the Compensation Committee determined achievements for ACI and PSUs and approved payouts as follows for the following performance-based awards:

•	Annual bonus amounts under the 2023 ACI program
•	30.3% for corporate leaders
•	15.8% for Mr. Gummadi and 44.9% for Mr. Ayyar, as a portion of the business unit and integrated practice leaders’ 2023 ACI results are derived from the performance of their respective business unit or integrated practice area
•	PSUs as follows:
final achievement and payout for the 2021-2023 PSUs (3-year) granted in 2021 (payout at approximately 91.4%)
for in-cycle grants that have yet to pay out separately, the Compensation Committee determined payout/achievements for the 2022-2024 PSUs granted in 2022 with respect to the revenue and adjusted diluted EPS components for the 2023 performance year (0% and 0%, respectively) and 2023-2025 PSUs granted in 2023 with respect to the revenue and adjusted diluted EPS components for the 2023 performance year (approximately 0% and 76.2%, respectively)

Our NextGen program and ACI and PSU achievement

In the second quarter of 2023, we initiated the NextGen program aimed at simplifying our operating model, optimizing corporate functions and consolidating and realigning office space to reflect the post-pandemic hybrid work environment. Our drive for simplification includes operating with fewer layers in an effort to enhance agility and enable faster decision making. In connection with the NextGen program, in 2023 we incurred costs totaling $229 million. While these costs negatively impacted our 2023 GAAP operating margin and GAAP diluted EPS, they were excluded from our 2023 adjusted operating margin and 2023 adjusted diluted EPS reported to investors. These adjusted metrics are included in the components we use to determine ACI and PSU payouts. Adjusted operating margin and adjusted diluted EPS are not measurements of financial performance prepared in accordance with GAAP. See “Forward-looking statements and non-GAAP financial measures” on page 98 for more information.

Say-on-pay vote at annual meeting and shareholder engagement

In making its decisions regarding executive compensation for 2023, the Compensation Committee considered the significant level of shareholder support our executive compensation program received from shareholders in 2023 (92% support), 2022 (90% support) and prior years. We also prioritize regular engagement with our shareholders regarding a number of governance matters, including executive compensation.

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Primary compensation elements

Base salary

Stable source of cash income at competitive levels

The base salary component of an NEO’s target direct compensation is included to provide financial stability and certainty to balance against the performance-based compensation elements. The salary is intended to reflect the individual’s experience, contributions to the company and scope of responsibilities.

Annual cash incentive (ACI)

Motivate and reward based on short-term company objectives

The Compensation Committee designed our 2023 ACI program to stimulate and support a high-performance environment by tying such incentive compensation to the attainment of short-term goals across four metrics aligned with our company’s objectives that it believes are valued by our shareholders:

•	revenue growth (measured as revenue adjusted for currency fluctuations and acquisitions; 55% weighting);
•	adjusted operating margin (further adjusted for acquisitions; 35% weighting);
•	two strategic objectives:
•	gender diversity rate for employees at the senior manager level and above (5% weighting); and
•	the percentage of revenue aligned with our strategic services delivery model (5% weighting).

For executives overseeing a business unit or integrated practice (including Mr. Gummadi and Mr. Ayyar), 60% of the award was based on performance of the applicable business unit – 35% business unit revenue and 25% business unit profit – and 40% of the award was based on overall company performance as described above.

The maximum award each NEO could receive was 200% of target. Achieving target performance (before taking into account the adjustments described above) generally requires exceeding prior year results. For revenue growth, target reflected a 5.4% increase compared to 2022 actual results. For adjusted operating margin, target required maintaining 2022 actual results as the economic environment across the industry had begun to deteriorate. The targets for gender diversity and revenue from aligned services were set based on targeted improvements in the business.

The Compensation Committee determines the level of achievement, if any, with respect to the performance metrics based on actual company results for the year. See page 52 for further details.

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Restricted stock units (RSUs)

Reward continued service and long-term performance of our common stock

We grant RSUs, which typically vest quarterly over a 3-year period, to reward continued service and long-term performance of our common stock. However, the awards made each year may also include transition grants. Our NEOs (other than our CEO) and other employees who receive annual RSU grants periodically receive transition grants. Transition grants are utilized to ensure that new employees receiving RSU grants begin to vest the full targeted quarterly compensation value of their awards one quarter after the initial grant date instead of having to wait for multiple annual award cycles and vesting periods to pass. As a result, the number of RSUs that vest under transition grants are higher in the initial year to cover a larger proportion of an employee’s target, and gradually taper off over time as subsequent annual RSU grants supplement the initial transition grant. Transition grants are also awarded in the case of an NEO (other than the CEO) or other employee who receives an increase in their annual targeted compensation value for RSUs due to promotion or salary increase. Transition grants do not increase the intended annual target amounts for RSU vestings or diminish the long-term nature of granting equity awards. We believe this approach of receiving a recipient’s full targeted quarterly value for RSU grants over the vesting period provides a competitive advantage as the structure is highly valued by our employees and serves to more quickly align senior leader and shareholder interests.

Performance stock units (PSUs)

Incentivize shareholder return and reward achievement of long-term company financial objectives and performance of our common stock

Our Compensation Committee designed the 2023-2025 PSU awards granted to our NEOs to tie a substantial portion of executive compensation to the attainment of long-term goals across three metrics that it believes are valued by our shareholders:

•	revenue growth (measured as revenue adjusted for currency fluctuations and acquisitions; 50% weighting);
•	adjusted diluted EPS (further adjusted for acquisitions; 25% weighting); and
•	total shareholder return (TSR) (25% weighting) of our common stock on a relative basis as compared to a peer group comprised of the S&P 500 Index.

As further described on page 54, the 2023-2025 PSU awards have a 3-year performance measurement period. The Compensation Committee established all of the applicable growth targets for the revenue and adjusted diluted EPS components upfront in February 2023 as three separate 1-year goals, one for each fiscal year during the performance period (1/3rd weighting each), in each case measured as a percentage increase over prior year actuals. The Compensation Committee believes this approach of a 3-year performance measurement period (with corresponding 3-year service requirement) with one-year growth targets provides a balanced and steady approach between growth and strategic priorities while aligning with the company’s targeted performance over the longer period.

The relative TSR component is measured over the full 3-year performance period, with payout with respect to the metric capped at target in the event the TSR of the company’s common stock on an absolute basis over the performance period is negative.

The 2023-2025 PSUs have a payout range from 0% to 200% of the target.

The Compensation Committee established the 2023-2025 PSU targets to incentivize the company’s management to prioritize continued growth in revenue, increased levels of adjusted diluted EPS and favorable TSR relative to other peer group companies comprising the S&P 500 Index. There was substantial uncertainty at the time the Compensation Committee established the targets as to the likelihood of the company’s attainment of the targeted levels of performance and vesting of the PSUs. For the 2023-2025 PSUs granted in March 2023, the 2023 targets (prior to the adjustments described above) were for 4.5% revenue growth and a 4.5% increase in adjusted diluted EPS as compared to 2022. Similarly, for the 2021-2023 PSU grants awarded in early 2021 and settled in March 2024, the 2023 targets were for 6% revenue growth and a 6% increase in adjusted diluted EPS as compared to 2022, which amounts reflected the more robust macroeconomic environment in which the targets were set. The relative TSR target was set at the 50th percentile vis-à-vis the peer group of companies comprising the S&P 500 Index.

The Compensation Committee determines the level of achievement, if any, with respect to the performance metrics based on actual company results for the 2023, 2024 and 2025 fiscal years and relative TSR results for the full 2023-2025 period. See pages 51, 53 and 54 for further details.

New hire PSU awards to Mr. Kumar

In connection with the January 12, 2023 appointment of Ravi Kumar S as the company’s CEO, the Board granted Mr. Kumar a CEO New Hire Award of PSUs. These PSUs have a target value of $3,000,000, a payout range from 0% to 250% of the target and a longer performance period than our regular annual PSU grants to strengthen alignment between shareholder interests and the new CEO. The PSUs are earned based on the company’s absolute total shareholder return (measured as a compound annual growth rate (“CAGR”)) over the four-year performance period starting on January 12, 2023. This design was selected to focus Mr. Kumar on continued and sustained year-over-year improvement in the return received by the company’s shareholders. The company must achieve a threshold stock price CAGR of 10% in order to earn 50% of the target amount, a target of 15% stock price CAGR in order to earn 100% of the target amount, an “above target” of 17% stock price CAGR in order to earn 200% of the target amount, and a greater than or equal to 20% stock price CAGR in order to earn 250% of the target amount. These amounts would correlate to an absolute growth rate for the company’s common stock across the four-year measurement period of 46% for threshold performance, 75% for target performance, 87% for above target performance and 107% for maximum performance.

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Performance-based compensation – key performance metrics

The graphs below show actual company performance versus the corresponding performance targets for the performance-based compensation elements making up the majority of the company’s awards paid in 2023 or early 2024.

Note: In 2023 we incurred costs relating to our NextGen program totaling $229 million. While these costs negatively impacted our GAAP operating margin and GAAP diluted EPS, they were excluded from our adjusted operating margin and adjusted diluted EPS reported to investors, which form the basis for certain metrics in our performance-based compensation. Adjusted operating margin and adjusted diluted EPS are not measurements of financial performance prepared in accordance with GAAP. See “Forward-looking statements and non-GAAP financial measures” on page 98 for more information.

Relative total shareholder return (TSR)

To incentivize shareholder return, relative TSR is utilized as a performance metric for our PSU awards, although the peer groups for comparison of relative TSR vary. Shown below is the 3-year cumulative TSR on our common stock with the cumulative TSR of the S&P 500 Index and the S&P 500 Information Technology Index.

The company recognizes that its relative TSR performance has not met expectations. In fact, our relative TSR under our 2020-2022 PSUs placed us at the 21.6th percentile and under our 2021-2023 PSUs placed us at the 22.4th percentile of the relevant peer groups, resulting in no payout for the relative TSR portion of each award. The Board recognized the need for Cognizant to make progress faster and accelerate revenue growth and, in January 2023, appointed Ravi Kumar S to succeed Brian Humphries as the company’s CEO. Because relative TSR is a 3-year measure in our PSUs, any benefits from the CEO change will take a period of time to result in improved performance relative to the TSR targets and higher payouts for our executives. However, we are encouraged by our one-year relative TSR for 2023 of the 81.4th percentile compared to the companies in the S&P 500 Index.

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Performance-based compensation – performance by award

The information below shows the awards granted in 2023 and prior years with performance periods covering 2023.

Presentation notes

•	Revenue targets are initially set assuming constant currency. For the ACI, all targets are initially set assuming no acquisitions beyond those that have been announced by the company at the time of target setting. For PSUs, targets are adjusted for all in-year acquisitions. For comparability with actual company results, targets presented herein were adjusted, as applicable, as follows:
	•	Revenue targets were adjusted to include the impact of foreign currency exchange movements and revenue generated by acquisitions, as applicable;
	•	Adjusted operating margin and adjusted diluted EPS targets were adjusted by the impact of acquisitions, as applicable and, in 2021, by the impact of the 2021 class action settlement.
•	Adjusted operating margin and adjusted diluted EPS are not measurements of financial performance prepared in accordance with GAAP. See page 48 for information regarding the impact of our NextGen program on adjusted operating margin and adjusted diluted EPS as well as “Forward-looking statements and non-GAAP financial measures” on page 98 for more information.
•	Payout shown for 2023 ACI applies to corporate executives. A portion of the business unit and integrated practice leaders’ results are impacted by performance of their business unit or integrated practice area; as a result, the payout level for Mr. Gummadi was 15.8% and for Mr. Ayyar was 44.9%.

2023 Annual cash incentive (ACI)

ACI awards were granted by the Compensation Committee on April 5, 2023, cover a performance period of January 1 through December 31, 2023, and were paid on March 15, 2024 (except for Mr. Ayyar, who is based in Singapore, on March 27, 2024). Our 2023 ACI had the same design as the prior year with a large portion of the award tied to our revenue growth target.

Information regarding the weighting, targets and performance on our 2023 ACI metrics is shown below. See pages 47 through 49 for further detail regarding how the targets for each metric were set. Prior to determining the company performance against the targets for 2023, the Compensation Committee (1) adjusted the revenue threshold, target and maximum levels to account for currency fluctuations in a manner intended to ensure that they do not impact, positively or negatively, the achievement of targets and (2) where applicable, adjusted both the revenue and adjusted operating margin threshold, target and maximum levels to account for the amount of revenue and operating margin derived from acquisitions completed during 2023 in a manner intended to ensure that acquisitions do not impact, positively or negatively, the achievement of targets. In connection with determining the ACI payout for 2023, the Compensation Committee exercised its judgment to include in the final payout percentage 5% for all recipients taking into consideration the company’s performance across its two strategic objectives collectively, which together are given 10% weighting under the ACI metrics. With respect to the gender diversity objective, the Compensation Committee took into consideration the fact that management continued to make progress on increasing the number of women at the senior manager level and above (moving from 17.2% actual result in 2022 to 17.8% in 2023) even though the company reduced its overall headcount throughout 2023. With regard to the revenue from strategic services objective, the Compensation Committee acknowledged that in the difficult economic environment of 2023, management was appropriately focused on maintaining the overall revenue of the company rather than the percentage of revenue attributed to its strategic services delivery model.

*	In connection with determining the ACI payout for 2023, the Compensation Committee exercised its judgment to include in the final payout percentage 5% for all recipients in light of the company’s performance across its two strategic objectives collectively, which together are given 10% weighting under the ACI metrics. See the paragraph immediately preceding the above graphic for more detail.

Adjusted operating margin excludes costs related to our NextGen program and is not a measurement of financial performance prepared in accordance with GAAP. See page 98 for more information.

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2021-2023 Performance stock units (PSUs)

2021-2023 PSUs were granted by the Compensation Committee on February 23, 2021 and subsequently in 2021 in connection with promotions to executives, had a 3-year performance period of January 1, 2021 through December 31, 2023, and were settled at approximately 91.4% of target on March 15, 2024. Targets, which are set at the beginning of the 3-year performance period as a % increase over prior year results (assuming no acquisitions) included the following:

•	Revenue: Growth measured as increase in revenue adjusted for currency fluctuations and acquisitions; prior year actual revenue for each year of the performance period that is measured separately against a percentage growth target for such year; targets for all three years set upfront in February 2021 as a percentage increase over the prior year; each year is weighted equally
•	Adjusted diluted EPS: Increase in adjusted diluted EPS over prior year adjusted diluted EPS for each year of the performance period that is measured separately against a percentage increase target for such year; targets for all three years set upfront in February 2021 as a percentage increase over the prior year; each year is weighted equally
•	Relative TSR: Achievement determined after end of 3-year performance period against a peer group of companies in the S&P 500 Information Technology Index plus Capgemini, Tata Consulting Services, Infosys, Wipro, HCL, CGI, EPAM Systems and Genpact

Prior to determining the performance by the company against the revenue and adjusted diluted EPS targets for each year, the Compensation Committee adjusted (1) the revenue threshold, target and maximum levels to account for currency fluctuations in a manner intended to ensure that they do not impact, positively or negatively, the achievement of targets and (2) the revenue and adjusted diluted EPS targets by the amount of revenue and diluted EPS derived from acquisitions completed during the respective years in a manner intended to ensure that acquisitions do not impact, positively or negatively, the achievement of targets. Additionally, in early 2022 the Compensation Committee increased the 2021 adjusted diluted EPS target by the per-share impact of the 2021 class action settlement loss, net of tax, which was excluded from the company’s 2021 adjusted diluted EPS to ensure that the achievement against target reflected the impact of the loss. See “Forward-looking statements and non-GAAP financial measures” on page  98 for more information regarding the class action settlement loss.

Adjusted diluted EPS is not a measurement of financial performance prepared in accordance with GAAP. See page 98 for more information.

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Performance on outstanding PSUs

Our 2022-2024 and 2023-2025 PSUs are structured similarly to the 2021-2023 PSUs described above, with three year performance periods and similar metrics. The 2021-2023 PSUs and 2022-2024 PSUs also utilize the same peer group for relative TSR. In setting the performance targets for the 2023-2025 PSUs, in order to better align with market practices, the Compensation Committee approved a different peer group consisting of the S&P 500 Index. Except for relative TSR, targets are set at the beginning of the 3-year performance period as a percentage increase over prior year results (so the exact target is not known until after the end of the prior year). Prior to determining the performance by the company against the revenue and adjusted diluted EPS targets for each year, the Compensation Committee adjusted, and expects to adjust for 2024 and 2025, (1) the revenue threshold, target and maximum levels to account for currency fluctuations in a manner intended to ensure that they do not impact, positively or negatively, the achievement of targets and (2) the revenue and adjusted diluted EPS targets by the amount of revenue and diluted EPS derived from acquisitions completed during the respective years in a manner intended to ensure that acquisitions do not impact, positively or negatively, the achievement of targets. Performance on such awards for which at least a full calendar year of the performance period has been completed are tracking below target as follows:

	Metric	Year	Threshold	Target	Maximum	Achieved	% of Achievement Earned
2022-2024 PSUs	Revenue (in billions)	Year 1 (2022)	$19.3	$19.7	$20.1	$19.4	61%
		Year 2 (2023)	$20.7	$21.1	$21.5	$19.4	0%
		Year 3 (2024)
	Adjusted Diluted EPS	Year 1 (2022)	$4.44	$4.53	$4.61	$4.40	0%
		Year 2 (2023)	$4.75	$4.84	$4.92	$4.55	0%
		Year 3 (2024)
	Relative TSR	3-year period	30th %ile	50th %ile	80th %ile	38.8th %ile as of 12/31/2023
2023-2025 PSUs	Revenue (in billions)	Year 1 (2023)	$20.0	$20.4	$20.8	$19.4	0%
		Year 2 (2024)
		Year 3 (2025)
	Adjusted Diluted EPS	Year 1 (2023)	$4.51	$4.59	$4.68	$4.55	76%
		Year 2 (2024)
		Year 3 (2025)
	Relative TSR	3-year period	30th %ile	50th %ile	80th %ile	81.4th %ile as of 12/31/2023
Adjusted diluted EPS is not a measurement of financial performance prepared in accordance with GAAP. See page 98 for more information.

In addition to the PSU awards described above, Brian Humphries, our former CEO, received PSUs in connection with his April 2019 hiring that included performance criteria based on absolute and relative TSR. One-half of such PSUs were based on absolute TSR (with a threshold of 25% return) and one-half were based on relative TSR against the S&P 500 Information Technology Index (with a threshold of the 30th percentile), in each case over a four-year performance period from April 1, 2019 through March 31, 2023. These PSUs were tracking below threshold and would not have paid out even if they had not been forfeited in connection with the termination of Mr. Humphries’ employment effective as of March 15, 2023.

Mr. Kumar received a CEO New Hire award of PSUs when he joined the company in January 2023. The payout is based on absolute TSR (measured by CAGR) of the company’s common stock over the four-year performance period. Based on CAGR performance through the portion of the performance period ending December 31, 2023 of 30.4%, Mr. Kumar’s PSUs are on pace for achievement of the maximum level of performance.

2024 ACI and 2024-2026 PSUs

In early 2024, the Compensation Committee considered how the uncertain economic environment across the technology professional services industry presented challenges in setting financial performance goals. To reflect these challenges while continuing to maintain goal rigor and the integrity of the company’s performance-based compensation programs, the Committee adopted an ACI payout design that provides less variability in payout for performance at or near target levels. In addition, the strategic initiatives were combined into an overall set of qualitative goals to be evaluated at the end of the performance year. These goals, which include a goal related to GenAI, a desire to improve female representation in mid-level and senior roles, and a skilling goal related to our Synapse Initiative, collectively comprise a total 10% of the ACI opportunity.

Similarly, due to multi-year goal-setting challenges in the uncertain economic environment across the industry, the Compensation Committee approved a new design for the 2024-2026 PSUs that increases the emphasis on relative performance against peers (versus absolute performance). The new awards balance relative performance (relative revenue growth, with a 50% weighting, and relative TSR, with a 25% weighting) compared to peers and companies comprising the S&P 500 Index, respectively, with absolute EPS growth, with a 25% weighting. Each of these measures is based on a full three-year performance period. These changes are designed to continue to incentivize shareholder return and reward achievement of long-term company financial objectives and performance of the company’s common stock, while maintaining overall pay competitiveness, thereby attracting, retaining and providing stability of the executive leadership team.

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Compensation by NEO

This section includes compensation information for and provides an overview of the compensation decisions made with respect to our NEOs.

Three views of compensation

To assist shareholders in understanding the compensation arrangements for our NEOs, we provide the following three views of compensation:

Target Direct Compensation – The Compensation Committee utilizes target direct compensation to review, evaluate and make decisions, typically early in the year, with respect to the compensation of our NEOs. This view is intended to capture the annual compensation that would be delivered to an NEO in a theoretical, steady environment where the same annual compensation was granted in multiple years and the company’s performance was at target across all such years. The Compensation Committee believes this view is most appropriate for its decision-making, including evaluation against the compensation practices of comparable companies with which we compete for talent, as it is designed to capture the annual compensation an NEO would be expected to earn, assuming company performance at target, based on the decisions of the Compensation Committee in the year of such decision. Target direct compensation excludes additional cash and equity awards that are made for new hires, retention or other purposes that are not intended to be recurring.

SEC Compensation – The SEC compensation view summarizes the compensation of an NEO consistent with the compensation calculated in accordance with SEC rules and set out in the “2023 Summary compensation table” on page 70. The SEC compensation view reflects the actual base salary and ACI earned by an NEO in a given year, any cash bonuses, the grant date fair value of all RSUs and PSUs granted in a given year (including equity awards that are made for new hires, retention or other purposes) and all other compensation, including perquisites, required to be reported under SEC rules. SEC compensation includes several items for which the NEOs do not actually receive the amounts during the year, such as equity grants that may not vest for several years (or at all). It also excludes items that may be paid during the year, but that are attributable to prior years. As such, the SEC compensation may differ substantially from the compensation actually realized by our NEOs.

Realized Compensation – To supplement the SEC-required disclosure, we provide a realized compensation view that is designed to capture the compensation actually received by an NEO in a given year. We calculate realized compensation by using the reported W-2 income for an NEO (or, in the case of NEOs who are not resident in the U.S., the comparable information as if they had received a W-2) for a given year and substituting the actual ACI paid in such year (which relates to the prior year given such incentives are paid in the first quarter of the following year) with the ACI earned for such year. Realized compensation is not a substitute for the amounts reported as SEC compensation. See “Pay versus performance table” on page 83 for additional information on compensation actually paid to NEOs as compared to SEC compensation.

Because the compensation elements of our NEOs may be calculated differently across the three views of compensation, these views can result in very different compensation outlooks for each NEO. In general, base salary tends to be stable across the three views (unless an NEO joins the company late, or departs the company early, in any given year such that their pro-rata actual base salary will be substantially lower than target annual base salary) but in the case of compensation elements that are tied to performance metrics, whether and how well the company achieves the performance targets can lead to wide discrepancies between the Target Direct Compensation view and the other two views of compensation. In addition, the differences in how equity-based compensation is presented across the three views can also lead to large differences across the various views. The table below, which summarizes the manner in which the various compensation elements for a given year are used to build target direct compensation, SEC compensation and realized compensation, denotes the differences in how the various compensation elements are calculated and credited to NEOs between the different views. See Executive Compensation Tables beginning on page 70 for additional information regarding these items.

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	Target Direct Compensation	SEC Compensation	Realized Compensation
	Theoretical compensation utilized to review, evaluate and make decisions regarding NEO compensation	Compensation calculated as required by SEC rules, which may differ substantially from compensation actually realized by NEOs	Compensation designed to reflect compensation actually received by an NEO in a given year
Base Salary	Target base salary for the year (generally equal to actual base salary)	Actual base salary for the year (and, for Mr. Humphries and Ms. Schmitt, cash paid in lieu of unused vacation at the time each left the company in March 2023 and May 2023, respectively)	Actual base salary for the year (and, for Mr. Humphries and Ms. Schmitt, cash paid in lieu of unused vacation at the time each left the company in March 2023 and May 2023, respectively)
ACI	Target ACI for the year	Actual ACI earned for the year	Actual ACI earned for the year
PSUs	Target value of the PSUs to vest each year, excluding additional awards	Grant date fair value of the PSUs granted during the year, calculated with respect to relative TSR as an award with a “market condition” under applicable accounting rules	Actual value as of the vesting date of PSUs that vested during the year
RSUs	Grant date fair value of the RSUs targeted to vest each year, excluding additional awards	Grant date fair value of the RSUs granted during the year; may include transition grants that initially create compensation reported in excess of target amounts, but are designed to ensure receipt of target amounts annually	Actual value as of the vesting date of RSUs that vested during the year
Bonus

Kumar only: $750,000 as cash sign-on bonus

Dalal only: $150,000 as initial portion of $300,000 cash sign-on bonus

Gummadi only: $1,000,000 bonus for service as interim head of North America ($250,000 was paid in 2022 with the remaining paid in 2023)

Kumar only: $750,000 as cash sign-on bonus

Dalal only: $150,000 as initial portion of $300,000 cash sign-on bonus

Gummadi only: $1,000,000 bonus for service as interim head of North America ($250,000 was paid in 2022 with the remaining paid in 2023)

Other		All other compensation as required by SEC rules, including perquisites

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Ravi Kumar Current CEO (since January 12, 2023)

Key responsibilities and career highlights

Mr. Kumar has served as our CEO since January 12, 2023. In this role, Mr. Kumar sets the company’s strategic direction, promotes the company’s client-first culture and focuses on ensuring the company’s sustainable growth and driving long-term shareholder value. Prior to joining the company, Mr. Kumar served as President of Infosys from 2016 to 2022, where he led the global services organization across all industry segments and served as Chairman of the Board of Infosys BPM Ltd. Previously, he was the Group Head for the Insurance, Healthcare, and Cards and Payments unit, and led the Global Delivery organization where he built the Oracle and CRM practices. Before joining Infosys, Mr. Kumar served in positions of increasing responsibility at PricewaterhouseCoopers, Cambridge Technology Partners, Oracle and Sapient (now Publicis Sapient).

Age 52	Cognizant Tenure 1 year
Education Shivaji University - B.E. Xavier Institute of Management, India - M.B.A.

Committee assessment and target direct compensation

Mr. Kumar was selected by the Board to serve as the company’s new CEO based on his experience gained from his 20-year career at Infosys where he held various leadership roles, most recently serving as President from 2016 to 2022. In connection with his appointment as CEO, the company provided Mr. Kumar with an offer letter and subsequently entered into an Executive Employment and Non-Disclosure, Non-Competition and Invention Assignment Agreement effective January 12, 2023, pursuant to which Mr. Kumar agreed to serve as the company’s CEO. The Compensation Committee reviewed and approved the compensation arrangements set forth in the offer letter and Mr. Kumar’s employment agreement after considering compensation information provided by Pay Governance for CEOs in the company’s peer group and other information on compensation arrangements for new CEOs.

The Compensation Committee approved, and Mr. Kumar’s employment agreement provides for (by reference to the offer letter, where applicable), 2023 annual target direct compensation of $14,500,000 comprised of: (i) base salary of $1,000,000, (ii) ACI target of $2,000,000, (iii) PSUs of $6,900,000 and (iv) RSUs of $4,600,000.

SEC compensation

Mr. Kumar’s 2023 SEC compensation was substantially higher than his target direct compensation primarily due to the inclusion of the following one-time awards that he received upon becoming the CEO of the company: (a) his CEO New Hire Award of PSUs with a target value of $3,000,000 (see page 50 for more information); (b) an equity award consisting of RSUs with a grant date value of $5,000,000, which was a buyout award to replace forfeited equity awards from his previous employer, and (c) a cash sign-on bonus of $750,000. These one-time awards are partially offset by the 2023 ACI award payout being 30.3% of target and pro-rated for the partial year of service.

Realized compensation

Mr. Kumar’s realized compensation was significantly lower than his target direct compensation primarily because his 2023 PSU grants, including his CEO New Hire Award, are scheduled to vest, subject to the satisfaction of performance criteria, in future periods and because his 2023 ACI award payout amount was lower than the target amount. These were partially offset by the inclusion of the one-time cash sign-on bonus he received at the time of his appointment as CEO. His 2023 realized compensation consisted principally of his base salary, 2023 ACI award payout at 30.3% of target, and quarterly vestings of RSUs in the aggregate amount of approximately $4,911,000 and cash sign-on bonus of $750,000.

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Brian Humphries Former CEO (until January 12, 2023)

Key responsibilities and career highlights

Mr. Humphries served as our CEO from April 1, 2019 until January 12, 2023. While serving in his role as CEO, Mr. Humphries set the company’s strategic direction, promoted the company’s client-first culture and focused on ensuring the company’s sustainable growth and driving long-term shareholder value. Prior to joining Cognizant, he was CEO of Vodafone Business where he was responsible for the strategy, solution development, sales, marketing, partnerships and commercial and financial success of Vodafone Business, a division of Vodafone Group, one of the world’s largest telecommunications companies. Prior to Vodafone, Mr. Humphries held a variety of executive roles at technology companies Dell Technologies and Hewlett-Packard.

Age 50	Cognizant Tenure 4 years
Education University of Ulster, Northern Ireland - B.A.

Effective January 12, 2023, Mr. Kumar succeeded Mr. Humphries as the company’s CEO. Mr. Humphries remained an employee and special advisor to the company until March 15, 2023. His separation was considered an involuntary termination without cause. See “Termination of Brian Humphries as CEO and related severance payments” on page 68 for further details regarding the severance received by Mr. Humphries. Due to his transition out of the CEO role and imminent departure at the time the Compensation Committee was determining 2023 target direct compensation for executive officers, the Compensation Committee did not set 2023 target direct compensation for Mr. Humphries.

Mr. Humphries’ total 2023 SEC compensation of approximately $4,216,000 was comprised of base salary through the effective date of his termination on March 15, 2023 (approximately $317,000) and approximately $3,899,000 of other compensation, including severance benefits he was entitled to under his employment agreement (see page 72 for these other items of compensation and page 68 for more information on Mr. Humphries’ severance benefits). He did not receive a 2023 ACI award or any new grants of RSUs or PSUs in 2023.

In addition to the items described above, Mr. Humphries’ 2023 realized compensation included RSU vestings from January 1, 2023 through the date of his termination of employment in the aggregate amount of approximately $1,150,000, RSU vestings in the aggregate amount of approximately $2,780,000 pursuant to the severance provisions of his employment agreement (see page 68 for more information on such severance benefits), and approximately $5,717,000 for the March 2023 vesting of his 2020-2022 PSUs.

In early December 2022, the Compensation Committee approved a change in the currency for Mr. Humphries’ base salary for 2023 to reflect the payment in Swiss Francs (CHF) rather than British pounds; this change was made in recognition of Mr. Humphries’ primary residence and the requirement, applicable as of January 1, 2023, that Swiss social security payments be made with respect to Mr. Humphries. Salary and portions of the severance amounts discussed above were converted to US$ based on 1 CHF = $1.11 and £1 = $1.24 exchange rates, the 12-month averages for fiscal year 2023. See page 68 for more information.

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Jatin Dalal Current CFO (since December 4, 2023)

Key responsibilities and career highlights

Mr. Dalal leads the company’s worldwide financial planning and analysis, accounting and controllership, tax, treasury and internal audit functions. He also oversees corporate development, investor relations, enterprise risk management, sales operations, pricing, post-acquisition integration and information technology functions. Prior to joining Cognizant in December 2023, he served as President and CFO of Wipro, a position he assumed after serving as CFO from 2015 to 2019. Previously, he held various leadership positions at Wipro, including CFO, IT Business from 2011 to 2015. Mr. Dalal joined Wipro in 2002 from the General Electric Company, where he began his career in 1999.

Age 49	Cognizant Tenure 0 years

Education
National Institute of Technology, Surat - B.E.

Narsee Monjee Institute of Management Studies, Mumbai - Postgraduate diploma in Business Administration

The Wharton School of the University of Pennsylvania - Advanced Management Program

Committee assessment and target direct compensation

Mr. Dalal was selected by the Board to serve as the company’s new CFO based on his experience gained from his long career at Wipro, where he held various positions of increasing responsibility since joining the company in 2002, most recently serving as President and CFO from 2019 to 2023. In connection with his appointment as CFO, the company provided Mr. Dalal with an offer letter and subsequently entered into an Executive Employment and Non-Disclosure, Non-Competition and Invention Assignment Agreement effective December 4, 2023, pursuant to which Mr. Dalal agreed to serve as the company’s CFO. The Compensation Committee reviewed and approved the compensation arrangements set forth in the offer letter and Mr. Dalal’s employment agreement after considering compensation information provided by Pay Governance for CFOs in the company’s peer group and other information on compensation arrangements for new CFOs.

The Compensation Committee approved, and Mr. Dalal’s employment agreement provides for, 2023 annual target direct compensation of $5,200,000 comprised of: (i) base salary of $750,000, (ii) ACI target of $750,000, (iii) PSUs of $1,850,000 and (iv) RSUs of $1,850,000.

SEC compensation

Mr. Dalal’s 2023 SEC compensation was lower than his target direct compensation primarily because he received only a pro rata portion of his annual base salary based on his employment commencing in December 2023, the difference in value of his PSUs as reported for SEC compensation versus in target direct compensation and a much smaller ACI award payout of only 30.3% of the pro rata portion of his target ACI amount based on his employment start date. These lower amounts were partially offset by the receipt of a transition RSU award of approximately $2,300,000 at the time he began his employment (see page 50 for additional information on transition awards), the inclusion of certain other items of compensation not included in calculating his target direct compensation (see page 72 for more information on the other items of compensation) and the inclusion of the following one-time awards that he received upon becoming the CFO of the company: (a) an equity award consisting of RSUs with a grant date value of $765,000 and (b) payment of $150,000 as the first half of a $300,000 cash-sign on bonus.

Realized compensation

Mr. Dalal’s realized compensation was significantly lower than his target direct compensation primarily because (i) he received only a pro rata portion of his annual base salary based on his employment commencing in December 2023 as well as a much smaller ACI award payout compared to target and (ii) due to the timing of the start of his employment in December 2023, his realized compensation did not include any RSU or PSU vestings. His 2023 realized compensation consisted principally of his base salary of approximately $60,000, pro rata 2023 ACI award payout at 30.3% of target, cash sign-on bonus of $150,000 and certain other items of compensation not included in calculating his target direct compensation of approximately $48,000 (see page 72 for more information on the other items of compensation).

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Jan Siegmund Former CFO (through December 3, 2023)

Key responsibilities and career highlights

Mr. Siegmund served as our CFO from September 1, 2020 through December 3, 2023. During his tenure as CFO, Mr. Siegmund led the company’s worldwide financial planning and analysis, accounting and controllership, tax, treasury and internal audit functions. He also oversaw corporate development, investor relations, enterprise risk management, sales operations, pricing, post-acquisition integration and information technology functions. Prior to joining Cognizant in September 2020, he was the CFO for Automatic Data Processing (ADP), a global human capital management technology and services provider. He began his career at McKinsey & Company. Mr. Siegmund is a member of the board of directors of The Western Union Company.

Age 59	Cognizant Tenure 4 years
Education Technical University Karlsuhe - M.A. University of California, Santa Barbara - M.A. Technical University of Dresden, Germany - Doctorate

Committee assessment and target direct compensation

The Compensation Committee, at its meeting in February 2023, evaluated Mr. Siegmund’s prior year performance and the updated information provided by Pay Governance for CFOs in the company’s peer group. Based on these considerations, the Compensation Committee determined that Mr. Siegmund’s target direct compensation for 2023 should remain consistent with a target annual amount of $6,600,000.

The specific components of Mr. Siegmund’s 2023 target direct compensation were as follows: (i) base salary of $850,000, (ii) ACI target of $850,000, (iii) PSUs of $2,450,000 and (iv) RSUs of $2,450,000.

In late summer 2023, Mr. Siegmund announced his plans to retire from the company. He subsequently ceased to be CFO, effective December 4, 2023. He remained an employee and special advisor to the company until March 31, 2024.

SEC compensation

Mr. Siegmund’s 2023 SEC compensation was slightly lower than his target direct compensation, primarily due to the 2023 ACI award payout being 30.3% of target, which was partially offset by the higher value of the PSUs as reported for SEC compensation versus in target direct compensation.

Realized compensation

Mr. Siegmund’s realized compensation was lower than his target direct compensation primarily because his PSU grants are largely expected to vest in future periods and because his 2023 ACI award payout amount was lower than the target amount. His 2023 realized compensation consisted principally of his base salary, 2023 ACI award payout at 30.3% of target, PSU vestings in the aggregate amount of $611,000 and quarterly vestings of RSUs in the aggregate amount of approximately $2,617,000.

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Surya Gummadi EVP and President, Americas	Key responsibilities and career highlights
Mr. Gummadi has served as our Executive Vice President and President, Americas since January 2023. Mr. Gummadi served as our SVP, Americas (Interim) from July 2022 to January 2023. He served as senior vice president of Cognizant’s Health Sciences business segment from April 2022 to January 2023, Vice President and leader of our Healthcare business from February 2020 to July 2020 and market head for our Health Plans business from October 2017 to February 2020. Prior to that, he served in a variety of roles in his 25-year tenure with Cognizant.
Age 47	Cognizant Tenure 25 years
Education Indian Institute of Technology, Bombay - B.M.E.

Committee assessment and target direct compensation

The Compensation Committee, at its meeting in February 2023, evaluated Mr. Gummadi’s prior year performance, his new role as EVP and President, Americas, the company’s Americas business performance and compensation information provided by Pay Governance for executives with similar responsibilities in the company’s peer group for 2023. Based on these considerations, the Compensation Committee determined that Mr. Gummadi’s target direct compensation for 2023 should be increased to $3,500,000 (57% increase vs. 2022), in connection with his promotion to serve as the EVP and President, Americas.

The specific components of Mr. Gummadi’s 2023 target direct compensation were approved by the Compensation Committee as follows: (i) base salary of $650,000 (a 24% increase vs. 2022), (ii) ACI target of $650,000 (a 26% increase over his non-equity incentive bonus for 2022), (iii) PSUs of $1,100,000 (an 83% increase vs. 2022) and (iv) RSUs of $1,1,00,000 (an 83% increase vs. 2022). His ACI award was based 40% on the overall company ACI metrics and targets like the other NEOs, with the remaining 60% based on metrics and targets specific to the Americas business unit: (a) 35% based on constant currency revenue growth of the Americas business unit and (b) 25% based on Americas business unit profit.

SEC compensation

Mr. Gummadi’s SEC compensation was higher than his target direct compensation primarily due to the inclusion of a transition RSU award of approximately $1,000,000 in connection with his increased compensation (see page 50 for additional information on transition awards), and the payment of the remaining $750,000 of a $1,000,000 aggregate bonus awarded in 2022 related to his interim role, each of which is not included in target direct compensation. These increases in SEC compensation were partially offset by his 2023 ACI award payout being 15.8% of target.

Realized compensation

Mr. Gummadi’s realized compensation was slightly lower than his target direct compensation primarily because his PSU grants are largely expected to vest in future periods and because his 2023 ACI award payout amount was lower than the target amount. His 2023 realized compensation consisted principally of his base salary, 2023 ACI award payout at 15.8% of target (based on the company’s and his business unit’s 2023 performance), PSU vestings in the aggregate amount of $137,000, quarterly vestings of RSUs in the aggregate amount of approximately $1,598,000, and the remaining $750,000 of his bonus paid upon completion of his interim role of SVP, Americas.

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John Kim EVP, Chief Legal Officer, Chief Administrative Officer and Corporate Secretary (EVP, General Counsel, Chief Corporate Affairs Officer and Secretary during 2023)	Key responsibilities and career highlights
Mr. Kim has held the title of Executive Vice President, Chief Legal Officer, Chief Administrative Officer and Corporate Secretary since February 2024. This title change was made to better reflect his responsibilities after previously serving as our Executive Vice President, General Counsel, Chief Corporate Affairs Officer and Secretary beginning March 2021. In this role, he leads the company’s legal, company secretary, compliance, corporate security, regulatory, ESG, global real estate, procurement, contract lifecycle risk management and strategic negotiations functions. He joined Cognizant in November 2019 as Senior Vice President and Deputy General Counsel, Global Commercial Contracts. Prior to joining Cognizant, he served as Global Head of Big Deals at Capgemini, U.S. Counsel for WNS Global Services and General Counsel for Travelport, a leading travel technology company, as well as a number of technology service companies.
Age 56	Cognizant Tenure 4 years
Education Columbia University – B.A. Cornell Law School – J.D.

Committee assessment and target direct compensation

The Compensation Committee, at its meeting in February 2023, evaluated Mr. Kim’s prior year performance and compensation information provided by Pay Governance for executives with similar responsibilities based on a size and industry appropriate peer group and market data, including compensation information for executives at other companies with similar responsibilities in the company’s peer group for 2023. Based on these considerations, the Compensation Committee determined that Mr. Kim’s target direct compensation for 2023 should be increased to $3,800,000 (16% increase vs. 2022) to reflect additional responsibilities he took on in early 2023 overseeing the company’s procurement, global real estate and contract lifecycle risk management functions.

The specific components of Mr. Kim’s 2023 target direct compensation were as follows: (i) base salary of $700,000 (an 8% increase vs. 2022), (ii) ACI target of $700,000 (an 8% increase vs. 2022), (iii) PSUs of $1,200,000 (a 20% increase vs. 2022) and (iv) RSUs of $1,200,000 (a 23% increase vs. 2022).

SEC compensation

Mr. Kim’s 2023 SEC compensation was higher than his target direct compensation due primarily to the inclusion of the full grant date value of a special one-time RSU grant of approximately $500,000 related to his efforts in connection with the early 2023 CEO transition and his receipt of a transition grant of approximately $450,000 in RSUs in connection with his increased compensation (see page 50 for additional information on transition awards); this amount was largely offset by below target payment of the 2023 ACI.

Realized compensation

In 2023, Mr. Kim’s realized compensation was significantly lower than his target direct compensation primarily because his increased PSU grants are largely expected to vest in future periods and because his 2023 ACI award payout amount was lower than the target amount. His realized compensation for 2023 consisted principally of his base salary, 2023 ACI award payout at 30.3% of target, PSU vesting of approximately $138,000 and quarterly vesting of RSUs in the aggregate amount of approximately $1,188,000.

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Ganesh Ayyar EVP and President, Intuitive Operations and Automation and Industry Solutions

Key responsibilities and career highlights

Mr. Ayyar has been our Executive Vice President and President, Intuitive Operations and Automation since July 2022 and assumed additional responsibilities for Industry Solutions in April 2023. In his role, he oversees a global team of associates in providing business process services, automation services and platform services to clients. Previously, he was EVP and President, Digital Operations, from August 2019 to June 2022. Prior to that, he was the CEO of Mphasis (a global IT services company listed in India), from 2009 to 2017. He was recognized as the CEO of the Year in 2016 by CEO Connections for his successful track record of transformation initiatives and market value enhancements.

Age 62	Cognizant Tenure 5 years
Education University of Madras, India – BCom Institute of Chartered Accountants of India - Chartered Accountancy

Committee assessment and target direct compensation

The Compensation Committee, at its meeting in February 2023, evaluated Mr. Ayyar’s prior year performance, the company’s growth and transformation initiatives and strategic priorities, and the compensation information provided by Pay Governance for executives with similar responsibilities in the company’s peer group for 2023. Based on these considerations, the Compensation Committee determined that Mr. Ayyar’s target direct compensation for 2023 should be increased to approximately $3,126,000 (8% increase vs. 2022) to reflect the continued performance of the integrated practice area under his oversight.

The specific components of Mr. Ayyar’s 2023 target direct compensation were as follows: (i) base salary of S$958,000 (Singapore dollar; approximately US$713,000; an 11% increase vs. 2022 USD salary), (ii) ACI target of S$958,000 (approximately US$713,000; an 11% increase vs. 2022 USD ACI), (iii) PSUs of $850,000 (a 6% increase vs. 2022) and (iv) RSUs of $850,000 (a 6% increase vs. 2022). His ACI award was based 40% on the overall company ACI metrics and targets like the other NEOs, with the remaining 60% based on metrics and targets specific to the Intuitive Operations and Automation business unit: (i) 35% based on constant currency revenue growth of the integrated practice and (ii) 25% based on integrated practice profit.

SEC compensation

Mr. Ayyar’s SEC compensation was lower than his target direct compensation primarily due to his 2023 ACI award payout being 44.9% of target, which was partially offset by his receipt of a transition grant of approximately $100,000 in RSUs in connection with his increased compensation (see page 50 for additional information on transition awards) and the higher value of the PSUs as reported for SEC compensation versus in target direct compensation.

Realized compensation

Mr. Ayyar’s 2023 realized compensation was lower than his target direct compensation primarily because many of his PSU grants are expected to vest in future periods and because his 2023 ACI award payout amount was lower than the target amount. His realized compensation for 2023 consisted principally of his base salary, 2023 ACI award payout at approximately 44.9% of target (based on the company’s and his integrated practice’s 2023 performance), PSU vesting of approximately $642,000 and quarterly vestings of RSUs in the aggregate amount of approximately $908,000.

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Becky Schmitt Former Chief People Officer (until May 5, 2023)	Key responsibilities and career highlights
Ms. Schmitt served as our Chief People Officer from February 2020 through May 5, 2023. In this role, she led all aspects of people management and company culture, including attracting world-class, diverse talent and developing a future-ready workforce. Prior to joining Cognizant, she was the Chief People Officer of Sam’s Club, a division of Walmart, from 2018 to 2020 and in various other senior human resources roles at Walmart before that. Prior to joining Walmart in 2016, she spent over 20 years with Accenture in various human resources roles, culminating in her role as HR Managing Director, North America Business from 2014 to 2016.
Age 50	Cognizant Tenure 3 years
Education University of Michigan, Ann Arbor – B.A.

Committee assessment and target direct compensation

The Compensation Committee at its meeting in February 2023, evaluated Ms. Schmitt’s prior year performance and compensation information provided by Pay Governance for executives with similar responsibilities in the company’s peer group for 2023. Based on these considerations, the Compensation Committee determined that Ms. Schmitt’s target direct compensation for 2023 be set at $4,200,000.

The specific components of Ms. Schmitt’s 2023 target direct compensation were as follows: (i) base salary of $700,000, (ii) ACI target of $700,000, (iii) PSUs of $1,400,000 and (iv) RSUs of $1,400,000.

Ms. Schmitt voluntarily terminated her employment with the company effective May 5, 2023.

SEC Compensation

Ms. Schmitt’s SEC compensation in 2023 was slightly higher than her target direct compensation primarily due to the inclusion of the full grant date value of a transition RSU award of approximately $2,500,000 (in addition to regular annual awards) to replace expiring off-cycle awards and ensure continued vesting of Ms. Schmitt’s annual targeted RSU amount (see page 50 for additional information on transition awards). This transition award was larger than typical for such awards because it replaced one of the last RSU awards that was granted on a three-year cycle by the company before it transitioned to the more typical practice of granting annual awards. The value of this transition award in SEC compensation was largely offset by (i) Ms. Schmitt’s forfeiture of her ACI award when she left the company and (ii) her receipt of only a pro rata portion of her annual base salary through the date of termination of her employment.

Realized Compensation

Ms. Schmitt’s realized compensation in 2023 was substantially lower than her target direct compensation primarily because she only received a pro rata portion of her annual base salary through the date of termination of her employment and forfeited her ACI award payout and unvested stock awards (including the transition award discussed above) at the time she left the company in May 2023. Her 2023 realized compensation consisted principally of her base salary through May 2023, quarterly vesting of RSUs in the aggregate amount of approximately $622,000 and PSU vesting of approximately $1,145,000.

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Other elements of compensation

Broad-based programs

Our executive officers are eligible to participate in our broad-based medical, dental, vision, life and accidental death insurance programs, as well as in retirement programs generally available to employees in each applicable country. The availability of these broad-based benefit programs enhances employee morale and loyalty.

Our U.S.-based executive officers are eligible to participate in our 401(k) savings plan, 2004 Employee Stock Purchase Plan (as amended and restated, the “ESPP”), and the Cognizant Technology Solutions Supplemental Retirement Plan (the “CSRP”) on the same basis as other U.S.-based employees (or executives in the case of the CSRP) generally. Under the 401(k) savings plan, we match employee contributions at the rate of 50% for each dollar contributed during each pay period, up to the first 6% of eligible compensation contributed during each pay period and an additional year-end match at the rate of 50% of the first 2% contributed (subject to employment at the end of the plan year), subject to applicable plan and U.S. Internal Revenue Service (“IRS”) limits. The matching contributions vest after the first year of employment for those hired 2022 or later (those hired prior to 2022 were subject to immediate vesting). To ensure plan compliance, Highly Compensated Employees (“HCEs”) are subject to lower contribution limits to the 401(k) than non-HCEs. Due to these rules, HCEs can avail themselves of the CSRP without forgoing the company match. The CSRP is a nonqualified savings plan in which the employee’s contributions are made on a post-tax basis to an individually owned, portable and flexible retirement plan held with a life insurance company. Although there is a limit in the amount of employer contributions, there is no limit to the amount an employee may contribute to the CSRP, and it can be used in concert with other retirement strategies that may be available outside the company. The CSRP allows participants to choose between a tax-deferred variable retirement annuity and a variable (equity investment) life insurance plan. Both the annuity and the life insurance plan offer the ability to exchange the policy for a guaranteed retirement income that cannot be outlived as well as a range of investment options for the executive to choose from.

Our U.K.-based executive officers (including, for 2023 during the period he remained an employee of the company, Mr. Humphries) are eligible to participate in our U.K. group personal pension plan on the same basis as other U.K.-based employees generally. Under this plan, we match employee contributions of up to 10% of eligible salary (depending on the employee’s job grade), subject to applicable statutory annual allowance limits. For any excess pension contributions over the annual allowance limits, that an employee may be eligible for under the terms of such employee’s contract of employment, such employee has the option to elect such excess contribution value as a cash allowance, subject to applicable tax law.

Our Singapore-based executive officers are eligible to participate in the Central Provident Fund (the “CPF”), which is a statutory benefit program, on the same basis as all other regular Singapore-based employees generally. Under the CPF, we make a matching contribution between 7.5% and 17% of the employee’s monthly wages, depending on the age of the employee. The matching contribution percentage applies to (i) the first S$6,000 in monthly wages (beginning in September 2023, this amount was raised to S$6,300) (“ordinary wages”) plus (ii) an additional wage ceiling amount calculated by subtracting the total annual ordinary wages subject to CPF from S$102,000. This contribution immediately vests.

RETIREMENT, DEATH AND DISABILITY POLICY

Our executive officers and certain other senior employees are eligible to participate in our retirement, death and disability policy.
Eligibility	All employees at the vice president level and above
Retirement	Voluntary retirement upon: • At least 55 years of age; and • At least 10 years of service
Benefits

RSUs continue to settle on the originally scheduled vesting dates following departure (except in the event of (i) death, in which case the vesting and payment of RSUs accelerate and become immediately vested to the time of death, or (ii) disability, in which case RSUs eligible for the policy (as described below) settle on the originally scheduled vesting dates following departure and RSUs ineligible for the policy settle at the time of disability)

•  Applies only to equity awards granted on or after the adoption of the policy and at least 6 months before the individual’s termination of service

PSU awards are prorated based on the portion of the performance measurement period during which the individual was employed before retirement, death or disability (actual performance continues to be assessed on the full original performance measurement period)

ACI / annual bonus at the achieved level for the year during which the departure occurs for departures on or after July 1 of the year (prorated for portion of the year served) or for the prior year (if unpaid at the time of departure) Company-paid health benefits for a period of time following retirement or a departure due to disability

	• Executive vice president or above	18 months
	• Senior vice president	12 months
	• Vice president	6 months
Additional Conditions	3 months’ notice before retirement to allow for succession planning, execution of a release and compliance with non-competition and non-solicitation restrictions (subject to administrator discretion and where permitted by law)

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Perquisites

We seek to maintain an egalitarian culture in our facilities and operations. The company’s philosophy is to provide a minimal number of personal benefits and perquisites to its executives and generally only when such benefits have a strong business purpose.

We incur expenses to ensure that our employees, including our executive officers, are accessible to us and our customers at all times and to promote our commitment to provide our employees and executives with the necessary resources and technology to allow them to operate “around the clock” in a “virtual office” environment. However, we do not view these expenses as executive perquisites because they are essential to the efficient performance of executives’ duties and are comparable to the benefits provided to a broad-based group of our employees. We also provide personal security services to certain of our executive officers where we believe the provision of such services is in the interest of the company, and we may reimburse executives for approved travel expenses where an immediate family member accompanies an executive to attend a business function at which such family member is generally expected to attend. In addition, during his tenure as CEO of the company, we provided Mr. Humphries with a corporate apartment in New York as a result of his frequent travel to our New York office.

Company policies impacting compensation

Executive stock ownership guidelines

Our stock ownership guidelines are designed to further align the interests of our senior leadership, including our NEOs, with those of our shareholders. Under the guidelines, our CEO and each direct report of the CEO who is at the level of EVP or higher is required over time to hold a number of shares (including a portion of the shares underlying restricted stock units) with a value equal to the applicable multiple of annual base salary. The annual base salary utilized in the calculation is the annual base salary applicable as of the date an individual becomes subject to the stock ownership guidelines. The stock price used to assess compliance is the closing price per share of the company’s common stock on the first trading day of the fiscal year in which compliance is being assessed. Compliance is required within five years of an officer becoming subject to the guidelines, subject to limited exceptions for hardship or other personal circumstances as determined by the Compensation Committee. As of April 8, 2024, none of our currently employed NEOs had yet reached their five-year deadline for compliance with the stock ownership guidelines; however, Mr. Gummadi, Mr. Kim and Mr. Ayyar had sufficient shares to be in compliance with our stock ownership guidelines for 2024. In addition, at the time of their departures from their roles as CEO and CFO, respectively, of the company, each of Mr. Humphries and Mr. Siegmund also held sufficient shares to be in compliance with our stock ownership guidelines.

Hedging, short sale, margin account and pledging prohibitions

Our insider trading policies include the following prohibitions:
No Hedging or Speculation	All of the company’s directors, executive officers and other employees are prohibited from purchasing or selling puts, calls and other derivative securities of the company or any other derivative security that provides the equivalent of ownership of any of the company’s securities or an opportunity, directly or indirectly, to profit from the change in value of the company’s securities.
No Short Sales	All of the company’s directors, executive officers and other employees are prohibited from engaging in short sales of company securities, preventing such persons from profiting from a decline in the trading price of the company’s common stock.
No Margin Accounts	All of the company’s directors, executive officers and other employees are prohibited from using company securities as collateral in a margin account.
No Pledging	All of the company’s directors, executive officers and other employees are prohibited from pledging company securities as collateral for a loan, or modifying an existing pledge.

Clawback policies

In 2023, we adopted a Rule 10D-1 compensation recoupment (clawback) policy (the “Rule 10D-1 Policy”) that complies with the final listing standards from Nasdaq implementing Exchange Act Rule 10D-1. This policy mandates recovery of certain erroneously awarded incentive-based compensation from Section 16 officers (as defined under the Exchange Act), including the NEOs, following accounting restatements due to material noncompliance with any financial reporting requirements that impacts the performance period for such incentive-based compensation. The Rule 10D-1 Policy generally extends to incentive based compensation received during the three fiscal years preceding the date on which the company is required to prepare the accounting restatement. The compensation to be recovered is the amount in excess of what would have been paid based on the restated results. Recovery will be required on a “no fault” basis, without regard to whether any misconduct occurred and without regard to whether the covered officer was responsible for the erroneous financial statements.

We also amended our existing clawback policy in 2023 to work in tandem with the Rule 10D-1 Policy. The key provisions of our amended clawback policy are set forth below.

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Covered individuals	• Current and former Section 16 officers • All executive vice presidents and members of the company’s executive committee • All senior vice presidents
No-fault triggering event	Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under federal securities laws
Misconduct triggering events

•

A restatement is caused directly or indirectly by a covered employee’s willful fraud or intentional manipulation of performance measures

•

Illegal or improper conduct that causes significant financial or reputational harm

•

Knowledge of and failure to report to the Board certain improper conduct

•

Gross negligence in fulfilling supervisory responsibilities

Compensation subject to clawback (no-fault)	Any incentive-based cash compensation or equity compensation granted, vested or settled on the basis of a financial reporting measure
Compensation subject to clawback (misconduct)	All compensation under the no-fault clawback scenario described above plus discretionary bonuses, time-based awards and performance-based awards
Amount of compensation subject to clawback (no-fault)	Excess incentive compensation that would not have been earned under restated results
Amount of compensation subject to clawback (misconduct)	Up to all covered compensation

Equity grant practices

The Compensation Committee or the Board approves the grant of stock-based equity awards, such as PSUs and RSUs, at its regularly scheduled meetings or by written consent (to be effective on the date of the meeting or receipt of all signed consents, or a later date). In addition, the Compensation Committee has authorized, subject to various limitations, a committee comprised of members of the executive management team to grant stock-based equity awards to certain newly hired and existing employees (including in certain cases employees hired through acquisitions), excluding executive officers and certain other senior employees. None of the Board, Compensation Committee, or executive management team committee engage in any market timing with regards to the stock-based equity awards made to executive officers or other award recipients. It is the company’s policy that all stock option grants, whether made by the Board, the Compensation Committee or the executive committee, have an exercise price per share equal to the fair market value of our common stock based on the closing market price per share on the grant date.

Risk assessment

The Compensation Committee believes that its approach to goal setting and setting of targets with payouts at multiple levels of performance assists in mitigating excessive risk-taking that could harm the company’s value or reward poor judgment by executives. Several features of the company’s compensation program reflect sound risk management practices. Notably, the Compensation Committee believes compensation has been allocated among cash and equity and short and long-term compensation elements in such a way as to not encourage excessive risk-taking, but rather to reward meeting strategic company goals that enhance shareholder value. In addition, the Compensation Committee believes that the mix of equity award instruments used under the company’s long-term incentive program (full value awards as well as the multi-year vesting of the equity awards) also minimize excessive risk-taking that might lead to short-term returns at the expense of long-term value creation. We also set stock ownership guidelines for our CEO and certain other members of senior leadership to help mitigate potential compensation risk (see page 66). Additionally, prior to determining the performance by the company against the targets for performance-based compensation (ACI and PSUs), the Compensation Committee adjusts the targets for the impact of acquisitions completed during the performance period in order to discourage excessive risk-taking with respect to M&A transactions. In sum, the Compensation Committee believes that the company’s compensation policies do not create risks that are reasonably likely to have a material adverse effect on the company.

Severance benefits

We have entered into executive employment and non-disclosure, non-competition and invention assignment agreements (collectively, the “Employment Agreements”) with each of Mr. Kumar, Mr. Dalal, Mr. Gummadi, Mr. Ayyar and Mr. Kim under which certain payments and benefits would be provided should such NEO’s employment terminate under certain circumstances, including in connection with a change in control (see page 78). While they were employed with the company, Mr. Humphries, Mr. Siegmund and Ms. Schmitt also had Employment Agreements with the company. We believe that the Employment Agreements achieve two important goals crucial to our long-term financial success, namely, the long-term retention of our NEOs and their commitment to the attainment of our strategic objectives. These agreements allow our NEOs to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions, including a potential change in control, might otherwise prevail. We believe that severance packages under the Employment Agreements are fair and reasonable in light of market practices for executives of a similar level of experience as our NEOs, the level of dedication and commitment of our NEOs, the contributions our NEOs have made to our growth and financial success and the value we expect to receive from retaining the continued services of our NEOs, including during challenging transition periods following a change in control.

SENIOR EXECUTIVE CASH SEVERANCE POLICY

The Board has adopted a Senior Executive Cash Severance Policy, which provides that the company will not enter into any new employment agreement or severance or separation arrangement or agreement with any senior executive of the company, or establish any new severance plan or policy covering any senior executive of the company, in each case, that provides for cash severance benefits exceeding 2.99 times the sum of the senior executive’s base salary plus target bonus for the year of termination, without seeking shareholder approval or ratification of such agreement, arrangement, plan or policy.

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NO TAX GROSS-UPS ON SEVERANCE BENEFITS

None of the NEOs is entitled to any tax gross-up payments for any tax liability they incur with respect to severance benefits or other change in control-related payments. The material terms of the NEOs’ Employment Agreements and post-employment compensation are described in “Potential payments upon termination or change in control” starting on page 78.

Termination of Brian Humphries as CEO and related severance payments

On January 12, 2023, the Board of Directors named Ravi Kumar S as CEO and member of the Board, effective immediately. Mr. Kumar succeeded Brian Humphries. Mr. Humphries’ separation was considered an involuntary termination without cause under his Executive Employment and Non-Disclosure, Non-Competition, and Invention Assignment Agreement dated April 1, 2019 (as amended by a letter agreement dated as of December 9, 2022, relating to the currency in which his 2023 base salary and corresponding ACI payments would be denominated, the “Humphries Employment Agreement”), which was further amended as part of the termination and related transition.

The letter agreement provided that, to assist in facilitating the transition of the CEO role, Mr. Humphries would remain an employee of Cognizant Worldwide Limited, a subsidiary of the company, and continue to receive his existing base salary and vesting of outstanding equity awards pursuant to their terms through March 15, 2023, during which time he would serve as a special advisor to the company. In addition, subject to Mr. Humphries’ execution and non-revocation of a release of claims against the company and the Humphries Employment Agreement, subject to his continued employment with the company through March 15, 2023 he received the following:

•	his annual cash incentive for 2022 based on the company’s actual performance, which was paid in March 2023,
•	continued payment of his salary and benefits through March 15, 2023,
•	continued vesting of outstanding equity awards in accordance with their terms through March 15, 2023,
•	payment for his accrued but untaken vacation, and
•	following March 15, 2023, the severance benefits to which he would have been entitled on the basis of an involuntary termination without Cause (as defined in the Humphries Employment Agreement) under the Humphries Employment Agreement, which included:
•	an amount equal to his annual base salary (1,150,000 CHF, or approximately $1.3 million), payable over a one-year period in installments,
•	a lump-sum cash amount equal to his target annual cash incentive for 2023, (2,300,000 CHF, or approximately $2.6 million), and
•	accelerated vesting of 47,369 RSUs with a total value of $2,780,812 that were scheduled to vest between March 15, 2023 and March 15, 2024, which were settled as of March 15, 2023, with all remaining unvested equity awards, including his 2019-2023 CEO new hire PSU award, forfeited.

The payments and benefits received by Mr. Humphries were made to him, among other things, as additional consideration for the post-employment restrictive covenants contained in the Humphries Employment Agreement and, had he violated any such provisions, remaining severance payments could immediately cease and, at any time prior to March 15, 2024, the company could require that the 47,369 shares of common stock he received as a result of accelerated vesting be forfeited and Mr. Humphries be required to pay to the company any profits realized from the sale of such shares. Mr. Humphries was fully responsible for all federal, state, local or foreign taxes due with respect to all payments and awards received under this agreement, including any excise tax.

Although the letter agreement was signed before adoption of the senior executive cash severance policy described on page 67, the severance amounts provided to Mr. Humphries complied with the limits of such policy. His severance payments also aligned with the severance provisions of the original, unamended Humphries Employment Agreement for an involuntary termination without cause and with generally applicable company policy.

The foregoing severance payments were previously disclosed in the company’s 2023 proxy statement. The disclosure has been retained for this year because of Mr. Humphries’ continued status as an NEO for purposes of this proxy statement. There are no additional or new severance arrangements between the company and Mr. Humphries that have not been previously disclosed.

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Compensation Committee report

The Compensation Committee has furnished the report set forth below. The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

To the Board of Directors of Cognizant Technology Solutions Corporation:

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the company’s proxy statement for the 2024 annual meeting of shareholders. The Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in such proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into the company’s Annual Report on Form 10-K for the year ended December 31, 2023.

By the Compensation Committee of the Board of Directors of Cognizant Technology Solutions Corporation

ZEIN ABDALLA	VINITA BALI	ERIC BRANDERIZ	ARCHANA DESKUS	LEO S. MACKAY, JR.	MICHAEL PATSALOS-FOX	JOSEPH M. VELLI

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Executive compensation tables

2023 Summary compensation table

The following 2023 Summary Compensation Table provides certain summary information concerning the compensation earned for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2021, 2022 and 2023 by our CEO, former CEO, CFO, former CFO, each of our three other most highly compensated executive officers who were serving as executive officers at the end of the 2023 fiscal year and one executive officer who would have been among the three most highly compensated executive officers for 2023 had she not left the company prior to the end of 2023 (collectively, the “NEOs”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Comp.	All Other Comp.	SEC Total
Ravi Kumar Current CEO	2023	$966,036	$750,000	$20,252,245	$585,224	$9,900	$22,563,405
Brian Humphries Former CEO	2023	$317,000	—	—	—	$3,899,416	$4,216,416
	2022	$1,144,855	—	$14,761,593	$1,767,978	$269,469	$17,943,895
	2021	$1,230,262	—	$14,097,855	$4,086,930	$272,238	$19,687,285
Jatin Dalal Current CFO	2023	$60,096	$150,000	$3,077,457	$18,203	$47,958	$3,353,714
Jan Siegmund Former CFO	2023	$850,000	—	$5,094,619	$257,465	$12,950	$6,215,034
	2022	$850,000	—	$5,322,032	$656,320	$9,150	$6,837,502
	2021	$800,000	—	$4,526,144	$1,328,800	—	$6,654,944
Surya Gummadi EVP & President, Americas	2023	$650,000	$750,000	$2,787,355	$102,960	$10,050	$4,300,365
	2022	$522,417	$647,989	$3,256,748	—	$7,000	$4,434,154
John Kim EVP, Chief Legal Officer, Chief Administrative Officer and Corporate Secretary	2023	$700,000	—	$3,220,248	$212,030	$12,950	$4,145,228
	2022	$650,000	—	$2,103,059	$501,891	$9,150	$3,264,100
	2021	$654,615	—	$2,671,429	$1,079,650	$8,700	$4,414,394
Ganesh Ayyar EVP and President, Intuitive Operations and Automation and Industry Solutions	2023	$713,264	—	$1,817,442	$320,184	$8,459	$2,859,349
	2022	$641,636	—	$1,947,476	$938,041	$7,403	$3,534,556
Becky Schmitt Former Chief People Officer	2023	$260,244	—	$4,161,155	—	$9,556	$4,430,955

Year. Under applicable SEC rules, we have excluded compensation for Mr. Gummadi and Mr. Ayyar prior to 2022 and for Mr. Kumar, Mr. Dalal and Ms. Schmitt for years prior to 2023, as they were not NEOs during those years.

Salary. Salaries are paid in the local currency of the resident jurisdiction of each NEO. The local currency for Mr. Kumar, Mr. Dalal, Mr. Siegmund, Mr. Gummadi, Mr. Kim and Ms. Schmitt is US$. For purposes of this column, (a) Mr. Humphries’ salary has been converted to US$ from CHF at an exchange rate of approximately 1 CHF = $1.11, the 12-month average exchange rate for fiscal year 2023, and (b) Mr. Ayyar’s salary has been converted to US$ from SGD at an exchange rate of approximately S$1 = $0.74, the 12-month average exchange rate for fiscal year 2023. For Mr. Kim, the salary shown in 2021 includes $4,615 of cash paid in lieu of unused vacation (a one-time benefit provided to employees in 2021 in light of the COVID-19 pandemic). For Mr. Humphries and Ms. Schmitt, the salary shown in 2023 includes $49,566 and $13,462, respectively, of cash paid in lieu of unused vacation at the time they left the company. Mr. Humphries’ payment in lieu of unused vacation was made in accordance with the terms of his employment agreement and Ms. Schmitt’s payment was made in accordance with company policy.

Bonus. From time to time, our Compensation Committee determines that a cash bonus is appropriate in light of an NEO’s individual circumstances.

Mr. Kumar. The amount shown in this column represents a one-time cash sign-on bonus received upon his joining the company on January 12, 2023.

Mr. Dalal. The amount shown in this column represents a one-time cash sign-on bonus awarded upon his joining the company on December 4, 2023, with $150,000 paid within 30 days of the start of his employment and the remaining $150,000 to be paid within 30 days after the six-month anniversary of the start of his employment with the company.

Mr. Gummadi. The amount shown in this column for 2023 represents a cash bonus of $750,000 paid upon completion of his interim role of SVP, Americas, which occurred in connection with his promotion to his current position in January 2023.

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Stock Awards. Amounts shown in this column represent the aggregate grant date fair value of PSUs and RSUs determined in accordance with FASB ASC Topic 718 granted in each respective year. These amounts reflect the company’s accounting expense as required by SEC rules and do not correspond to the actual value that will be realized by the NEO. The reported dollar amounts do not take into account any estimated forfeitures related to continued service vesting requirements. See pages 50 to 64 for information on the terms of the RSUs and PSUs granted during 2023. For information regarding assumptions underlying the valuation of stock-based awards, see the notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the applicable fiscal year.

The grant date fair value of stock awards granted in 2023 are set out below. The 2023-2025 PSUs were generally part of the target direct compensation (“TDC”) for all NEOs other than Mr. Humphries and Mr. Dalal. In addition, “transition grants” of RSUs with front-loaded vesting were granted as well to quickly align target compensation levels to an executive’s new role or to supplement expiring grants that were originally made off-cycle so that the executive would continue to receive the full targeted quarterly value of their awards; these transition grants may result in compensation for purposes of this table in excess of annual TDC amounts. See pages 50, 59 and 61 to 64 for information regarding transition grants of RSUs. In connection with their appointment as CEO and CFO, respectively, Mr. Kumar and Mr. Dalal each also received a one-time award of RSUs. Mr. Kumar also received his CEO New Hire Award of PSUs (see page 50) with a grant date fair value of $3,204,081. Mr. Kim received a special award in February 2023 acknowledging his efforts in connection with the early 2023 CEO transition. These additional one-time awards are reflected in this column but are not included in TDC for Mr. Kumar, Mr. Dalal and Mr. Kim.

	Mr. Kumar	Mr. Humphries	Mr. Dalal	Mr. Siegmund	Mr. Gummadi	Mr. Kim	Mr. Ayyar	Ms. Schmitt
2023-2025 PSUs - annual grant	$7,448,282	—	—	$2,644,674	$1,187,416	$1,295,344	$917,534	$1,511,201
CEO New Hire Award of PSUs	$3,204,081	—	—	—	—	—	—	—
RSUs
Annual grant and transition grants	$4,599,942	—	$2,312,487	$2,449,945	$1,599,940	$1,424,948	$899,908	$2,649,954
Additional equity grants (not included in TDC)	$4,999,940	—	$764,970	—	—	$499,956	—	—

The grant date fair value of the portion of the 2023-2025 PSUs relating to relative TSR (see pages 49 to 53) and the grant date fair value of the CEO New Hire Award of PSUs shown above are determined in accordance with FASB ASC Topic 718 as an award with a “market condition,” meaning the value is based on the probable outcome of the performance conditions at the time of grant.

The grant date fair values of PSUs granted to our NEOs during 2023, assuming maximum performance (200% for the 2023-2025 annual grant of PSUs and 250% for the CEO New Hire Award of PSUs, in each case based on the closing price on the date of grant), would be as set out below.

PSUs, settlement at maximum	Mr. Kumar	Mr. Humphries	Mr. Dalal	Mr. Siegmund	Mr. Gummadi	Mr. Kim	Mr. Ayyar	Ms. Schmitt
2023-2025 PSUs - annual grant	$13,799,995	—	—	$4,899,984	$2,199,990	$2,399,967	$1,699,987	$2,799,919
CEO New Hire Award of PSUs	$7,499,846	—	—	—	—	—	—	—

Non-Equity Incentive Plan Compensation. Amounts shown in this column represent cash incentive awards earned for each respective fiscal year and paid in the first quarter of the following year under our ACI program (see pages 49 to 64). ACI is paid in the local currency of the resident jurisdiction of each NEO. The local currency for Mr. Kumar, Mr. Dalal, Mr. Siegmund, Mr. Gummadi and Mr. Kim is US$. For purposes of this column, Mr. Ayyar’s ACI has been converted to US$from SGD at an exchange rate of approximately S$1 = $0.74, the 12-month average exchange rate for fiscal year 2023. Mr. Humphries’ ACI award payout is included in All Other Compensation under Incentive payment at target (see below). Ms. Schmitt forfeited her 2023 ACI award when she terminated her employment with the company.

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All Other Compensation. We provide our NEOs with other benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits for 2023 are shown in the table below.
	Mr. Kumar	Mr. Humphries	Mr. Dalal	Mr. Siegmund	Mr. Gummadi	Mr. Kim	Mr. Ayyar	Ms. Schmitt
Corporate apartment(a)	—	$58,385	—	—	—	—	—	—
Home security services	—	$2,355	—	—	—	—	—	—
Pension allowance(b)	—	$26,053	—	—	—	—	—	—
CPF matching contribution	—	—	—	—	—	—	$8,459	—
401(k) matching contribution	$9,900	—	—	$12,950	$10,050	$6,300	—	$9,556
CSRP matching contribution	—	—	—	—	—	$6,650	—	—
Monthly severance in lieu of base salary(c)	—	$1,066,457	—	—	—	—	—	—
KPMG tax preparation and filing fees	—	$153,774	—	—	—	—	—	—
Incentive payment at target(c)	—	$2,559,497	—	—	—	—	—	—
Moving expenses	—	$32,895	—	—	—	—	—	—
Temporary accommodations(d)	—	—	$28,776	—	—	—	—	—
Airline tickets(d)	—	—	$12,482	—	—	—	—	—
NY orientation tour(d)	—	—	$900	—	—	—	—	—
School assistance for child(d)	—	—	$4,500	—	—	—	—	—
EY India and US tax briefing(d)	—	—	$1,300	—	—	—	—	—

*The values of pension allowances and KPMG tax preparation and filing fees provided to Mr. Humphries are converted to US$from GBP at an exchange rate of approximately £1 = $1.24, the 12-month average exchange rate for fiscal year 2023. The values of monthly severance in lieu of base salary and incentive payment at target (also a portion of the severance benefits) and home security services provided to Mr. Humphries are converted to US$from CHF at exchange rate of approximately 1 CHF = $1.11, the 12-month average exchange rate for fiscal year 2023, and the value of the CPF matching contribution provided to Mr. Ayyar is converted to US$from SGD at an exchange rate of approximately S$1 = $0.74, the 12-month average exchange rate for fiscal year 2023.

(a) The company provided Mr. Humphries with a corporate apartment in New York during the term of his employment with the company (see page 66 for further details).

(b) The value of the pension allowance represents the amount of employer contributions under the U.K. group personal pension plan in excess of the statutory annual allowance limit that is paid to Mr. Humphries as a cash allowance, subject to applicable income tax (see page 65).

(c) The amount shown reflects separation payments provided to Mr. Humphries, which are described in further detail on page 80.

(d) The company provided these services to Mr. Dalal to assist with his relocation to the U.S. from India, which was necessitated by his appointment as the company’s new CFO.

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2023 Grants of plan-based awards table

The following table provides certain summary information concerning each grant of an award made to an NEO in the 2023 fiscal year under a compensation plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares of Stock or Units			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Equity Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Ravi Kumar	4/5/2023	$966,036	$1,932,071	$3,864,142
	1/12/2023				23,041	46,082	115,205		$3,204,081
	3/6/2023				55,103	110,206	220,412		$7,448,282
	1/12/2023							76,804	$4,999,940
	2/16/2023							69,318	$4,599,942
Brian Humphries	—	—	—	—	—	—	—	—	—
Jatin Dalal	12/4/2023	$30,048	$60,096	$120,192
	12/4/2023							10,750	$764,970
	12/4/2023							32,497	$2,312,487
Jan Siegmund	4/5/2023	$425,000	$850,000	$1,700,000
	3/6/2023				19,565	39,131	78,262		$2,644,674
	2/16/2023							36,919	$2,449,945
Surya Gummadi	4/5/2023	$325,000	$650,000	$1,300,000
	3/6/2023				8,784	17,569	35,138		$1,187,416
	2/16/2023							9,041	$599,961
	2/16/2023							15,069	$999,979
John Kim	4/5/2023	$350,000	$700,000	$1,400,000
	3/6/2023				9,583	19,166	38,332		$1,295,344
	2/16/2023							14,692	$974,961
	2/16/2023							7,534	$499,956
	2/16/2023							6,781	$449,987
Ganesh Ayyar	4/5/2023	$356,632	$713,264	$1,426,528
	3/6/2023				6,788	13,576	27,152		$917,534
	2/16/2023							12,055	$799,970
	2/16/2023							1,506	$99,938
Becky Schmitt	4/5/2023	$123,391	$246,782	$493,564
	3/6/2023				11,180	22,360	44,720		$1,511,201
	2/16/2023							2,260	$149,974
	2/16/2023							37,673	$2,499,980

Estimated Future Payouts Under Non-Equity Incentive Plan Awards. For all NEOs, represents the range of ACI that can be earned by the NEO if the threshold, target and maximum performance targets are achieved. The ACI is prorated if performance levels are achieved between the threshold and target levels or between the target and maximum levels. Performance below the threshold results in no payout to the NEO. See pages 49 and 52 for information regarding the methodology and performance criteria applied in determining these potential cash incentive amounts. The actual ACI paid to each NEO for his or her 2023 performance is reported as “Non-Equity Incentive Plan Comp.” in the 2023 Summary compensation table on page 70. For Mr. Ayyar, such amounts were converted to US$ for purposes of the table above based on the 12-month average exchange rate for fiscal year 2023 of approximately S$1 = $0.74.

Estimated Future Payouts Under Equity Incentive Plan Awards. Represents the range of shares that could vest pursuant to PSU awards. The values set out above are for the 2023-2025 PSUs awarded to such individuals in 2023 and included in TDC which are eligible to vest based on revenue growth (measured by revenue adjusted for currency fluctuations and acquisitions), adjusted diluted EPS and relative TSR over the 3-year performance period beginning January 1, 2023 and ending December 31, 2025. See pages 49 to 64 for a description of the terms of the PSUs and the awards to the NEOs. In addition, for Mr. Kumar, includes the value of his CEO New Hire Award of PSUs granted on January 12, 2023 and not included in TDC, which are eligible to vest based on absolute total shareholder return (measured as a CAGR) of the company’s common stock over the four-year performance period beginning January 12, 2023 and ending January 12, 2027. See page 50 for a description of the terms of the CEO New Hire Award of PSUs.

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All Other Stock Awards. Represents RSUs granted in 2023. The RSUs granted on February 16, 2023 (other than the 15,069 RSUs granted to Mr. Gummadi, the 6,781 RSUs granted to Mr. Kim, the 1,506 RSUs granted to Mr. Ayyar and the 37,673 RSUs granted to Ms. Schmitt) vest in equal 1/12th installments over three years, commencing on May 16, 2023, and will be fully vested on February 16, 2026. For Mr. Kim, the 7,534 RSUs granted on February 16, 2023 represent a special award acknowledging his efforts in connection with the early 2023 CEO transition and are not included in his target direct compensation. The other RSUs granted on February 16, 2023 to Mr. Gummadi, Mr. Kim, Mr. Ayyar and Ms. Schmitt represent transition awards designed to replace expiring off-cycle awards and ensure continued vesting of targeted annual RSU amounts for each executive. They vest in quarterly installments through February 16, 2026, with 1/8th vesting on each of the first four vesting dates, 2/3rds of 1/8th vesting on each of the next four quarters, 1/3rd of 1/8th vesting on each of the next three successive vesting dates and the remainder vesting on the 12th vesting date. See page 50, 59 and pages 61 to 64 for a description of the terms of the RSUs, including transition awards, and the awards to NEOs. For Mr. Kumar, this column also includes 76,804 RSUs granted January 12, 2023, which was a one-time award in connection with his appointment as CEO, vesting in equal 1/4th installments over four successive quarters commencing on April 12, 2023, with full vesting occurring on January 12, 2024. For Mr. Dalal, this column includes (1) 10,750 RSUs granted December 4, 2023, which was a one-time award in connection with his appointment as CFO, vesting in equal 1/4th installments over four successive quarters commencing on March 4, 2024, with full vesting occurring on December 4, 2024 and (2) 32,497 RSUs representing a transition award designed to ensure the vesting of his full RSU target compensation amounts beginning in 2024, vesting in nine successive quarterly installments through March 4, 2026, with 1/5th vesting on the first vesting date, 2/3rds of 1/5th vesting on each of the four successive vesting dates, 1/3rd of 1/5th vesting on each of the next three successive vesting dates and the remainder of such RSUs vesting on the ninth vesting date. See page 50 for a description of our transition awards.

Grant Date Fair Value of Equity Awards. Represents the grant date fair value of the PSUs and RSUs determined in accordance with FASB ASC Topic 718, assuming target achievement for PSUs and, for PSUs relating to relative TSR, based on the probable outcome of the performance conditions at the time of grant. For information regarding assumptions underlying the valuation of stock-based awards, see Note 17 to the Consolidated Financial Statements in our 2023 Annual Report.

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Outstanding equity awards at fiscal year-end 2023

The following table provides certain summary information concerning outstanding equity awards held by the NEOs as of December 31, 2023. Our NEOs did not hold any outstanding option awards as of December 31, 2023.

Name	Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1]
Ravi Kumar	1/12/2023	19,201[2]	$1,450,252
	2/16/2023	51,989[2]	$3,926,729
	1/12/2023			115,205[3]	$8,701,434[3]
	3/6/2023			55,103[6]	$4,161,930[6]
Brian Humphries	—	—	—	—	—
Jatin Dalal	12/4/2023	10,750[2]	$811,948
	12/4/2023	32,497[2]	$2,454,498
Jan Siegmund	2/23/2021	2,573[2]	$194,339
	3/1/2022	12,093[2]	$913,384
	2/16/2023	27,690[2]	$2,091,426
	2/23/2021	28,224[4]	$2,131,759[4]
	3/1/2022			14,277[5]	$1,078,342[5]
	3/6/2023			19,565[6]	$1,477,744[6]
Surya Gummadi	2/23/2021	415[2]	$31,345
	5/17/2021	19[2]	$1,435
	3/1/2022	2,977[2]	$224,853
	7/1/2022	2,572[2]	$194,263
	11/15/2022	16,894[2]	$1,276,004
	2/16/2023	16,200[2]	$1,223,586
	2/23/2021	2,194[4]	$165,713[4]
	5/17/2021	2,910[4]	$219,792[4]
	3/1/2022			3,496[5]	$264,053[5]
	3/6/2023			8,784[6]	$663,456[6]
John Kim	3/29/2021	882[2]	$66,617
	3/1/2022	4,007[2]	$302,649
	11/15/2022	1,250[2]	$94,413
	2/16/2023	20,909[2]	$1,579,257
	2/23/2021	1,880[4]	$141,996[4]
	3/29/2021	9,954[4]	$751,826[4]
	3/1/2022			5,827[5]	$440,113[5]
	3/6/2023			9,583[6]	$723,804[6]
Ganesh Ayyar	3/1/2022	583[2]	$44,034
	11/15/2022	5,835[2]	$440,718
	2/16/2023	9,984[2]	$754,092
	2/23/2021	8,780[4]	$663,153[4]
	3/1/2022			4,662[5]	$352,121[5]
	3/6/2023			6,788[6]	$512,698[6]
Becky Schmitt	—	—	—	—	—

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1  Market value was determined utilizing the closing price of our common stock of $75.53 on December 29, 2023, and the performance level for each award as indicated in footnotes 3 through 6 below.

2  Amounts shown represent the following with respect to RSUs:

Mr. Kumar. Awards shown are time-based RSUs that were granted on January 12, 2023 and February 16, 2023, respectively, and vest on specified dates if Mr. Kumar is still employed by the company. A total of 42,307 shares are scheduled to vest in January, February, May, August and November of 2024; a total of 23,106 shares are scheduled to vest in February, May, August and November of 2025; and a total of 5,777 shares are scheduled to vest in February of 2026.

Mr. Dalal. Awards shown are time-based RSUs that were granted on December 4, 2023 and vest on specified dates if Mr. Dalal is still employed by the company. A total of 30,249 shares are scheduled to vest in March, June, September and December of 2024; a total of 10,831 shares are scheduled to vest in March, June, September and December of 2025; and a total of 2,167 shares are scheduled to vest in March of 2026.

Mr. Siegmund.  Awards shown are time-based RSUs that were granted on February 23, 2021, March 1, 2022 and February 16, 2023, respectively, and would vest on specified dates if Mr. Siegmund was still employed by the company. As of December 31, 2023, a total of 24,592 shares are scheduled to vest in February, March, May, June, August, September, November and December of 2024; a total of 14,687 shares are scheduled to vest in February, March, May, August and November of 2025; and a total of 3,077 shares are scheduled to vest in February of 2026.

Mr. Gummadi. Awards shown are time-based RSUs that were granted on February 23, 2021, May 17, 2021, March 1, 2022, July 1, 2022, November 15, 2022 and February 16, 2023, respectively, and vest on specified dates if Mr. Gummadi is still employed by the company. A total of 21,503 shares are scheduled to vest in each month of 2024; a total of 16,191 shares are scheduled to vest in January, February, March, April, May, July, August and November of 2025; and a total of 1,383 shares are scheduled to vest in February of 2026.

Mr. Kim. Awards shown are time-based RSUs that were granted on March 29, 2021, March 1, 2022, November 15, 2022 and February 16, 2023, respectively, and vest on specified dates if Mr. Kim is still employed by the company. A total of 15,079 shares are scheduled to vest in February, March, May, June, August, September, November and December of 2024; a total of 9,833 shares are scheduled to vest in February, March, May, August and November of 2025; and a total of 2,136 shares are scheduled to vest in February of 2026.

Mr. Ayyar. Awards shown are time-based RSUs that were granted on March 1, 2022, November 15, 2022 and February 16, 2023, respectively, and vest on specified dates if Mr. Ayyar is still employed by the company. A total of 9,930 shares are scheduled to vest in February, March, May, June, August, September, November and December of 2024; a total of 5,404 shares are scheduled to vest in February, March, May, August and November of 2025; and a total of 1,068 shares are scheduled to vest in February of 2026.

3  2023-2026 CEO PSUs (New Hire). Based on performance through December 31, 2023, the number of units and the payout value shown above assume a payout at maximum. Represents the number of unearned shares not vested equal to the maximum number of shares to be settled under the award for PSUs granted in 2023 with a market condition, as described in FASB ASC Topic 718, and a four-year performance measurement period beginning January 12, 2023. See page 50 for additional information.

4  2021-2023 PSUs. The number of units and the payout values are based on actual payout at approximately 91.4% of target, as certified by the Compensation Committee, and such shares vested on March 15, 2024 (after compliance with the requirement of continued employment through such date). See pages 50 to 53 for additional information on these PSUs.

5  2022-2024 PSUs. Based on performance through December 31, 2023, the number of units and the payout values shown above assumed a payout at threshold. Represents the number of unearned shares not vested equal to the threshold number of shares to be settled under the award for PSUs granted in 2022 with a 3-year performance measurement period (combined performance of the company for 2022, 2023 and 2024). See pages 50 to 54 for additional information. After the Compensation Committee determines, based on the performance for fiscal 2022, 2023 and 2024, the number of shares that may vest, such shares are expected to vest no later than March 15, 2025 (subject to continued employment through such date).

6  2023-2025 PSUs. Based on performance through December 31, 2023, the number of units and the payout values shown above assumed a payout at threshold. Represents the number of unearned shares not vested equal to the threshold number of shares to be settled under the award for PSUs granted in 2023 with a 3-year performance measurement period (combined performance of the company for 2023, 2024 and 2025). See pages 50 to 54 for additional information. After the Compensation Committee determines, based on the performance for fiscal 2023, 2024 and 2025, the number of shares that may vest, such shares are expected to vest no later than March 15, 2026 (subject to continued employment through such date).

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2023 Option exercises and stock vested table

None of our NEOs held or exercised any options during 2023. The following table provides information about the value realized by the NEOs on stock award vestings during the year ended December 31, 2023.

Name	Stock Awards
	Number of Shares Acquired on Vesting Date	Value Realized on Vesting
Ravi Kumar	74,932	$4,910,605
Brian Humphries	160,187	$9,647,319
Jatin Dalal	—	—
Jan Siegmund	48,649	$3,227,720
Surya Gummadi	26,020	$1,735,284
John Kim	19,871	$1,325,541
Ganesh Ayyar	24,129	$1,548,625
Becky Schmitt	27,857	$1,767,536

Stock Awards. The number of shares shown in the table reflects the gross number of shares each NEO was entitled to receive upon vesting of the underlying PSUs or RSUs. The company reduced the number of shares issued to each NEO by automatically withholding a number of shares with a fair market value as of the vesting date sufficient to satisfy required tax withholdings. Value realized on vesting is calculated by multiplying the number of shares acquired on vesting by the fair market value of the shares on the respective vesting dates, including any dividend equivalents payable on vesting.

2023 Pension benefits and non-qualified deferred compensation

None of our NEOs were participants in any plan that provided payments or other benefits at, following, or in connection with retirement in 2023 other than the broad-based defined contribution plans. Further, none of our NEOs participate in any nonqualified deferred compensation plan.

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Potential payments upon termination or change in control

Overview of potential payments

Employment Agreements

We have entered into employment agreements with our NEOs that provide certain benefits if such employees are terminated without Cause or leave for Good Reason (each, a “Qualifying Termination” — see “What is a ‘Qualifying Termination’?” below for more details). Such benefits are adjusted in the event the Qualifying Termination occurs within the 12 months following a change in control. The employment agreements also provide for certain benefits in the event of the NEO’s death. The table below summarizes the benefits under the employment agreements, as applicable to each of our NEOs set forth below. Ms. Schmitt had an employment agreement while she served as Chief People Officer of the company, which contained benefit provisions in line with those below. However, when she voluntarily terminated her employment with the company effective May 5, 2023, she ceased to be entitled to such benefits and did not receive any qualifying termination payment.

Termination Event	Employment Agreement Version	Salary and ACI	Benefits	Unvested RSUs/ Time-Based Awards	Unvested PSUs / Performance-Based Awards
					Performance Measurement Period Ended; Performance Objectives Satisfied	Performance Measurement Period Not Ended
Qualifying Termination – no Change in Control	Kumar, Dalal, Siegmund, Gummadi, Kim and Ayyar	1x…base salary, payable over 12 months …ACI (100% of target), payable in a lump sum	18 months of reimbursement for COBRA premiums, as applicable	Acceleration of awards that would otherwise vest in the next 12 months	Acceleration of awards that would otherwise vest in the next 12 months	Forfeited
Qualifying Termination – within 12 months of Change in Control	Kumar, Dalal, Siegmund, Gummadi, Kim and Ayyar	2x…base salary, payable over 24 months …ACI (100% of target), payable in a lump sum	18 months of reimbursement for COBRA premiums, as applicable	Acceleration of entire award	Acceleration of entire award	Vesting of pro-rata amount (based on portion of performance period elapsed and performance results as of change in control date)
Death	Kumar, Dalal, Siegmund, Gummadi, Kim and Ayyar	Prorated ACI (100% of target), payable in a lump sum	None	Acceleration of entire award	Acceleration of entire award	Vesting of pro-rata amount (based on portion of performance period elapsed and performance results prior to death)

What is a “qualifying termination”?

Termination without “Cause”

“Cause” is defined as:

•	Willful malfeasance or willful misconduct in connection with employment;

•	Continuing failure to perform duties requested;

•	Failure to observe material policies of the company;

•	Commission of any felony or any misdemeanor involving moral turpitude;

•	Engaging in any fraudulent act or embezzlement; or

•	Any material breach of an employment agreement.

Leaving for “Good Reason”

“Good Reason” is defined as:

•	A material diminution of authority, duties or responsibilities;

•	A material diminution in overall compensation package that is not broadly applied to other executives;

•	The company’s failure to obtain from its successor the express assumption of an employment agreement; or

•	The company’s change, without the executive officer’s consent, in the principal place of his or her work to a location more than 50 miles from the primary work location, but only if the change is after a change in control.

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Limitations on severance

The employment agreements also provide that in the event any payments under the employment agreements would constitute parachute payments under IRC Section 280G, then the payments under the employment agreements will be reduced by the minimum amount necessary so that no amounts paid will be non-deductible to the company or subject to the excise tax imposed under IRC Section 4999.

In March 2023, the Board adopted the Senior Executive Cash Severance Policy (the “Policy”). This Policy provides that the company will not enter into any new employment agreement or severance or separation arrangement or agreement with any senior executive of the company, or establish any new severance plan or policy covering any senior executive of the company, in each case, that provides for cash severance benefits exceeding 2.99 times the sum of the senior executive’s base salary plus target bonus for the year of termination, without seeking stockholder approval or ratification of such agreement, arrangement, plan or policy.

Benefits under the retirement, death and disability policy

As described on page 65, Cognizant has adopted a retirement, death and disability policy. None of our NEOs currently qualifies for retirement benefits under the policy. However, each of the NEOs would be eligible for benefits under the retirement, death and disability policy in the event of their death or disability to the extent that their employment agreement does not already provide for such benefits.

Cash severance payments are contingent on the executive officers executing and not revoking a waiver and release of claims against the company and complying with one-year post-termination non-competition and non-solicitation covenants, a six-month post-termination intellectual property covenant and a perpetual confidentiality covenant (subject to administrator discretion and where permitted by law). Upon any termination of employment, each executive officer will also be entitled to any amounts earned, accrued and owed but not yet paid as of the termination date and any benefits accrued and earned in accordance with the terms of any benefits plans or programs, and these amounts are not conditioned upon the release becoming effective.

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Calculation of potential payments

The following table shows potential payments to our NEOs under the employment agreements and our retirement, death and disability. Except with respect to Ms. Schmitt, potential payments are calculated assuming a (i) that the applicable triggering event occurred on December 31, 2023 as the Qualifying Termination date and, (ii) where applicable, using the closing price of our common stock of $75.53 on December 29, 2023, as reported on Nasdaq and (iii) COBRA premium rate applicable for 2024 based on 2024 election by each applicable NEO. For Mr. Humphries, the table shows the actual termination payments he became entitled to upon leaving the company in March 2023. Ms. Schmitt voluntarily terminated her employment with the company effective May 5, 2023 and was not entitled to any qualifying termination payment.

Name	Trigger	Salary and Bonus	Benefits	Awards Acceleration/ Extension	Total
Ravi Kumar	Qualifying Termination Prior to Change in Control	$3,000,000	$30,547	$3,195,448	$6,225,995
	Qualifying Termination Following Change in Control	$6,000,000	$30,547	$18,768,978	$24,799,525
	Death or Disability	$2,000,000	—	$18,768,978	$20,768,978
	Retirement	—	—	—	—
	Termination for Other Reasons	—	—	—	—
Jatin Dalal	Qualifying Termination Prior to Change in Control	$1,500,000	$10,962	$2,284,707	$3,795,669
	Qualifying Termination Following Change in Control	$3,000,000	$10,962	$3,266,446	$6,277,408
	Death or Disability	$750,000	—	$3,266,446	$4,016,446
	Retirement	—	—	—	—
	Termination for Other Reasons	—	—	—	—
Jan Siegmund	Qualifying Termination Prior to Change in Control	$1,700,000	—	$3,989,192	$5,689,192
	Qualifying Termination Following Change in Control	$3,400,000	—	$7,603,303	$11,003,303
	Death or Disability	$850,000	—	$7,603,303	$8,453,303
	Retirement	—	—	—	—
	Termination for Other Reasons	—	—	—	—
Surya Gummadi	Qualifying Termination Prior to Change in Control	$1,300,000	$30,547	$2,009,627	$3,340,174
	Qualifying Termination Following Change in Control	$2,600,000	$30,547	$4,233,457	$6,864,004
	Death or Disability	$650,000	—	$4,233,457	$4,883,457
	Retirement	—	—	—	—
	Termination for Other Reasons	—	—	—	—
John Kim	Qualifying Termination Prior to Change in Control	$1,400,000	$30,547	$2,032,739	$3,463,286
	Qualifying Termination Following Change in Control	$2,800,000	$30,547	$4,000,144	$6,830,691
	Death or Disability	$700,000	—	$4,000,144	$4,700,144
	Retirement	—	—	—	—
	Termination for Other Reasons	—	—	—	—
Ganesh Ayyar	Qualifying Termination Prior to Change in Control	$1,426,529	—	$1,413,166	$2,839,695
	Qualifying Termination Following Change in Control	$2,853,057	—	$2,677,916	$5,530,973
	Death or Disability	$713,264	—	$2,677,916	$3,391,180
	Retirement	—	—	—	—
	Termination for Other Reasons	—	—	—	—
Actual severance paid to former executives who departed during 2023
Brian Humphries[1]	Qualifying Termination Prior to Change in Control	$3,625,955[2]	$186,669	$2,780,812	$6,593,436

1 Reflects the actual severance amount paid to Mr. Humphries during 2023 as a result of his involuntary termination without cause in March 2023. See “Termination of Brian Humphries as CEO and related severance payments” on page 68 for information on the actual severance benefits he became entitled to upon his termination.

2 Such payments have been converted to US$ from CHF at an exchange rate of approximately 1 CHF = $1.11, the 12-month average exchange rate for fiscal year 2023.

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Equity compensation plan information

The following table provides information as of December 31, 2023 with respect to the shares of our common stock that may be issued under our existing equity compensation plans approved by shareholders, which include the 2023 Incentive Award Plan (the “2023 Plan”), the ESPP, and our prior equity compensation plans, the 2017 Incentive Award Plan (the “2017 Plan”) and the 2009 Incentive Compensation Plan (the “2009 Plan”). The 2023 Plan succeeded the 2017 Plan, which previously succeeded the 2009 Plan. Awards granted under the 2017 Plan and the 2009 Plan remain valid, though no additional awards may be granted from either the 2017 Plan or the 2009 Plan. For additional information on our equity compensation plans, see Note 17 to the Consolidated Financial Statements in our 2023 Annual Report.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (excludes securities reflected in first column)
Equity compensation plans approved by security holders	4,766,082	$0.00	36,615,148
Equity compensation plans not approved by security holders	—	N/A	—
Total	4,766,082	$0.00	36,615,148

Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights. Excludes purchase rights outstanding under the ESPP. Under such plan, employees may purchase whole shares of stock at a price per share equal to 95% of the fair market value per share on the last day of the purchase period. As of December 31, 2023, 3,272,639 shares of common stock may be issued pursuant to RSUs upon vesting and 1,493,443 shares of common stock may be issued pursuant to PSUs upon vesting. The number of shares of common stock that may be issued under the outstanding and unvested PSUs for which the performance measurement period has not ended is based on vesting of the maximum number of award shares. The actual number of shares of common stock that may vest range from 0% to 200% of the target number (except for Mr. Kumar’s new hire CEO grants, which range from 0% to 250% of the target number) based on the level of achievement of the applicable performance metric(s) and the continued service vesting requirements.

Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights. As of December 31, 2023, there were no options to purchase shares outstanding under the 2009 Plan, 2017 Plan or 2023 Plan. No weighting was assigned to PSUs or RSUs as no exercise price is applicable to PSUs or RSUs.

Number of Securities Available for Future Issuance Under Equity Compensation Plans. The securities listed in this column include 25,106,403 shares of common stock available for future issuance under the 2023 Plan. Any shares underlying outstanding awards (which shares are included in the first column of this table) that are forfeited after June 6, 2023 under the 2009 Plan or the 2017 Plan are available for future issuance under the 2023 Plan. Also includes 11,508,745 shares available for future issuance under the ESPP. As of December 31, 2023, there were no outstanding purchase periods under the ESPP.

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CEO pay ratio

We are required by SEC rules and regulations to disclose the annual total compensation for our current CEO, an estimate of the median annual total compensation for our worldwide employee population excluding our current CEO, and the ratio of annual total compensation for our current CEO to the annual total compensation for such median employee. As further described below, we have also included supplemental pay ratio information to show the ratios of the annual total compensation of our current CEO to the annual total compensation of our median employees in the United States.

The following table provides information, based on our reasonable estimates, about the relationship between the annual total compensation of Mr. Kumar and the annual total compensation of our median employees for the year ended December 31, 2023. Mr. Kumar’s annual total compensation for 2023 is substantially higher than the annual total compensation of our former CEO, Mr. Humphries, for 2022 because of certain one-time equity awards that Mr. Kumar received when he assumed the CEO position in January 2023: (a) PSUs with a target value of $3,000,000, and a payout range from 0% to 250% of the target measured over a four-year performance cycle based on absolute total shareholder return of the company’s common stock (see page 50 for additional information on these PSUs) and (b) an equity award consisting of RSUs with a grant date value of $5,000,000, which was a buyout award to replace forfeited equity awards from his previous employer. Because the PSUs are subject to the performance condition described above, the actual payout may differ significantly from the target value attributed to them, including possibly no payout at all. See page 54 for information on the current performance of these PSUs.

Category	Median Employee Annual Total Compensation	CEO Annual Total Compensation	Pay Ratio (CEO: median employee)
CEO Pay to Worldwide Median Employee Pay (SEC-required pay ratio disclosure)	$40,660	$22,617,945	556 : 1
CEO Pay to U.S. Median Employee Pay (Supplemental pay ratio information)	$125,791		180 : 1

CEO Compensation. For the year ended December 31, 2023, the total compensation for our current CEO, Mr. Kumar, was $22,563,405 as reported in the “SEC Total” column of the Summary Compensation Table on page 70. Since Mr. Kumar was appointed CEO effective January 12, 2023, we annualized his Salary and Non-Equity Incentive Plan Compensation as disclosed in the Summary Compensation Table, and added the disclosed values of his Bonus, Stock Awards and 401(k) company contribution to arrive at a value of $22,617,945, used for the ratio of annual total compensation for our current CEO to the annual total compensation for our median employee. We annualized Mr. Kumar’s total compensation as follows:

Current CEO pay components	Compensation included in		Rationale
	Summary compensation table	Annual total compensation for CEO pay ratio
Salary	$966,036	$1,000,000	Annualized salary
Bonus	$750,000	$750,000	Not annualized; one-time cash sign-on bonus
Stock awards	$20,252,245	$20,252,245

Not annualized; comprised of:

•

annual grant of 110,206 PSUs with grant date fair value of $7,448,282 and 69,318 RSUs with grant date fair value of $4,599,942 and

•

one-time grant of 46,082 PSUs with grant date fair value of $3,204,081 and 76,804 RSUs with grant date fair value of $4,999,940

Non-equity incentive plan compensation	$585,224	$605,800	Annualized earned ACI
All other compensation	$9,900	$9,900	Not annualized; maximum allowed 401(k) company contribution for 2023
Total	$22,563,405	$22,617,945

Employees Included. The company had approximately 347,700 employees as of December 31, 2023, with 254,000 in India, 40,500 in North America, 16,300 in Continental Europe, 8,500 in the United Kingdom and 28,400 in various other locations throughout the rest of the world. In identifying the worldwide median employee, we included all such employees, except for Mr. Kumar and approximately 1,200 employees of OneSource Virtual and Mobica, which businesses we acquired during 2023 (collectively, the “2023 Acquired Companies”). In identifying the U.S. median employee, we included all employees in the United States except for Mr. Kumar and employees of the 2023 Acquired Companies. We did not include any independent contractors in either calculation.

Compensation Included. In identifying the median employees, we used the actual salary, bonus and ACI for 2023 (in each case annualized for full-time employees who joined during 2023 and estimated where final bonus amounts had not yet been determined as of the date of this filing (approximately 850 employees’ bonuses)) and the grant date fair value of PSUs and RSUs awarded during 2023 for each applicable employee as of December 31, 2023. Where there were multiple employees with the resulting median compensation, we calculated each such employee’s annual total compensation in the same manner as the “SEC Total” of compensation shown for Mr. Kumar in the “2023 Summary compensation table” on page 70. We used such annual total compensation to identify the median of such employees and for disclosure of median employee pay herein (averaged where the median fell between two employees).

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Currency Conversion. For employees receiving their compensation in a currency other than US$, we converted such compensation to US$ based on the 12-month average exchange rates for 2023.

Cost-of-Living Adjustment. We applied a cost-of-living adjustment to the compensation of each of our employees residing in a jurisdiction other than Mr. Kumar’s principal work location (the United States) in order to adjust the compensation of such employees to the jurisdiction of Mr. Kumar’s’ principal work location. In making such cost-of-living adjustments, we used the cost-of-living index for the country in which the employee was based for all employees not based in the United States. Each such cost-of-living index, including that for India (22.2), the location of the worldwide median employee, was used to adjust the applicable compensation of employees to the cost-of-living index for the United States (72.90). All cost-of-living indexes used were as published by Numbeo.com for full-year 2023. Without application of a cost-of-living adjustment, and after otherwise utilizing the same process described above to identify the worldwide median employee, the worldwide median employee would have been a full-time, salaried employee located in India with annual total compensation of $13,735. The ratio of the annual total compensation of Mr. Kumar to such median employee’s annual total compensation was 1,647 : 1.

Supplemental U.S. Median Employee Pay Ratio. The form and amount of Mr. Kumar’s annual total compensation is largely influenced by prevailing compensation practices in the United States and the competitive market for senior executive talent. While the market for such talent is global, given that the company is a U.S.-headquartered, publicly traded company, we believe that it is useful to understand the relationship between the annual total compensation of Mr. Kumar and the annual total compensation of our median employees in the United States.

Pay versus performance table

The following table provides certain summary information concerning the relationship between executive “compensation actually paid” to our principal executive officer (“PEO”) and other NEOs and certain financial performance of the company. The “compensation actually paid” does not necessarily reflect the value received or realized by our NEOs or how the compensation committee evaluates compensation decisions in light of company performance. Information on the compensation realized by our NEOs can be found on pages 55 to 64. For further information concerning the company’s pay for performance philosophy and how the company aligns executive compensation with the company’s performance, see “Compensation -- Compensation Discussion and Analysis” beginning on page 45. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO		Compensation Actually Paid to PEO		Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On:		Net Income (GAAP) ($M)	Revenue (GAAP) ($M)
	Mr. Kumar	Mr. Humphries	Mr. Kumar	Mr. Humphries			Total Share- holder Return	Peer Group Total Share- holder Return
2023	$22,563,405	$4,216,416	$23,063,570	($11,121,997)	$4,217,441	$3,122,360	$129.19	$219.37	$2,126	$19,353
2022	—	$17,943,894	—	($949,565)	$4,263,584	$808,056	$96.15	$138.98	$2,290	$19,428
2021	—	$19,687,285	—	$22,375,791	$5,654,584	$6,736,685	$146.87	$193.55	$2,137	$18,507
2020	—	$13,807,940	—	$21,897,726	$7,511,754	$8,998,439	$133.96	$143.88	$1,392	$16,652

Summary Compensation Table Total for PEO. During 2023, Mr. Kumar and Mr. Humphries each served for a period of time as our CEO and Mr. Humphries was our CEO for 2020, 2021 and 2022. The dollar amounts shown in these two columns represent the “SEC Total” as set forth in the Summary Compensation Table.

Compensation Actually Paid to PEO. The dollar amounts shown represent the amount of “compensation actually paid” to Mr. Kumar and Mr. Humphries for 2023, as computed in accordance with Item 402 (v) of Regulation S-K, and do not reflect the total compensation actually realized or received by Mr. Kumar or Mr. Humphries. In accordance with these rules, these amounts reflect “SEC Total” as set forth in the Summary Compensation Table for 2023, adjusted as shown below. Equity values are computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under GAAP. The methodology assumptions used to compute these values does not materially differ from those used at the time of grant. Mr. Kumar’s compensation actually paid includes certain one-time equity awards received when he assumed the CEO position in January 2023: (a) PSUs with a target value of $3,000,000, and a payout range from 0% to 250% of the target measured over a four-year performance cycle based on absolute total shareholder return of the company’s common stock (see page 50 for additional information on these PSUs) and (b) an equity award consisting of RSUs with a grant date value of $5,000,000, which was a buyout award to replace forfeited equity awards from his previous employer. Because the PSUs are subject to the performance condition described above, the actual payout may differ significantly from the target value attributed to them, including possibly no payout at all. See page 54 for information on the current performance of these PSUs.

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Compensation actually paid to PEO in 2023	Mr. Kumar	Mr. Humphries
Summary Compensation Table Total	$22,563,405	$4,216,416
Less, value of Stock Awards reported in Summary Compensation Table	($20,252,245)	—
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$15,841,805	—
Plus, fair value as of vesting date of equity awards granted and vested in the year	$4,910,605	—
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	—	—
Plus (less), year over year change in fair value of equity awards granted in prior years that vested in the year	—	$133,932
Less, prior year-end fair value for any equity awards forfeited in the year	—	($15,472,345)
Compensation actually paid to PEO	$23,063,570	($11,121,997)

Average Summary Compensation Table Total for Non-PEO NEOs. The dollar amounts shown represent the average of the amounts reported as “SEC Total” in the Summary Compensation Table for the company’s NEOs as a group (excluding Mr. Kumar and Mr. Humphries) in each applicable year. For 2023, our non-PEO NEOs are Mr. Dalal, Mr. Siegmund, Mr. Gummadi, Mr. Kim, Mr. Ayyar and Ms. Schmitt. For 2022, our non-PEO NEOs were Mr. Siegmund, Mr. Gummadi, Mr. Ayyar, Mr. Kim, Greg Hyttenrauch and Ursula Morgenstern. For 2021, our non-PEO NEOs were Mr. Siegmund, Mr. Hyttenrauch, Mr. Kim and Rajesh Nambiar. For 2020, our non-PEO NEOs were Mr. Siegmund, Karen McLoughlin, Ms. Schmitt, Malcolm Frank and Matthew Friedrich.

Average Compensation Actually Paid to Non-PEO NEOs. The dollar amounts shown represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Kumar and Mr. Humphries) for 2023, as computed in accordance with Item 402 (v) of Regulation S-K, and do not reflect the total compensation actually realized or received by such NEOs. In accordance with these rules, these amounts reflect “SEC Total” as set forth in the Summary Compensation Table for 2023, adjusted as shown below. Equity values are computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under GAAP. The methodology assumptions used to compute these values does not materially differ from those used at the time of grant.

Average compensation actually paid to Non-PEO NEOs	2023
Average Summary Compensation Table Total	$4,217,441
Less, average value of Stock Awards reported in Summary Compensation Table	($3,359,713)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	$2,335,383
Plus, average fair value as of vesting date of equity awards granted and vested in the year	$322,448
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	($121,768)
Plus (less), average year over year change in fair value of equity awards granted in prior years that vested in the year	$121,144
Less, average prior year-end fair value for any equity awards forfeited in the year	($392,575)
Average compensation actually paid to non-PEO NEOs	$3,122,360

Total Shareholder Return. Total Shareholder Return (TSR) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the company’s share price at the end of each fiscal year shown and the beginning of the measurement period, by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019.

Peer Group Total Shareholder Return. The peer group used for this column is the S&P 500 Information Technology Sector Index (S51NFT).

Cognizant Reported Revenue per US GAAP. We have presented revenue, calculated in accordance with U.S. GAAP, since revenue, as adjusted for currency fluctuations and acquisitions, is the most significant performance metric in the Company’s ACI and annual PSU awards. In the presentation, we have not adjusted the revenue amounts for acquisitions because there are differences in acquisitions required to be adjusted for ACI and each of the annual PSU awards due to the timing of the target-setting process for each of the awards. Additionally, we have not adjusted the presented revenue amounts for impacts of currency as currency adjustments are relative to the applicable base year of measurement.

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Relationship Between Compensation Actually Paid and Performance

The table below reflects the relationship between the PEO and the average Other NEO compensation actually paid and the performance measures shown in the Pay versus performance table annually from 2020 to 2023. For each column below, the amount shown represents the percentage increase or percentage decrease in such item annually from 2020 to 2023; amounts for the relevant years used in such calculations are shown in the Pay versus performance table on page 83.

Period	Compensation Actually Paid to Mr. Kumar	Compensation Actually Paid to Mr. Humphries	Average Compensation Actually Paid to Other NEOs	Company TSR	Peer Group TSR	Net Income	Revenue
2022 to 2023	—	(1,071.3%)	286.4%	34.4%	57.8%	(7.2%)	(0.4%)
2021 to 2022	—	(104.2%)	(88.0%)	(34.5%)	(28.2%)	7.2%	5.0%
2020 to 2021	—	2.2%	(25.1%)	9.6%	34.5%	53.5%	11.1%

The change in Compensation Actually Paid from 2021 to 2022 (a reduction of 104.2% for Mr. Humphries and an average reduction of 88.0% for the other NEOs) is largely due to the impact of the significant reduction in the company’s stock price from $88.72 as of December 31, 2021 to $57.19 as of December 31, 2022 on the value of each NEO’s unvested equity awards.  This reduction is reflected in the negative 34.5% company TSR over such period.  In contrast, from December 31, 2022 to December 31, 2023, the company’s stock price increased from $57.19 to $75.53, as reflected in the company TSR of 34.4%.  However, during such period the company’s revenue and net income suffered from macroeconomic challenges, resulting in relatively low ACI payouts.  This reduced payout was offset by increases in the value of each NEO’s equity holdings, resulting in an average 286.4% increase in compensation actually paid to the non-PEO NEOs.  In addition, the 1,071.3% decrease in Mr. Humphries’ compensation actually paid from 2022 to 2023 includes the impact of the forfeiture of approximately $15.5 million of equity grants in connection with the termination of his employment.

As described in more detail in the section “Compensation – Compensation discussion and analysis,” the company’s executive compensation program reflects a variable pay-for-performance philosophy. While the company utilizes several performance measures to align executive compensation with company performance, all of those company measures are not presented in the Pay versus performance table. Moreover, the company generally seeks to incentivize long-term performance, and therefore does not specifically align the company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the company is providing the foregoing descriptions of the relationships between information presented in the Pay versus performance table.

Financial Performance Measures

As required, we disclose below the most important measures used by the company to link compensation actually paid to our NEOs for 2023 to company performance. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation -- Compensation discussion and analysis”. These measures are unranked.

•	Revenue, which is utilized in our ACI and PSUs as Revenue adjusted for Currency Fluctuations and Acquisitions (as described on pages 49 to 53)
•	Adjusted Operating Margin (as described on pages 49 and 52
•	Adjusted Diluted Earnings per Share (as described on pages 50, 52 and 53)
•	Relative Total Shareholder Return (as described on pages 50, 51 and 53)

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Adoption of the company’s Amended and Restated Certificate of Incorporation

Proposal 3:  Adoption of the company’s Amended and Restated Certificate of Incorporation

The Board unanimously recommends a vote FOR the adoption of the company’s Amended and Restated Certificate of Incorporation.

What are you voting on?

After careful consideration, our Board is asking shareholders to adopt the proposed amendment and restatement of our Restated Certificate of Incorporation (the “Certificate”), in the form attached as Appendix A to this proxy statement (the “Proposed Restated Certificate”). The Proposed Restated Certificate would amend the Certificate to:

•	limit the liability of certain officers of the company as permitted by Delaware law, as described below (the “Exculpation Amendment”);
•	remove or revise obsolete provisions relating to the classification of our Board that are inapplicable because the declassification of our Board was completed in 2016, and include other technical and administrative updates; and
•	restate the Certificate to reflect the foregoing amendments.

Appendix A shows the proposed changes to the Certificate, with deletions indicated by strikeouts and additions indicated by underlining.

The Board approved the Proposed Restated Certificate, and recommended its adoption by the company’s shareholders, on February 28, 2024. If adopted by the company’s shareholders, the Proposed Restated Certificate would become effective upon the filing of that document with the Secretary of State of the State of Delaware. We intend to make the filing promptly after the Annual Meeting.

Purpose and effect of the Exculpation Amendment

Pursuant to and consistent with Section 102(b)(7) of the Delaware General Corporation Law (“GCL”), Article X of the Certificate already eliminates the monetary liability of directors for breaches of the duty of care, to the extent permitted by the GCL. Effective August 1, 2022, Section 102(b)(7) of the GCL was amended to permit Delaware corporations to include in their certificates of incorporation limitations of monetary liability for certain officers. The officers who would be exculpated are: (i) the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) individuals who are or were identified in the company’s public filings as its most highly compensated officers; and (iii) individuals who, by written agreement with the company, consented to be identified as officers for purposes of accepting service of process (together, “covered officers”).

Consistent with Section 102(b)(7) of the GCL, the Exculpation Amendment would permit limiting the liability of covered officers for breaches of the fiduciary duty of care for direct claims.

Like the provision limiting the liability of directors, the Exculpation Amendment does not permit the elimination of liability of covered officers for:

•	any breach of the duty of loyalty to the company or its shareholders;
•	any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or
•	any transaction from which the officer derived an improper personal benefit.

In addition, consistent with Section 102(b)(7) of the GCL, the Exculpation Amendment would not permit the limitation of liability of such officers of the company in any derivative action.

The Exculpation Amendment also simplifies the existing exculpation provision related to directors of the company set forth in Article X by referring to the GCL, instead of specifying each instance wherein exculpation for directors is currently not permissible under the GCL. However, these changes pursuant to the Exculpation Amendment do not have the effect of altering the scope of the current exculpation protections available to our directors.

The Board believes that it is important to extend exculpation protection to officers, to the fullest extent permitted by the GCL, in order to better position the company to attract and retain qualified and experienced officers. In the absence of such protection, such individuals might be deterred from serving as officers due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit. In addition, the Board believes extending exculpation protection to officers could prevent costly and protracted litigation that distracts our officers from important operational and strategic matters. Aligning the protections available to our officers with those available to our directors to the extent such protections are available under the GCL would empower officers to exercise their business judgment in furtherance of shareholder interests without the potential for distraction posed by the risk of personal liability.

Taking into account the narrow class and type of claims for which officers would be exculpated in accordance with the GCL, and the benefits the Board believes would accrue to the company and its shareholders—enhancing our ability to attract and retain talented officers and potentially reducing future litigation costs associated with frivolous lawsuits—the Board determined that the Exculpation Amendment is in the best interests of the company and its shareholders.

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Removal of obsolete provisions and other technical and administrative updates

The Certificate currently includes certain references to requirements in force prior to the completion of the declassification of our Board. Because the declassification of our Board was completed in 2016, these references no longer apply. If the Proposed Restated Certificate is adopted by our shareholders and becomes effective, the obsolete references to such requirements will be removed. The Proposed Restated Certificate would also make other administrative and conforming amendments to the Certificate, including the update of the company’s registered office and the company’s registered agent in Article II, the expanded use of capitalized defined terms and certain typographical corrections.

All of the foregoing amendments, including amendments to remove obsolete language and make other technical and administrative changes, are shown in the marked copy of the Proposed Restated Certificate attached as Appendix A to this proxy statement.

Legal effectiveness of the Proposed Restated Certificate

The Proposed Restated Certificate is set forth in Appendix A to this proxy statement. Approval of the Proposed Restated Certificate requires the affirmative vote of a majority of shares outstanding as of the record date and is not conditioned on the approval of any other proposal contained in this proxy statement. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

If our shareholders approve this proposal, we will file the Proposed Restated Certificate with the Secretary of State of the State of Delaware, upon which filing the company’s officers will receive the protections from liability afforded by the Exculpation Amendment, the obsolete provisions relating to the previous classification of our Board will be removed and the other technical and administrative updates discussed above will be incorporated. If our shareholders do not approve this proposal, we will not file the Proposed Restated Certificate with the Secretary of State of the State of Delaware, our covered officers will not be entitled to exculpation under the GCL, the obsolete provisions relating to the previous classification of our Board will not be removed and the other technical and administrative updates discussed above will not be incorporated into the Certificate. The Board reserves the right to abandon the Proposed Restated Certificate at any time before it becomes effective, even if it is approved by the shareholders.

For the reasons discussed above, the Board believes that approving the Proposed Restated Certificate is in the best interests of the company and its shareholders at this time.

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Audit matters

Proposal 4:  Ratification of appointment of independent registered public accounting firm

The Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.

What are you voting on?

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit our Consolidated Financial Statements and our internal control over financial reporting for 2024. We are asking our shareholders to ratify this appointment of PwC. Although ratification is not required by our by-laws or otherwise, the Board values the opinions of our shareholders and believes that shareholder ratification of the Audit Committee’s selection is a good corporate governance practice. If the selection is not ratified, the Audit Committee will take this fact into consideration in determining whether it is appropriate to select another independent auditor for 2024 or future years. Even if the selection is ratified, the Audit Committee may select a different independent auditor at any time during the year if it determines that this would be in the best interests of the company and its shareholders.

Independent auditor

Review and engagement

The Audit Committee is directly responsible for the appointment, compensation (including negotiation and approval of the audit fees), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee and its Chair are directly involved in the selection of the lead audit partner at the start of each rotation.

To ensure continuing audit independence:

•	the audit committee periodically considers whether there should be a change of the accounting firm that is retained, and considers the advisability and potential impact of selecting a different accounting firm;
•	the accounting firm, any covered person in the firm and any of their immediate family members are not permitted to have any direct or material indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and permissible non-audit related services; and
•	In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide services to our company. For lead audit partners and quality review partners, the maximum number of consecutive years of service in that capacity is five years.

The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as the company’s independent registered public accounting firm is in the best interests of the company and its shareholders.

Annual meeting attendance

We expect PwC representatives to attend the annual meeting. They will have an opportunity to make a statement if they wish and are expected to be available to respond to appropriate questions from shareholders.

Pre-approval policy and procedures

The Audit Committee has adopted a policy that generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided. The Audit Committee has also delegated to its Chair the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any such approval of services pursuant to this delegated authority is reported on at the next Audit Committee meeting. During 2022 and 2023, the Audit Committee approved all services provided to us by PwC that are subject to the pre-approval procedures in accordance with our pre-approval policy.

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Auditor fees

The following table summarizes the fees of PwC, our independent registered public accounting firm, for each of the last two fiscal years.

Fee Category	2022	2023
Audit Fees	$6,127,100	$6,622,600
Audit-Related Fees	6,053,500	3,689,800
Tax Fees	1,153,400	921,800
All Other Fees	321,600	41,800
Total	$13,655,600	$11,276,000

Audit Fees. Audit fees consist of fees for the audit of our Consolidated Financial Statements (including internal controls over financial reporting), the review of our interim quarterly financial statements, and other professional services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and are not reported under “Audit Fees”, including independent assessments for service organization control reports and acquisition financial due diligence services.

Tax Fees. Tax fees comprise fees for a variety of permissible services relating to tax compliance, tax planning and tax advice. These services include assistance in complying with local transfer pricing requirements, assistance with local tax audits and assessments, withholding tax and indirect tax matters, preparation and filing of local tax returns, and technical advice relating to local and international tax matters.

All Other Fees. All other fees consist of fees not reported under the categories above and primarily include assessment of non-financial metrics and documentation, accounting research software and ESG reporting.

Audit Committee report

The Audit Committee has furnished the report set forth below.

To the Board of Directors of Cognizant Technology Solutions Corporation:

The Audit Committee of the Board acts under a written charter, which is available in the “Corporate Governance” section of the “About Cognizant” page of the company’s website located at www.cognizant.com. The members of the Audit Committee are independent directors, as defined in its charter and the rules of The Nasdaq Stock Market LLC. The Audit Committee held 11 meetings during 2023. Management is responsible for establishing and maintaining adequate internal control over financial reporting. The company’s independent registered public accounting firm (“auditor”) is responsible for performing an independent integrated audit of the company’s annual financial statements and management’s assessment of the effectiveness of the company’s internal control over financial reporting. The Audit Committee is responsible for providing independent, objective oversight of these processes.

The Audit Committee has reviewed the company’s audited financial statements for the fiscal year ended December 31, 2023 and has discussed these financial statements with management and the company’s auditor. The Audit Committee has also received from, and discussed with, the company’s auditor various communications that such auditor is required to provide to the Audit Committee, including the matters required to be discussed by, as may be modified or supplemented by, the PCAOB and the SEC. The company’s auditor also provided the Audit Committee with written disclosures and the letter from the auditor required by the applicable requirements of the PCAOB regarding the auditor’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the auditor its independence from the company. The Audit Committee also considered whether the auditor’s provision of certain other non-audit related services to the company is compatible with maintaining such firm’s independence.

Based on its discussions with management and the auditor, and its review of the representations and information provided by management and the auditor, the Audit Committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

By the Audit Committee of the Board of Directors of Cognizant Technology Solutions Corporation

ERIC BRANDERIZ	ARCHANA DESKUS	JOHN DINEEN	LEO S. MACKAY, JR.	STEPHEN J. ROHLEDER	JOSEPH M. VELLI	SANDRA S. WIJNBERG

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Shareholder proposal

Proposal 5:  Fair treatment of shareholder nominees

Proposal 5: The Board unanimously recommends a vote AGAINST this proposal for the reasons discussed in the Board’s statement of opposition below.

What are you voting on?

The shareholder proposal will be voted on at the annual meeting only if properly presented by or on behalf of the shareholder proponent.

Shareholder proposal for the 2024 annual meeting

The company has been advised that James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758, beneficial owner of 100 shares or more of the company’s common stock, intends to submit the proposal set forth below at the annual meeting.

Proposal 5 – Fair Treatment of Shareholder Nominees

Resolved

Shareholders request the Board of Directors adopt and disclose a policy stating how it will exercise its discretion to treat shareholders’ nominees for board membership equitably and avoid encumbering such nominations with unnecessary administrative or evidentiary requirements.

Supporting Statement

In the view of the proponent, the Board should consider exercising its discretion under the proposed policy toward ensuring that paperwork requirements governing the nomination and election of directors should generally treat shareholder and Board nominees equitably; requirements regarding endorsements and solicitations should not unnecessarily encumber the nomination process.

Consideration should also be given under the policy to repealing any advance notice bylaw provisions imposing additional requirements inconsistent with this proposal, unless legally required, such as those requiring:

•	Nominating shareholders be shareholders of record, rather than beneficial owners;
•	Nominees submit questionnaires regarding background and qualifications (other than as required in the Company’s certificate of incorporation or bylaws);
•	Nominees submit to interviews with the Board or any committee thereof;
•	Shareholders or nominees provide information that is already required to be publicly disclosed under applicable law or regulation; and
•	Excessive or inappropriate levels of disclosure regarding nominees’ eligibility to serve on the Board, the nominees’ background, or experience.

The legitimacy of Board power to oversee the executives of Cognizant Technology Solutions (Company) rests on the power of shareholders to elect directors:(1) [T]he unadorned right to cast a ballot in a contest for [corporate] office . . . is meaningless without the right to participate in selecting the contestants... To allow for voting while maintaining a closed candidate selection process thus renders the former an empty exercise.”(2)

Burdening shareholder nominees can entrench incumbent directors and management. Laws and regulations overseen and enforced by the U.S. Securities and Exchange Commission, a neutral third party, ensure shareholders have pertinent information on nominating shareholders and nominees before executing proxies,(3)

Advance notice bylaws can create hurdles for shareholders exercising their rights and can be used to conduct “fishing expeditions” to which board nominees are not subject.

1	https://ssrn.com/abstract=4565395
2	https://casetext.com/case/durkin-v-national-bank-of-olyphant
3	https://www.ecfr.gov/current/title-17/chapter-11/part-240/subpart-A/subject-group-ECFR8c9733e13b955d6/section-240.14a-101

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These practices delegitimize corporate activity because directors work on behalf of shareholders, who should be able to replace their own fiduciaries. Company interference in this process is especially dangerous because financial theory recommends that most shareholders diversify their portfolios.

Such diversified investors have an interest in ensuring our Company does not profit from practices that threaten social and environmental systems upon which diversified portfolios depend.(4) Company directors influenced by executives, in contrast, may prioritize Company profitability over systems that are of critical importance to shareholders.(5)

Accordingly, giving Company directors a gatekeeper role through a burdensome unequal nomination process threatens the interests of shareholders to nominate candidates free of management influence.

Fair Treatment of Shareholder Nominees - Vote FOR Proposal 5

The Board’s statement of opposition

•	Our Board values shareholder input, and Cognizant has a strong track record of being proactive and engaged with our shareholders
•	Our existing corporate governance policies and practices are already designed to promote the equitable treatment of shareholders’ director nominees
•	Our procedures for director nominations by shareholders are consistent with industry standards and are designed to clearly and transparently elicit limited information that benefits all shareholders
•	Director nominees selected by Cognizant undergo a rigorous vetting process, while shareholder nominees need only comply with the requirements set forth in our by-laws
•	The effect of the proposal is vague, and the proposal mischaracterizes Cognizant’s existing corporate governance practices

All shareholders are entitled to make informed decisions in director elections. Consistent with this principle, our advance notice and “proxy access” by-laws, which govern the information shareholders and/or their nominees are required to submit in connection with a director nomination, are designed to provide Cognizant and all of our shareholders with timely and relevant data regarding potential directors. Our Board believes that these requirements, which are designed to facilitate our compliance with the SEC’s disclosure rules and to prevent outside nominees from concealing key aspects of their agendas or interests from their fellow shareholders, are appropriately tailored and reasonable given the vital role that each director plays as a steward of your investment in Cognizant.

Our Board values shareholder input, and Cognizant has a strong track record of being proactive and engaged with our shareholders. We participate in an ongoing dialogue with our shareholders throughout the year on a wide range of governance matters, including Board effectiveness and composition and best practices with respect to director skills and tenure. Reflecting the Board’s attention to these concerns, average tenure on our Board is only five years and the Board added four new directors in 2023 (although Ms. Domenici subsequently resigned from the Board in early 2024 in order to pursue an outside opportunity, at which time the size of the Board was decreased to 12). In addition, our declassified board structure and majority vote standard for uncontested director elections, and the absence of supermajority voting provisions in our Certificate of Incorporation and by-laws, serve as additional mechanisms to promote continued Board accountability. We believe that our shareholders recognized our efforts in this area when a similar proposal, from the same proponent, was rejected by approximately 80% of shareholders who voted at our 2023 annual meeting.

Our existing corporate governance policies, by-laws and Delaware law already require and promote the equitable treatment of shareholder nominees. Our Corporate Governance Guidelines, as currently in effect, clearly state that the Governance and Sustainability Committee uses the same criteria for evaluating director candidates regardless of the source of referral. Similarly, our by-laws establish an equitable and transparent process for shareholder director nominees, generally consisting of requirements that have been repeatedly upheld by Delaware courts as valid and not inequitable. Further, Delaware law imposes upon our Board fiduciary duties to our shareholders to act on an informed basis in shareholders’ best interest, including in the context of assessing and recommending to shareholders whether to support or oppose any director candidate nominated by a shareholder.

Our current director recruitment procedures are more rigorous than the process for shareholder nominations of director candidates. When the Board identifies emerging needs or seeks to fill an open seat, it conducts a broad and rigorous review of potential candidates. These reviews often last several months, or longer, and generally include the completion of detailed questionnaires, meetings with select members of the Board and professionally conducted background checks. In addition, our Corporate Governance Guidelines require the Governance and Sustainability Committee to annually review each incumbent director’s continuation on the Board, considering a variety of factors such as the mix of capabilities on the Board, the need to ensure appropriate refreshment and change on the Board and the diversity of the Board in terms of backgrounds, expertise, capabilities and leadership, among others. In contrast, shareholder nominees will be included on the ballot for an annual general meeting so long as the nomination complies with our by-laws’ informational and procedural requirements, and the Board generally cannot require the submission of additional information other than, as stated in the by-laws, when reasonably necessary for the limited purpose of determining the nominee’s eligibility for service as a director (in accordance with applicable law and our publicly available criteria for nomination as a director). Such informational requirements are standard market practice and are designed to provide greater transparency for both the Board and our shareholders when considering director nominees, and Delaware case law prohibits applying them inequitably or in any manner that unduly restricts shareholders’ rights. While we would welcome it if a shareholder-nominated candidate would be willing to go through the same extensive vetting process that the Board applies to its own director candidates, we do not believe that adding these requirements to our by-laws would be practical.

The proposal is vague, contradictory and misleading, and there can be no assurance as to its ultimate effect. The proposal requests a policy standard that relies on vague and subjective terms such as “unnecessary,” “excessive” and “inappropriate.” For example, the proposal cites a

[4]	https://theshareholdercommons.com/wp-content/uploads/2022/09/Climate-Change-Case-Study-F1NAL.pdf
[5]	https://ssrn.com/abstract=4056602

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requirement to disclose information that is required to be disclosed under applicable law as an example of a “possible inequitable or burdensome requirement,” without explaining how it is inequitable or burdensome to require advance disclosure of information that a shareholder will be required to disclose by law. Nor does the proposal give any guidance as to how, or by whom, an informational or procedural requirement would be judged under the policy requested under the proposal. Thus, while the Board believes that our by-laws already establish an equitable and appropriate process for shareholder nominations, the policy requested by the proposal is vague and subjective. Further, the proposal is purportedly concerned with reducing barriers to entry for shareholder nominees, but either ignores or is unaware of the Board’s high standards and intensive due diligence with respect to Board-selected nominees. Finally, we believe the proposal is misleading in several respects, including its implication that beneficial owners of our common stock may not nominate director candidates, which is inconsistent with the procedures for such nominations set forth in our by-laws. Similarly, the proposal notes several inapplicable examples of what may be considered “inequitable practices,” but as discussed above, Cognizant’s by-laws do not include such practices with respect to shareholder nominations and leave the Board no discretion to unilaterally impose such requirements on shareholder nominees.

For all of these reasons, the Board urges you to vote “No” on this proposal.

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Shareholder proposals and nominees for the 2025 annual meeting

	Rule 14a-8 Shareholder Proposals	Director Nominees Via Proxy Access	Other Proposals or Director Nominees
Description	SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act (“Rule 14a-8”).	Our by-laws permit a group of shareholders who have owned a significant amount of the company’s common stock (at least 3%) for a significant amount of time (at least three years) to submit director nominees (up to 25% of the Board and in any event not less than two directors) for inclusion in our proxy statement if the shareholder(s) and the nominee(s) satisfy the requirements specified in our by-laws.	Our by-laws require that any shareholder proposal, including a director nomination, that is not submitted for inclusion in next year’s proxy statement (either under Rule 14a-8 or our proxy access by-laws), but is instead sought to be presented directly at such meeting, must be received by our Corporate Secretary in writing not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting. In addition, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must comply with the requirements of SEC Rule 14a-19.
When	Any shareholder proposals submitted in accordance with Rule 14a-8 must be received at our principal executive offices no later than the close of business on , 2024.	Notice of director nominees under these by-law provisions must be received no earlier than , 2024 and no later than the close of business on , 2024. In the event that the date of the 2024 annual meeting is more than 30 days before or more than 70 days after June 4, 2025, then our Corporate Secretary must receive such written notice not earlier than the close of business on the 150th day prior to the 2025 annual meeting and not later than the close of business on the later of the 120th day prior to the 2025 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the company.	Shareholder proposals or director nominations submitted under these by-law provisions must be received no earlier than the close of business on February 4, 2025 and no later than the close of business on March 6, 2025. In the event that the date of the 2025 annual meeting is more than 30 days before or more than 70 days after June 4, 2025, then our Corporate Secretary must receive any such proposal not earlier than the close of business on the 120th day prior to the 2025 annual meeting and not later than the close of business of the later of the 90th day prior to the 2025 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the company. The information required by SEC Rule 14a-19 must be provided no later than April 5, 2025. In the event that the date of the 2025 annual meeting is more than 30 calendar days from the previous year, then the Rule 14a-19 notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the date on which public announcement of the date of such meeting is first made by the company.
What	Proposals must conform to and include the information required by Rule 14a-8.	Notice or proposal must include the information required by our by-laws, a copy of which is available on our website or upon request to our Corporate Secretary. See “Helpful resources” on page 103.

Notice must include the information required by our by-laws, a copy of which is available on our website or upon request to our Corporate Secretary. See “Helpful resources” on page 103.

In addition, notice under Rule 14a-19 must include the information required by Rule 14a-19.

Where	Proposal or notice should be sent to our Corporate Secretary. See “Helpful resources” on page 103.
Please Note

SEC rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with the above deadlines and, in certain other cases, notwithstanding the shareholder’s compliance with these deadlines. The company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the requirements set forth above or other applicable requirements.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2025 annual meeting. Shareholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

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Additional information

Proxy statement and proxy solicitation

About this proxy statement and the annual meeting

This proxy statement is furnished in connection with the solicitation by the Board of proxies to be voted at our annual meeting to be held on Tuesday, June 4, 2024, at 9:30 am Eastern Time, via live webcast, and at any continuation, postponement or adjournment thereof. Holders of record of shares of our Class A common stock (“common stock”) as of April 8, 2024, the record date, will be entitled to notice of and to vote at the annual meeting and any continuation, postponement or adjournment thereof. As of the record date, there were 497,198,884 shares of common stock issued and outstanding and entitled to vote at the annual meeting. Each share of common stock is entitled to one vote on any matter presented to shareholders at the meeting.

At the annual meeting, our shareholders will be asked to vote on the management proposals and shareholder proposals set forth on pages 7 to 10. The Board recommends that you vote your shares as indicated on pages 7 to 10. If you return a properly completed proxy card, or vote your shares by telephone or over the Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted in accordance with the Board’s recommendations set forth on pages 7 to 10. We know of no other business that will be presented at the annual meeting. If any other matter properly comes before the shareholders for a vote at the annual meeting, however, the proxy holders named on the company’s proxy card will vote your shares in accordance with their best judgment.

Notice of internet availability of proxy materials

As permitted by SEC rules, Cognizant is making this proxy statement and its 2023 Annual Report available to certain of its shareholders electronically via the Internet. On or about April , 2024, we mailed to these shareholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2023 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement and 2023 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Printed copies of our proxy materials and householding

Some of our shareholders received printed copies of our proxy statement, 2023 Annual Report and proxy card. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. (“Broadridge”) at 866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

Solicitation of proxies

The accompanying proxy is solicited by and on behalf of the Board, whose meeting notice is included with this proxy statement, and the entire cost of such solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail, text and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We have engaged Morrow Sodali Corporate LLC to assist us with the solicitation of proxies. We expect to pay Morrow Sodali LLC a fee of $18,000 plus reimbursement for out-of-pocket expenses for its services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Communications to the Board from shareholders

Under procedures approved by a majority of our independent directors, our Chair, Chief Legal Officer and Corporate Secretary are primarily responsible for monitoring communications from shareholders and, if they relate to important substantive matters and include suggestions or comments that our Chair, Chief Legal Officer and Corporate Secretary consider to be important for the directors to know, providing copies or summaries to the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

The Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. Shareholders who wish to send communications on any topic to the Board should address such communications to the Board or our Chief Legal Officer and Corporate Secretary. See “Helpful resources” on page 103.

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Annual meeting Q&A

Questions and answers about the 2023 annual meeting

Who is entitled to vote at the annual meeting?

The record date for the annual meeting is April 8, 2024. You are entitled to vote at the annual meeting only if you were a shareholder of record at the close of business on that date, or if you hold a valid proxy for the annual meeting. The only class of stock entitled to be voted at the annual meeting is our common stock. Each outstanding share of common stock is entitled to one vote for all matters before the annual meeting. At the close of business on the record date, there were 497,198,884 shares of common stock issued and outstanding and entitled to vote at the annual meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name”. If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if such bank or brokerage firm received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in street name, and you wish to vote your shares at the annual meeting, you may join the annual meeting live webcast following the instructions provided under “How do I join the annual meeting live webcast?” below.

How many shares must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted. The presence at the annual meeting, via live webcast or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum.

Who can attend the annual meeting live webcast?

You may attend the annual meeting only if you are a Cognizant shareholder who is entitled to vote at the annual meeting, or if you hold a valid proxy for the annual meeting.

How do I join the annual meeting live webcast?

The annual meeting will be a virtual meeting of shareholders conducted via a live webcast that provides shareholders the same rights and opportunities to participate as they would have at an in-person meeting. We believe that a virtual meeting will provide expanded shareholder access and participation and improved communications. You will be able to vote your shares electronically at the virtual meeting.

To attend and submit your questions during the virtual meeting, please visit www.virtualshareholdermeeting.com/CTSH2024. To participate and vote during the annual meeting, you will need the 16-digit control number included on your Internet Notice or on your proxy card. Beneficial shareholders who do not have a control number may gain access to and vote at the meeting by logging in to their broker, brokerage firm, bank or other nominee’s website and selecting the shareholder communications mailbox to access the meeting; instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee. If you lose your 16-digit control number, you may join the annual meeting as a “Guest”, but you will not be able to vote, ask questions or access the list of shareholders as of the record date.

If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual shareholder meeting log-in page.

What if a quorum is not present at the annual meeting?

If a quorum is not present at the scheduled time of the annual meeting, the Chair of the meeting is authorized by our by-laws to adjourn the meeting without the vote of shareholders.

Will there be a question and answer session during the annual meeting?

As part of the annual meeting, we will hold a live question and answer session, during which we intend to answer appropriate questions submitted during the meeting that are pertinent to the company and the meeting matters. If there are matters of individual concern to a shareholder and not of general concern to all shareholders, or if a question posed was not otherwise answered, we provide an opportunity for shareholders to contact us separately after the meeting through our investor relations website (see page 103). Only shareholders that have accessed the annual meeting as a shareholder (rather than a “Guest”) by following the procedures outlined in “How do I join the annual meeting live webcast?” on page 95 will be permitted to submit questions during the annual meeting. Each shareholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

•	not pertinent to the business of the company or to the business of the annual meeting;
•	related to material non-public information of the company, including the status or results of our business since our last Quarterly Report on Form 10-Q;

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•	related to any pending, threatened or ongoing litigation;
•	related to personal grievances;
•	derogatory references to individuals or that are otherwise in bad taste;
•	substantially repetitious of questions already made by another shareholder;
•	in excess of the two question limit;
•	in furtherance of the shareholder’s personal or business interests; or
•	out of order or not otherwise suitable for the conduct of the annual meeting as determined by the Chair of the meeting or Corporate Secretary in their reasonable judgment.

Additional information regarding the question and answer session will be available in the “Rules of Conduct” available on the annual meeting webpage for shareholders that have accessed the annual meeting as a shareholder (rather than a “Guest”) by following the procedures outlined above in “How do I join the annual meeting live webcast?” on page 95.

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

How do I vote by proxy?

We recommend that shareholders vote by proxy even if they plan to attend and vote during the annual meeting. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. If you are a shareholder of record, there are three ways to vote by proxy:

•	Use the Internet. You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
•	Call. You can vote by telephone by calling +1-800-690-6903 and following the instructions on the proxy card; or
•	Mail Your Proxy Card. You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 3, 2024. The above phone number will work internationally but is only toll-free for callers within the U.S. and Canada.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers.

Can I revoke my proxy or change my vote after I submit my proxy?

Yes. If you are a registered shareholder, you may revoke your proxy and change your vote by:

•	submitting a duly executed proxy bearing a later date;
•	granting a subsequent proxy through the Internet or telephone;
•	giving written notice of revocation to the Corporate Secretary of Cognizant prior to the annual meeting; or
•	attending and voting during the annual meeting live webcast.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the annual meeting itself will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary before your proxy is voted or you vote at the annual meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

Where do I direct requests for materials mentioned in this proxy statement and how do I contact Cognizant’s Corporate Secretary?

Please direct requests for materials mentioned in this proxy statement or other inquiries to our Secretary. See “Helpful resources” on page 103 for how to contact our Corporate Secretary.

Whom should I contact if I have questions or need assistance voting?

Please contact Morrow Sodali LLC, our proxy solicitor assisting us in connection with the annual meeting. Shareholders in the United States may call toll free at +1-800-607-0088. Banks and brokers and shareholders located outside of the United States may call collect at +1-203-658-9400.

Who will count the votes?

Representatives of Broadridge will tabulate the votes cast at our annual meeting, and American Election Services, LLC will act as the independent inspector of election.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations for each proposal are set forth on pages 7 to 10, as well as with the

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description of each proposal in this proxy statement. The persons named as proxies are further authorized to vote in their discretion (1) for the election of any person to the Board if any nominee named in this proxy statement becomes unable to serve or for good cause will not serve, (2) on any matter that the Board did not know would be presented at the annual meeting by a reasonable time before the proxy solicitation was made, and (3) on such other business (other than the proposals contained in this proxy statement) as may properly come before the meeting or any continuation, postponement or adjournment thereof.

What is an abstention and how will abstentions be treated?

An “abstention” represents a shareholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Abstentions will have no effect on any of the proposals before the annual meeting, other than Proposal 4, Adoption of the company’s Amended and Restated Certificate of Incorporation, where abstentions will have the same effect as a vote against the proposal.

Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy or attend the annual meeting.

Your shares may be voted under certain circumstances if they are held by a bank or brokerage firm in “street name.” Brokers may have the authority to vote shares not voted by customers on certain “routine” matters. Under the New York Stock Exchange (“NYSE”) rules, your bank or brokerage firm is prohibited from voting your shares on non-routine items (referred to as a “broker non-vote”) if you have not given your bank or brokerage firm voting instructions on that matter.  Note that whether a proposal is considered routine or non-routine is subject to NYSE rules and final determination by the stock exchange. Even with respect to routine matters, some banks and brokerage firms are choosing not to exercise discretionary voting authority.  As a result, we urge you to direct your bank or brokerage firm how to vote your shares on all proposals to ensure that your vote is counted.

In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the annual meeting and entitled to vote, those shares will still be counted for purposes of determining of a quorum. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal, but are considered “outstanding” for purposes of Proposal 3 herein.

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	The Board’s recommendation	Votes required	Effect of abstentions and broker non-votes
Proposal 1: Election of 12 directors	FOR each director nominee	Votes cast “for” exceed votes cast “against”.	No effect.
Proposal 2: Advisory (non-binding) vote on executive compensation (Say-on-Pay)	FOR	Majority of votes cast.	No effect.
Proposal 3: Adoption of the company’s Amended and Restated Certificate of Incorporation	FOR	Majority of shares outstanding as of the record date and entitled to vote thereon.	Equivalent to a vote against.
Proposal 4: Ratification of appointment of independent registered public accounting firm	FOR	Majority of votes cast.	Abstentions will have no effect; no broker non-votes expected.
Proposal 5: Shareholder proposal, if properly presented at the meeting	AGAINST	Majority of votes cast.	No effect.

Where can I find the voting results of the annual meeting of shareholders?

We plan to announce preliminary voting results at the annual meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the annual meeting.

Cognizant’s Annual Report on Form 10-K

A copy of Cognizant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any shareholder of record on April 8, 2024, without charge, upon written request addressed to our Corporate Secretary. See “Helpful resources” on page 103. A reasonable fee will be charged for copies of exhibits. You may also access this proxy statement and our 2023 Annual Report at www.proxyvote.com and at www.cognizant.com.

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Forward-looking statements and non-GAAP financial measures

Forward-looking statements

This proxy statement and the letter to shareholders included with this proxy statement include statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our expectations regarding our company vision and strategy (including efforts to accelerate growth and sustain commercial momentum, become an employer of choice and simplify our operations to improve efficiencies), our Sustainability and diversity and inclusion commitments, the growth of our business, including our deployment of AI-based technologies in client offerings and our own internal operations and the development of our large deals capabilities, and our anticipated financial performance. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include economic and geopolitical conditions globally, the competitive and rapidly changing nature of the markets we compete in, the competitive marketplace for talent and its impact on employee recruitment and retention, legal, reputational and financial risks resulting from cyberattacks, the impact of future pandemics, epidemics or other outbreaks of disease, changes in the regulatory environment, including with respect to immigration and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

Non-GAAP financial measures

Portions of our disclosure include non-GAAP financial measures. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures set forth below, should be carefully evaluated.

Our non-GAAP financial measures Adjusted Operating Margin and Adjusted Income From Operations exclude unusual items, such as the Class Action Settlement Loss in 2021 and NextGen charges in 2023. Our non-GAAP financial measure Adjusted Diluted EPS excludes unusual items, such as the Class Actions Settlement Loss in 2021, the effect of recognition in the third quarter of 2022 of an income tax benefit related to a specific uncertain tax position that was previously unrecognized in our prior-year consolidated financial statements and NextGen charges in 2023, and net non-operating foreign currency exchange gains or losses and the tax impact of all the applicable adjustments. The income tax impact of each item excluded from Adjusted Diluted EPS is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period’s reported revenues. Free cash flow is defined as cash flows from operating activities net of purchases of property and equipment.

We believe providing investors with an operating view consistent with how we manage the company provides enhanced transparency into our operating results. For our internal management reporting and budgeting purposes, we use various GAAP and non-GAAP financial measures for financial and operational decision-making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Therefore, it is our belief that the use of non-GAAP financial measures excluding certain costs provides a meaningful supplemental measure for investors to evaluate our financial performance. We believe that the presentation of our non-GAAP financial measures along with reconciliations to the most comparable GAAP measure, as applicable, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP financial measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and may exclude costs that are recurring such as our net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from our non-GAAP financial measures to allow investors to evaluate such non-GAAP financial measures.

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Reconciliation to GAAP financial measures

The following table presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the years indicated.

(Dollars in millions, except per share data)	2021	% of Revenues	2022	% of Revenues	2023	% of Revenues
GAAP income from operations and operating margin	$2,826	15.3%	$2,968	15.3%	$2,689	13.9%
NextGen charges[1]	—	—	—	—	229	1.2
Class Action Settlement Loss[2]	20	0.1	—	—	—	—
Adjusted income from operations and adjusted operating margin	$2,846	15.4%	$2,968	15.3%	$2,918	15.1%

GAAP diluted EPS	$4.05		$4.41		$4.21
Effect of the above adjustments, pre-tax	0.04		—		0.45
Effect of non-operating foreign currency exchange losses (gains), pre-tax[3]	0.03		(0.01)		—
Tax effect of above adjustments[4]	—		0.07		(0.11)
Effect of recognition of income tax benefit related to an uncertain tax position[5]	—		(0.07)		—
Adjusted diluted EPS	$4.12		$4.40		$4.55

Net cash provided by operating activities	$2,495		$2,568		$2,330
Purchases of property and equipment	(279)		(332)		(317)
Free cash flow	$2,216		$2,236		$2,013

1 During 2023, as part of the NextGen program, we incurred employee separation, facility exit and other costs. See Note 4 to our consolidated financial statements in our 2023 Annual Report.

2 During 2021, we recorded a Class Action Settlement Loss in “Selling, general and administrative expenses” in our consolidated financial statements. See Note 15 to our consolidated financial statements in our 2021 Annual Report.

3 Non-operating foreign currency exchange gains and losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, are reported in “Foreign currency exchange gains (losses), net” in our consolidated statements of operations in our 2023 Annual Report.

4 Presented below are the tax impacts of each of our non-GAAP adjustments to pre-tax income. The effective tax rate related to non-operating foreign currency exchange gains and losses varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions. As such, the income tax effect of non-operating foreign currency exchange gains and losses shown in the below table may not appear proportionate to the net pre-tax foreign currency exchange gains and losses reported in our consolidated statements of operations in our 2023 Annual Report.

(in millions)	For the years ended December 31,
	2021	2022	2023
Non-GAAP income tax benefit (expense) related to:
NextGen charges	$—	$—	$59
Class Action Settlement Loss	6	—	—
Foreign currency exchange gains and losses	(5)	(39)	(6)

5 During the three months ended September 30, 2022, we recognized an income tax benefit of $36 million related to a specific uncertain tax position that was previously unrecognized in our prior-year consolidated financial statements in our annual reports. The recognition of the benefit in the third quarter of 2022 was based on management’s reassessment regarding whether this unrecognized tax benefit met the more-likely-than-not threshold in light of the lapse in the statute of limitations as to a portion of such benefit.

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Appendix A

Amended and Restated Certificate of Incorporation of Cognizant Technology Solutions Corporation

Cognizant Technology Solutions Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is Cognizant Technology Solutions Corporation.
2.	The name under which the Corporation was originally incorporated is Anemone Investments, Inc.; and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is April 6, 1988.
3.	This Amended and Restated Certificate of Incorporation, which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.
4.	The text of the Original Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Cognizant Technology Solutions Corporation (hereinafter, the “Corporation”).

ARTICLE II

The registered office of the Corporation within the State of Delaware is located at ~~Corporation Trust Center, 1209 Orange Street~~251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is ~~The Corporation Trust Company~~Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “GCL”).

ARTICLE IV

A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,015,000,000 shares, consisting of (i) 1,000,000,000 shares of Class A Common Stock, $0.01 par value per share (“Common Stock”) and (ii) 15,000,000 shares of Preferred Stock, $0.10 par value per share (“Preferred Stock”).

B. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock of the Corporation, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.

C. The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

(1)	COMMON STOCK
(a)	General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.
(b)	Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designation of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation. There shall be no cumulative voting.
(c)	Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.
(d)	Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock. For the purposes of this paragraph (C)(1)(d), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

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The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.

(2)	PREFERRED STOCK.

Subject to the limitations and in the manner provided by law, shares of the Preferred Stock may be issued from time to time in series, and the Board of Directors of the Corporation or a duly- authorized committee of the Board of Directors of the Corporation, in accordance with the laws of the State of Delaware, is hereby authorized to determine or alter the relative rights, powers (including voting powers), preferences, privileges and restrictions granted to or imposed upon Preferred Stock or any wholly unissued series of shares of Preferred Stock, and to increase or decrease (but not below the number of shares of any series of Preferred Stock then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall upon the taking of any action required by applicable law resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this ~~Restated~~ Certificate of Incorporation or the ~~bylaws~~by-laws of the Corporation~~,~~ (the “By-Laws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot unless the ~~bylaws~~By-Laws so provide.

ARTICLE VI

The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the ~~bylaws of the Corporation~~By-Laws.

ARTICLE VII

The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the ~~ByLaws of the corporation~~By-Laws in any manner not inconsistent with the laws of the State of Delaware. The stockholders may make additional ~~ByLaws~~By-Laws and may amend, alter, change, add to or repeal any ~~ByLaws of the corporation~~By-Laws whether adopted by them or otherwise.

ARTICLE VIII
(1)	The Board of Directors shall consist of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. ~~The directors, other than directors elected separately as a class by the holders of any one or more series of Preferred Stock, shall be and are divided into classes, with the terms of the classes elected at the annual meetings of stockholders held in 2011, 2012 and 2013, respectively, expiring at the third annual meeting of stockholders held after the election of such class of directors; provided that such division shall terminate at the third annual meeting of stockholders held after the 2013 annual meeting of stockholders. Notwithstanding the preceding sentence, but subject~~Subject to the rights of the holders of any one or more series of Preferred Stock to elect directors separately as a class, each director elected by the stockholders ~~after the 2013 annual meeting of stockholders~~ shall serve for a term expiring at the first annual meeting of stockholders held after such director’s election, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
(2)	Any newly created directorship on the Board of Directors that results from an increase in the number of directors or any vacancy occurring in the Board of Directors shall be filled only by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director. Directors so chosen shall hold office for a term expiring at the ~~annual meeting of stockholders at which the term of the class to which they have been elected expires or, following the termination of the division of directors into three classes, directors so chosen shall hold office for a term expiring at the~~ next annual meeting of stockholders held after their election as directors.
(3)	Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specific circumstances, (i) all directors shall be removable either with or without cause and (ii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of at least a majority in voting power of all outstanding shares of the corporation entitled to vote generally in the election of directors, voting as a single class.
(4)	Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect any director at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this ~~Restated~~ Certificate of Incorporation (including any certificate of designations relating to any series of ~~preferred stock~~Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VIII unless expressly provided by such terms.

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ARTICLE IX

Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the ~~corporation~~Corporation may be called only by (i) the Chief Executive Officer of the Corporation, (ii) the Board of Directors pursuant to a resolution approved by the Board of Directors or (iii) by the Secretary in accordance with Section 2 of the ~~Corporation’s Amended and Restated~~ By-laws, and special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice sent by the Secretary relating to such meeting.

ARTICLE X

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director~~, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation and its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under Section 174 of the GCL; or (d) for any transaction from which the director derived an improper personal benefit~~ or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended.

If the GCL hereafter is amended to further eliminate or limit the liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended GCL. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

The Corporation reserves the right to amend or repeal any provision contained in this ~~Restated~~Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

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Helpful resources

Links

Board of Directors
Cognizant Board	https://www.cognizant.com/us/en/about-cognizant/corporate-governance/board-of-directors
Board Committee Charters
Audit Committee	https://www.cognizant.com/en_us/about/documents/audit-committee-charter.pdf
Compensation and Human Capital Committee	https://www.cognizant.com/en_us/about/documents/compensation-and-human-capital-committee-charter.pdf
Finance and Strategy Committee	https://www.cognizant.com/en_us/about/documents/finance-and-strategy-committee-charter.pdf
Governance and Sustainability Committee	https://www.cognizant.com/en_us/about/documents/governance-and-sustainability-committee-charter.pdf
Financial Reporting
2023 Annual Report	https://investors.cognizant.com/home/default.aspx#annual-report
Cognizant
Corporate Website	https://www.cognizant.com/
Leadership Team	https://www.cognizant.com/us/en/about-cognizant/corporate-governance/leadership-team
Investor Relations	https://investors.cognizant.com
Diversity & Inclusion	https://www.cognizant.com/about-cognizant/diversity-and-inclusion
Public Policy	https://www.cognizant.com/about-cognizant/public-policy
Sustainability	https://www.cognizant.com/us/en/about-cognizant/esg/environmental-stewardship
Governance Documents
By-laws	https://www.cognizant.com/en_us/about/documents/by-laws.pdf
Certificate of Incorporation	https://www.cognizant.com/en_us/about/documents/certificate-of-incorporation.pdf
Code of Ethics	https://www.cognizant.com/en_us/about/documents/code-of-ethics.pdf
Corporate Governance Guidelines	https://www.cognizant.com/en_us/about/documents/corporate-governance-guidelines.pdf

Weblinks are provided for convenience only and the content on the referenced websites does not constitute a part of, and is not incorporated by reference into, this proxy statement.

Contacts

Company Contacts

Board or Chief Legal Officer and Corporate Secretary

corporategovernance@cognizant.com

...or mail or fax to our principal executive offices,
attention to the applicable contact

Our Principal Executive Offices

Cognizant Technology Solutions
300 Frank W. Burr Blvd.
Suite 36, 6th Floor
Teaneck, New Jersey 07666
Fax: +1-201-801-0243

To Request Copies of the Internet Notice or Proxy Materials

Broadridge Financial Solutions, Inc.
(Tabulator)
Broadridge
Householding Department
51 Mercedes Way
Edgewood, New York 11717
Phone: +1-866-540-7095

For Questions or Assistance Voting

Morrow Sodali LLC
(Proxy Solicitor for the company)
Shareholders in the United States
call toll-free: +1-800-607-0088
Banks and brokers and shareholders outside of the  United States call collect: +1-203-658-9400

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COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
300 FRANK W. BURR BLVD.
SUITE 36, 6TH FLOOR
TEANECK, NJ 07666

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above with your smartphone or tablet

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 3, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CTSH2024

You may attend the meeting via the Internet and vote during the meeting when the polls are open. We recommend, however, that you vote before the meeting even if you plan to participate in the meeting, since you can change your vote during the meeting by voting when the polls are open. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 3, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V44485-P05302	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Company Proposals

The board of directors recommends you vote FOR each of the nominees:

1.	Election of 12 directors to serve until the 2025 annual meeting of shareholders.
			For	Against	Abstain
Nominees

	1a.	Zein Abdalla	☐	☐	☐

	1b.	Vinita Bali	☐	☐	☐

	1c.	Eric Branderiz	☐	☐	☐

	1d.	Archana Deskus	☐	☐	☐

	1e.	John M. Dineen	☐	☐	☐

	1f.	Ravi Kumar S	☐	☐	☐

	1g.	Leo S. Mackay, Jr.	☐	☐	☐

	1h.	Michael Patsalos-Fox	☐	☐	☐

	1i.	Stephen J. Rohleder	☐	☐	☐

	1j.	Abraham Schot	☐	☐	☐

	1k.	Joseph M. Velli	☐	☐	☐

	1l.	Sandra S. Wijnberg	☐	☐	☐

The board of directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
2.	Approve, on an advisory (non-binding) basis, the compensation of the company’s named executive officers (say-on-pay).	☐	☐	☐

3.	Adopt the company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers as permitted by Delaware law, remove obsolete provisions and make other technical and administrative updates.	☐	☐	☐

4.	Ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐

Shareholder Proposal

The board of directors recommends you vote AGAINST proposal 5.		For	Against	Abstain
5.	Shareholder proposal regarding fair treatment of shareholder nominees, requesting that the board of directors adopt and disclose a policy relating to treating shareholders’ board nominees equitably and without certain unnecessary requirements.	☐	☐	☐

Note: To transact such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V44486-P05302

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CLASS A COMMON STOCK
JUNE 4, 2024

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

The undersigned shareholder(s) of Cognizant Technology Solutions Corporation hereby appoint(s) Jatin Dalal, Chief Financial Officer of the company, John Kim, Executive Vice President, Chief Legal Officer, Chief Administrative Officer and Corporate Secretary of the company, Robert Telesmanic, Senior Vice President, Controller and Chief Accounting Officer of the company, and Carrie Ryan, Assistant Secretary of the company, as proxies, with full power of substitution, to vote all shares of the company’s Class A Common Stock which the undersigned shareholder(s) is/are entitled to vote at the company’s 2024 annual meeting of shareholders or any postponement, continuation or adjournment thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If this proxy is executed but no direction is made, this proxy will be voted FOR each of the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5. The proxies are further authorized to vote in their discretion (1) for the election of any person to the board of directors if any nominee named herein becomes unable to serve or for good cause will not serve, (2) on any matter that the board of directors did not know would be presented at the annual meeting by a reasonable time before the proxy solicitation was made, and (3) on such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Continued and to be signed on reverse side